Exhibit 2.1

AGREEMENT

for the sale and purchase of

ELECTRIC BLUE LIMITED

THE SELLERS (as defined in this Agreement)	(1)

BLINK HOLDINGS B.V.	(2)

BLINK CHARGING CO.	(3)

Ref: Ellie.shanahan@burges-salmon.com Burges Salmon LLP www.burges-salmon.com Tel: +44 (0)117 939 2000 Fax: +44 (0)117 902 4400

CONTENTS

Clause	Heading	Page

1	Definitions and Interpretation	1

2	Sale and Purchase of Shares	15

3	Consideration for the Shares	15

4	CONSIDERATION SHARES	16

5	Earn-Out	17

6	Options	17

7	Leakage	18

8	Completion	19

9	Warranties	19

10	Limitations on liability	20

11	Indemnities	21

12	Tax	22

13	Protection of Goodwill	22

14	Seller Undertakings	26

15	Access to Seller Information	27

16	Clean Break	28

17	No Claims Against the Group	28

18	Announcements	29

19	Confidentiality	29

20	Further Assurance	31

21	Guarantees	32

22	Assignment and Successors	32

23	Waiver	33

24	Notices	33

25	Sellers’ Representative	35

26	Conflict with other Agreements	36

27	Entire Agreement	36

28	Contracts (Rights of Third Parties) Act 1999	37

29	Costs	37

30	Payments And Interest	37

31	Set-Off	38

32	Claims against Professional Advisers	41

33	Execution and Counterparts	41

34	Variations	41

35	Invalidity	41

36	Continuing Obligations	42

37	Remedies	42

Schedule 1 - The Sellers	43

Schedule 2 - The Company and Subsidiaries	47
Part A - The Company	47
Part B - The Subsidiaries	48

Schedule 3 - Completion Arrangements	50
Part A - Sellers’ obligations on Completion	50
Part B - Buyer’s obligations on Completion	53

Schedule 4 - Warranties	54
Part A - Fundamental Warranties	55
Part B - General Warranties	57
Part C - Tax Warranties	96

Schedule 5 - Limitations on liability	103

Schedule 6 - EB Sites	110
Part A - Leasehold Properties	110

Schedule 7 - Tax Schedule	113

Schedule 8 - Escrow Account and Escrow Shares	133

Schedule 9 - Continuing Contracts	138

Schedule 10 - Earn-Out	139
Part A - Definitions	139
Part B - Earn-Out Payments	143
Part C - Preparation of Earn-Out Statements	145
Part D - Expert	148
Part E - Conduct during Earn-Out Period	150
Part F - Example Earn-Out Calculations	152

Schedule 11 - Permitted Leakage	155

Schedule 12	156

Schedule 13 - Options table	158

Schedule 14 - Buyer and Blink warranties	159

THIS AGREEMENT is made on 22 April 2022

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in Schedule 1 (together the “Sellers”);

(2)	BLINK HOLDINGS B.V. a limited liability company (besloten vennootschap) incorporated, organised and existing under the laws of Netherlands whose principal place of business is at Mr. Treublaan 7, 1097DP Amsterdam, Netherlands under number 82103569 (the “Buyer”); and

(3)	BLINK CHARGING CO. a NASDAQ listed company whose registered office is 605 Lincoln Road, Miami Beach, FL 33139-3024, United States (“Blink”).

BACKGROUND

1	The Company is a private company limited by shares and registered in England and Wales. Further information relating to the Company and its Subsidiaries are set out in Schedule 4.

2	The Sellers hold legal and beneficial title to the number of Shares (for the avoidance of doubt including those Shares resulting from the exercise of the Options) set out opposite their respective names in Schedule 2 and have the power and authority to transfer legal and beneficial ownership of such Shares to the Buyer at Completion.

3	The Sellers have agreed to sell, and the Buyer has agreed to purchase, the Shares (being the entire issued share capital of the Company as at Completion) in accordance with the terms of this Agreement.

4	The Buyer is a wholly owned subsidiary of Blink. Blink is a party to this Agreement for the purposes of the issuance of the Consideration Shares only.

THE PARTIES AGREE AS FOLLOWS:

1	Definitions and Interpretation

1.1	In this Agreement unless the context otherwise requires:

“Accounts” means the audited consolidated accounts of the Group for the financial year ended on the Accounts Date, copies of which are in the Data Room;

“Accounts Date” means 31 December 2020;

“Agreed Form” means, in relation to a document, in the form clearly and expressly agreed between the Sellers’ Representative and the Buyer or on their behalf on or before the Completion Date;

“Agreement” means this sale and purchase agreement (as amended from time to time);

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“Blink’s Stock Price” means dollar volume-weighted average price for Blink common stock on The Nasdaq Capital Market as calculated in accordance with clause 3.3(b);

“Business Day” means a day on which clearing banks are open in London for ordinary banking business, excluding Saturdays, Sundays and any day which is a public holiday in England and Wales or the Netherlands;

“Buyer’s Announcement” means the announcement in relation to the Proposed Transaction to be released by the Buyer;

“Buyer Payment” means any amount payable by the Buyer or any other member of the Buyer’s Group including any such amounts satisfied by way of Cash Consideration, the issue and allotment of Completion Consideration Shares and/or Earn-Out Consideration Shares to any of the Sellers (or any of their connected persons) under or in connection with any of the Transaction Documents;

“Buyer’s Group” means the Buyer, its subsidiaries, the ultimate holding company of the Buyer and any subsidiary of the ultimate holding company of the Buyer from time to time, each being “a member of the Buyer’s Group”;

“Buyer’s Solicitors” means Burges Salmon LLP of One Glass Wharf, Bristol BS2 0ZX;

“Calnan Family Loans” means:

(a)	the loan agreement dated 16 October 2017 made between (i) Tim Calnan; and (ii) Electric Blue Ltd;

(b)	the loan agreement dated 16 October 2017 made between (i) Emma Calnan; and (ii) Electric Blue Ltd;

(c)	the loan agreement dated 16 October 2017 made between (i) Nicola Calnan; and (ii) Electric Blue Ltd; and

(d)	the loan agreement dated 16 October 2017 made between (i) Mark Calnan; and (ii) Electric Blue Ltd.

“Cash Consideration” has the meaning given to it in clause 3.1(a);

“CBILS Loan” means the loan facility of up to £458,000 provided to EB Charging Ltd under the Coronavirus Business Interruption Scheme the terms of which are set out in document 4.1.3 of the Data Room;

“CJRS” means the Coronavirus Job Retention Scheme established and governed by the CJRS Treasury Directions;

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“CJRS Treasury Directions” means the CJRS Treasury Directions made under sections 71 and 76 of the Coronavirus Act 2020;

“Claim” means any claim for breach of any of the Warranties, other than a Fundamental Warranty Claim;

“Claims Amount” means the aggregate sum of £8,000,000;

“Companies Acts” means the Companies Acts as defined in section 2 of the Companies Act 2006;

“Company” means Electric Blue Limited, details of which are set out in Part A of Schedule 2;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date” means the date of this Agreement;

“Confidential Information” means all information relating to the business, customers, financial or other affairs of the Company or any other Group Company which is not in the public domain (including information concerning future proposals, business plans and sales targets);

“Completion Consideration Shares” means the shares of common stock, par value $0.001 per share, of Blink, to be issued by Blink to the Sellers on Completion in accordance with clause 4 with an aggregate value equal to £2,500,000;

“Consideration Shares” means the Completion Consideration Shares, the Escrow Shares and the Earn-Out Consideration Shares;

“Contract” means any contract, agreement, arrangement, obligation, understanding, commitment or liability to which any Group Company is party and which creates legally binding obligations on that Group Company (but excluding any contract relating to an EB Site);

“Counsel” means a barrister (qualified to practice in England and Wales) of not less than 10 years standing, having experience in claims similar to the Outstanding Claim;

“COVID-19” means the 2019 outbreak of the novel coronavirus disease;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Data Protection Laws” has the meaning set out in paragraph 19.2 of Part B of Schedule 4;

“Data Room” means the electronic data room comprising the documents and other information made available by the Sellers to the Buyer contained on the Project Xenon USB memory stick as listed on the data room index in the Agreed Form attached to the Disclosure Letter;

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“Deeds of Release and Termination” means the deeds of release and termination in the Agreed Form in respect of all security granted by certain Group Companies under the Existing Facilities and certain Group Companies’ obligations under the Existing Facilities to be entered into on the Completion Date;

“Disclosed” means fairly disclosed (in such a manner and with sufficient details to enable a reasonable buyer of a company to make an informed assessment of the nature and scope of the matter disclosed) in or under the Disclosure Letter;

“Disclosure Letter” means the disclosure letter of the same date as this Agreement from the Sellers to the Buyer;

“Draft Earn-Out Statement” has the meaning given to it in Part A of Schedule 10;

“Due Amount” means the amount (if any) due for payment by any relevant Sellers to the Buyer in respect of a Qualifying Claim;

“Earn-Out Consideration Amount” has the meaning given to it in Part A of Schedule 10;

“Earn-Out Consideration Shares” means the shares of common stock, par value $0.001 per share, of Blink, to be issued by Blink to the Sellers in accordance with clause 5 and Schedule 10 hereof;

“Earn-Out Period” has the meaning given to it in Part A of Schedule 10;

“EB Sites” means the sites described in Part A of Schedule 6;

“Encumbrance” means any security, mortgage, charge, pledge, assignment, title retention, lien, assignation, hypothecation or other form of security, trust, right of set off or other third party right, claim or encumbrance including any right of option or pre-emption howsoever created or arising or any other agreement or arrangement having similar effect (or an agreement or commitment to create any of them);

“Escrow Account” means the escrow account to be opened in the name of the Escrow Agent and operated in accordance with the terms of the Escrow Agreement;

“Escrow Agent” means JP Morgan Chase Bank;

“Escrow Agreement” means the escrow agreement in the Agreed Form between the Sellers, the Buyer and the Escrow Agent in respect of the Escrow Account;

“Escrow Amount” means £500,000;

“Escrow Fund” means the Escrow Amount (or any part thereof as the case may be) plus all interest accruing on the same from time to time less all amounts deducted from the same from time to time, in each case in accordance with Schedule 8;

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“Escrow Shares” means shares of Blink common stock with par value $0.001 per share, with a value equal to £500,000, that would otherwise be issuable as part of the Completion Consideration Shares or the Earn-out Consideration Shares (as applicable) less all amounts deducted from the same from time to time, in each case in accordance with Schedule 8;

“Escrow Shares Release Date” means the date falling 18 months from the Completion Date;

“Ethex Bond Agreement” means the agreement entered into on 10 April 2019 between Electric Blue Limited and the bondholders (as defined therein) in the form set out at document 4.1.6 of the Data Room;

“Ethex Bond Repayment Date” means the date 90 calendar days from the Completion Date;

“Exchange Rate” means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays Bank plc as at the close of business in London on such date;

“Existing Facilities” means:

(a)	the debenture dated 25 January 2022 made between: (i) the Company; and (ii) Hard Yards Global Limited;

(b)	the debenture dated 25 January 2022 made between: (i) the Company; and (ii) Kenya Matsumoto;

(c)	the CBILS Loan;

(d)	the loan agreement dated 16 October 2017 made between (i) Tim Calnan; and (ii) Electric Blue Ltd;

(e)	the loan agreement dated 16 October 2017 made between (i) Emma Calnan; and (ii) Electric Blue Ltd;

(f)	the loan agreement dated 16 October 2017 made between (i) Nicola Calnan; and (ii) Electric Blue Ltd; and

(g)	the loan agreement dated 16 October 2017 made between (i) Mark Calnan; and (ii) Electric Blue Ltd.

“EV to Equity Bridge” means the excel spreadsheet in Agreed Form between the parties named “EV to Equity Bridge”;

“Flexible Furlough” means a period of Furlough during which employees also work on a part-time basis, and “Flexibly Furloughed” shall be interpreted accordingly;

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“Fondcroft Parties” has the meaning given to it in clause 13.6(h) of this Agreement;

“Fundamental Warranties” means the Warranties set out in Part A of Schedule 4;

“Fundamental Warranty Claim” means a claim for breach of any of the Fundamental Warranties;

“Furlough” means a temporary period of leave which satisfies the terms of the CJRS during which employees are not working but are kept on the payroll, and “Furloughed” shall be interpreted accordingly;

“General Warranty Claim” means a claim for breach of the Warranties set out in Part B of Schedule 4;

“Group” means the Company and the Subsidiaries and “Group Company” and “member of the Group” means any one of them;

“Guarantee” means any guarantee, suretyship, indemnity, letter of comfort or other assurance, security or right of set off given or undertaken by a person (whether directly or by way of counter indemnity) to secure or support the obligations (actual or contingent) of any other person;

“HMRC” means HM Revenue & Customs (and any successor(s) to it);

“IHTA 1984” means the Inheritance Tax Act 1984;

“Indemnity Claim” means any claim under any indemnity contained in clause 11;

“Intellectual Property Rights” means all patents, trade marks, service marks and design rights (in each case whether or not registered or capable of registration), moral rights, copyright, rights in databases, utility models and all similar property rights, together with the rights subsisting in inventions, designs, drawings, processes, software and computer programmes, topography rights, know-how, trade or business secrets, business, brand or domain names or logos, confidential information (including the Confidential Information), rights in get-up and trade dress, goodwill or the style of presentation of goods or services or any similar right or asset or process capable of protection anywhere in the world including applications and the right to apply for registration or protection of the same;

“ITA 2007” means the Income Tax Act 2007;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“Investment and Shareholders’ Agreement” means the investment and shareholders’ agreement dated 6 January 2020 in respect of the Company, as subsequently amended and varied from time to time including pursuant to a deed of variation dated 13 July 2020;

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“Leakage” means each and any of the following:

(a)	any actual or deemed dividend or other distribution (whether in cash or in specie) declared, paid or made by any Group Company to any Seller or any of their Related Persons;

(b)	any payment by any Group Company to any Seller or any of their Related Persons in connection with the issue, purchase, repurchase, redemption, repayment or cancellation of any share capital, loan capital or other securities of any Group Company, or any other return of capital to any Seller or any of their Related Persons;

(c)	any repayment of principal or payment of interest on or other payment in connection with any debt by any Group Company to any Seller or any of their Related Persons;

(d)	any other payment, right or benefit of any nature made, conferred or granted by any Group Company to, on or for the benefit of any Seller or any of their Related Persons (including any ex gratia payments, royalty payments, management fees, monitoring fees, service or directors’ fees, salary, pension contributions, bonuses or other remuneration or compensation of any kind);

(e)	any transfer, sale or other disposal at an undervalue or surrender of any assets, rights or other benefits by any Group Company to or for the benefit of any Seller or any of their Related Persons;

(f)	any purchase by any Group Company from any Seller or any of their Related Persons of any assets or services not on arm’s length terms or otherwise at an overvalue to the average market value then prevailing;

(g)	any Group Company assuming, incurring or discharging any liability or obligation of or for the benefit of any Seller or any of their Related Persons;

(h)	the provision of any Guarantee or the creation of any Encumbrance by any Group Company in favour or for the benefit of (including in respect of the obligations or liabilities of) any Seller or any of their Related Persons;

(i)	any waiver, discount, deferral, release or discharge by any Group Company of:

(i)	any amount, obligation or liability owed to it by any Seller or any of their Related Persons; or

(ii)	any claim against any Seller or any of their Related Persons;

(j)	provided always that the Company repays the amount of £491,415.31 (being the total amount of principal and outstanding interest to be repaid under the Ethex Bond Agreement on the Ethex Bond Repayment Date as set out in the EV to Equity Bridge) on the Ethex Bond Repayment Date in accordance with the terms of the Ethex Bond Agreement, any additional amounts (whether principal, interest or otherwise) payable by the Company in relation to the Ethex Bond Agreement;

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(k)	any Group Company paying, incurring or otherwise assuming liability for any fees, costs or expenses (including professional advisers’ fees, consultancy fees, transaction bonuses, finder’s fees, brokerage or other commission) in connection with:

(i)	the Proposed Transaction; or

(ii)	any of the matters referred to in paragraphs (a) to (i) above;

(l)	any agreement, arrangement or other commitment by any Group Company to do or give effect to any of the matters referred to in paragraphs (a) to (j) above,

at any time during the period from the Locked Box Accounts Date up to (and including) Completion; and

(m)	any Tax incurred or that becomes payable by any Group Company as a result of or which is directly referable to any of the matters referred to in paragraphs (a) to (l) above,

but excluding any Permitted Leakage;

“Leakage Claim” a claim under the undertakings given by the Sellers in clause 7.1;

“Leasehold Properties” means the leasehold properties set out in Part C of Schedule 6 and “Leasehold Property” means any one of them or part or parts of any one of them;

“Liability Amount” has the meaning given in clause 31.2(a);

“Locked Box Accounts” means the unaudited accounts of the Company and the Group as at the Locked Box Accounts Date, a copy of which is contained in the “locked box balance sheet” tab of the document at 20.8.1 of the Data Room;

“Locked Box Accounts Date” means 31 December 2021;

“Lock-up Agreement” means the Lock-Up Agreement in the form annexed hereto as Schedule 12, to be entered into by each of the Sellers and Blink on Completion setting out the restrictions on dispositions during the Lock-up Period in respect of the Consideration Shares;

“Lock-up Period” has the meaning given to it in clause 4.1;

“Losses” means any and all losses, liabilities, damages, compensation, awards, costs (including legal costs), charges, fines, penalties, expenses, actions, proceedings, claims and demands, in each case of any nature whatsoever;

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“M Bull and T Mazzone Proceeds” means an amount equal to £21,720.83 to be paid by the Buyer to the Company to allow the Company to pay to M Bull and T Mazzone such amount less any applicable Tax in consideration for the sale of their Shares in accordance with clause 3.1(d);

“Management Accounts” means the management accounts relating to each Group Company and the consolidated management accounts for the Group for each complete month from the Accounts Date to and including February 2022;

“Option Documents” means the documents relating to the exercise by the Optionholders of the Options, each in the Agreed Form;

“Optionholders” has the meaning given in clause 6;

“Options” has the meaning given in clause 6;

“Outstanding Claim” means a Relevant Claim that has been notified by the Buyer to any of the Sellers or the Sellers’ Representative, but which is not yet a Qualifying Claim or a Seller Determined Claim at the time that the relevant Buyer Payment is due and payable;

“Pension Scheme” has the meaning given in paragraph 11.1 of Part B of Schedule 4;

“Permitted Leakage” means the permitted payments, agreements, arrangements and other matters or circumstances set out or described in Schedule 11;

“Permitted Representatives” means:

(a)	in relation to the Buyer, each member of the Buyer’s Group and their respective directors, officers, employees, agents, advisers, accountants and consultants; and

(b)	in relation to each Seller, the Sellers’ Representative and the Sellers’ respective advisers and accountants;

“Pre-Contractual Statement” has the meaning given to it in clause 27.3;

“Properties” means the Leasehold Properties and the EB Sites and “Property” means any one of them or any part or parts of any one of them;

“Proposed Transaction” means the sale and purchase of the Shares contemplated by this Agreement;

“Purchase Price” means the aggregate purchase price for the Shares as set out in clause 3.1

“Qualifying Claim” means a Relevant Claim:

(a)	which is agreed in writing between the Buyer and the relevant Sellers or the Sellers’ Representative as to both liability and quantum; or

(b)	in respect of which a final and binding judgment against the relevant Sellers has been given in a court of competent jurisdiction (or in any arbitration to which the Buyer and the relevant Sellers or the Sellers’ Representative have agreed in writing to be subject);

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“Related Person” means in relation to a Seller any of that Seller’s connected persons, provided that for these purposes:

(a)	no Group Company shall be a Related Person of any Seller;

(b)	no member of the Buyer’s Group shall be a Related Person of any Seller; and

(c)	no Seller shall be a Related Person of any other Seller;

“Release Date” means the first anniversary of the Completion Date;

“Relevant Claim” means any claim by the Buyer against any of the Sellers under any of the Transaction Documents;

“Relevant Optionholders” means each of David Gee, Matthew Bill, Tony Mazzone and Trevor Watt;

“Relief” has the meaning given to it in the Tax Schedule;

“Reserved Sum” has the meaning given in clause 31.2(a);

“Respective Proportions” means, in relation to the Sellers, the proportions set out opposite their respective names in column 4 of the table in Schedule 1;

“Seller Determined Claim” means a Relevant Claim:

(a)	which is unconditionally withdrawn by the Buyer by notice in writing to the relevant Sellers or Sellers’ Representative; or

(b)	in respect of which a final and binding judgment (against which there is no right to appeal or the right of appeal has expired) against the Buyer has been given in a court of competent jurisdiction (or in any arbitration to which the Buyer and the relevant Sellers or Sellers’ Representative have agreed in writing to be subject);

“Seller Payment” means any amount payable by any of the Sellers (or any of their connected persons) to the Buyer or any other members of the Buyer’s Group under or in connection with any of the Transaction Documents except in connection with a Relevant Claim;

“Sellers’ Announcement” means the announcement in the Agreed Form in relation to the Proposed Transaction to be released by the Sellers;

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“Sellers’ Nominated Account” means the Sellers’ Solicitors’ bank account at:

Bank	Bank of Scotland
Bank address	33 Old Broad Street, London BX2 1LB
Account name
Account number
Sort code

or, in relation to any payment to be made following Completion, such other bank account as notified by the Sellers’ Representative to the Buyer in writing at least three Business Days prior to the date on which the relevant payment is due;

“Sellers’ Representative” means Alexander James Calnan or such other person appointed from time to time in accordance with the provisions of clause 25;

“Sellers’ Solicitors” means Birketts LLP of 106 Leadenhall Street, London EC3A 4AA

“Shareholder Loans” means the shareholder loans made by: (i) Kenya Matsumoto in the sum of £200,000; and (ii) Hard Yards Global Limited in the sum of £200,000 secured pursuant to their respective Existing Facilities;

“Shares” means the shares capital of the Company set out against each Seller’s name in the table in Schedule 1 which together comprise the entire issued share capital of the Company;

“Simon Blagden” means Simon Blagden of 9 Great Chesterford Court, London Road, Great Chesterford, Essex, CB10 1PF, United Kingdom

“Subsidiaries” means the subsidiaries of the Company, details of which are set out in Part B of Schedule 2;

“Surviving Obligations” means any liability, obligation or commitment arising:

(a)	pursuant to the Contracts set out in Schedule 9; or

(b)	pursuant to the Transaction Documents,

details of which have been Disclosed;

“Tax” and “Taxation” have the meaning given to those terms in the Tax Schedule;

“Tax Authority” and “Taxation Authority” have the meaning given to those terms in the Tax Schedule;

“Tax Claim” means any Tax Covenant Claim and/or any Tax Warranty Claim;

“Tax Covenant” means the covenants given by the Sellers in paragraph 2 of the Tax Schedule;

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“Tax Covenant Claim” means any claim under the Tax Covenant;

“Tax Schedule” means Schedule 7;

“Tax Warranties” means the Warranties set out in Part C of Schedule 4;

“Tax Warranty Claim” means any claim for breach of any of the Tax Warranties;

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“Transaction Documents” means this Agreement, the Disclosure Letter and any other documents in the Agreed Form;

“Transfer Agent” means Worldwide Stock Transfer LLC of One University Plaza, Suite 505, Hackensack, NJ 07601;

“Transfer Requirements” means complying with the U.S. Securities and Exchange Commission (“SEC”) Rule 144 exemption, which allows public resale of restricted stock by a non-affiliate of the issuer under certain circumstances after retaining the Consideration Shares for a six (6) month holding period (subject to the current public information requirement) and no such current information requirement after one year. The following documentation must be provided to Blink’s Transfer Agent following the holding period to remove the restrictive legend on the Consideration Shares in connection with the resale: (i) a legal opinion letter; (ii) a seller representation letter; (iii) a broker representation letter; and (iv) payment of a standard processing fee;

“Undertaking” means the undertaking issued by the Buyer’s Solicitors to the Sellers’ Solicitors on or about the date hereof in the Agreed Form;

“US Escrow Agreement” means the US escrow agreement in the Agreed Form between the Sellers, the Buyer and the US Escrow Agent in respect of the Escrow Shares;

“US Escrow Agent” means Olshan Law;

“VATA” has the meaning given to it in the Tax Schedule; and

“Warranties” means the warranties given pursuant to clause 9 and set out in Schedule 4.

1.2	In this Agreement unless the context otherwise requires:

(a)	a reference to a clause, paragraph or Schedule is to a clause or paragraph of, or Schedule to, this Agreement;

(b)	a reference to the singular includes the plural and vice versa, and a reference to any gender includes every gender;

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(c)	a reference to a person includes any person, individual, works council, employee representative body, firm, company, government, state or agency of a state, local or municipal authority, government or regulatory body or any undertaking, joint venture, association or partnership (whether or not having separate legal personality and irrespective of the jurisdiction or law under which it was incorporated or exists);

(d)	a reference to a company includes any company or body corporate irrespective of the jurisdiction or law under which it was incorporated or exists;

(e)	the expressions “allotment”, “debenture”, “financial year”, “group undertaking” and “undertaking” shall have the same meanings in this Agreement as are attributed to them by the Companies Acts;

(f)	the expression “holding company” shall mean a holding company (as defined by section 1159 of the Companies Act 2006) or a parent undertaking (as defined by section 1162 of the Companies Act 2006);

(g)	the expression “subsidiary” shall mean a subsidiary (as defined by section 1159 of the Companies Act 2006) or a subsidiary undertaking (as defined by section 1162 of the Companies Act 2006) and “subsidiaries” shall be construed accordingly. In the case of a limited liability partnership, references to voting rights in section 1159 of the Companies Act 2006 shall mean the members’ rights to vote on all or substantially all matters which are decided by a vote of the members;

(h)	the expression “full title guarantee” shall have the same meaning in this Agreement as is attributed to it by the Law of Property (Miscellaneous Provisions) Act 1994 save that the word “reasonably” shall be deleted from the covenant set out in section 2(1)(b) of that Act, and the covenant set out in section 3(1) of that Act shall not be qualified by the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about”;

(i)	the expressions “ordinary course of business”, “ordinary and usual course” or “business in the ordinary course” mean the ordinary and usual course of business of the Group (including the operational and commercial policies, practices and procedures) as conducted by the respective Group Company in the 24 months preceding the Completion Date;

(j)	references to “sterling” or “pounds sterling” or “£” are references to the lawful currency from time to time of England;

(k)	for the purposes of applying a reference to a monetary sum expressed in sterling an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date (which in relation to a Claim, Fundamental Warranty Claim, Leakage Claim or Tax Covenant Claim, shall be the date of receipt of notice of that Claim);

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(l)	a reference to “includes” or “including” means including without limitation;

(m)	the expression “to the extent” and “to the extent that” shall not be interpreted as simply having the same meaning as “if”;

(n)	a reference to “writing” or “written” includes any method of representing or reproducing words in a visible and legible form excluding email unless otherwise expressly provided in this Agreement;

(o)	a reference to a statute or a provision of a statute includes any statutory instrument, regulations or other subordinate legislation made from time to time under that statute or that provision;

(p)	a reference to a statute, enactment, statutory provision, subordinate legislation, EU directive or regulation, code or guideline includes, in each case:

(i)	any amendment, consolidation or re-enactment of it in force from time to time; and

(ii)	any statute, enactment, statutory provision, subordinate legislation, EU directive or regulation, code or guideline which it amends, consolidates or re-enacts,

provided that, as between the parties, no such amendment, consolidation or re-enactment made after the Completion Date shall apply for the purposes of this Agreement if and to the extent that it would impose any new or increased liability on any party;

(q)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, body, official, Tax or any legal or accounting concept or thing shall, in respect of any relevant jurisdiction other than that of England, be deemed to include, or be construed as references to, the term or concept which most nearly approximates to it in that jurisdiction; and

(r)	a reference to a time of day is a reference to London time.

1.3	A person shall be deemed to be connected with another if that person is connected with such other within the meaning of sections 1122 and 1123 CTA 2010, save that for these purposes, the term “company” (as defined in section 1123 CTA 2010) shall include a limited liability partnership.

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1.4	All obligations, undertakings and liabilities of the Sellers under or pursuant to this Agreement are, unless otherwise stated, several.

1.5	The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.6	The Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Schedules.

2	Sale and Purchase of Shares

2.1	On and subject to the terms of this Agreement, each Seller shall sell and the Buyer shall purchase the Shares set out opposite that Seller’s name in column 3 of the table in Schedule 1 with effect from Completion.

2.2	The Shares shall be sold with full title guarantee and free from all Encumbrances and together with all rights and benefits attaching or accruing to the Shares at Completion (including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Completion).

2.3	The Sellers undertake to the Buyer to procure the irrevocable and unconditional waiver of any rights of pre-emption over the Shares (or other rights to restrict the transfer of the Shares) conferred on any person.

3	Consideration for the Shares

3.1	The total consideration for the Shares (the “Purchase Price”) is:

(a)	£9,096,652.35 (the “Cash Consideration”);

(b)	the Completion Consideration Shares to be issued by Blink to the Sellers on Completion in their Respective Proportions to be issued in accordance with clause 3.3; and

(c)	the Earn-Out Consideration Amount (if any) which shall be satisfied by way of the issuance of Earn-Out Consideration Shares by Blink to the Sellers in their Respective Proportions in accordance with clause 5 and Schedule 10.

3.2	Subject to the conditions of this Agreement:

(a)	an amount equal to £8,556,031.52 (being the Cash Consideration less the aggregate of the Escrow Amount, the Option Withheld Amount and the M Bull and T Mazzone Proceeds) shall be paid by the Buyer to the Sellers on Completion in their Respective Proportions in accordance with clause 30 and the terms of the Undertaking;

(b)	the Escrow Amount shall be paid on Completion by the Buyer into the Escrow Account in accordance with the terms of the Undertaking; and

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(c)	the Option Withheld Amount to be paid on Completion by the Buyer to the Company in accordance with the terms of the Undertaking; and

(d)	the M Bull and T Mazzone Proceeds to be paid on the Completion Date by the Buyer to the Company in accordance with the terms of the Undertaking; and

(e)	Blink shall instruct the Transfer Agent to issue the Escrow Shares to the US Escrow Agent within five Business Days of Completion and the Escrow Shares shall be withheld from being part of the Completion Consideration Shares in accordance with Schedule 8; and

(f)	Blink will instruct the Transfer Agent to issue the Completion Consideration Shares (less the Escrow Shares) to the Sellers in their Respective Proportions within five Business Days of Completion.

3.3	It is expressly acknowledged by the parties that:

(a)	the number of the Completion Consideration Shares to be issued will be calculated based on the GBP/USD Exchange Rate on the Completion Date; and

(b)	the number of Completion Consideration Shares to be received by the Sellers will be calculated based on the dollar volume-weighted average price for Blink common stock on The Nasdaq Capital Market during the 30 consecutive trading days up to and including the Completion Date (for each day, beginning at 9:30:01 a.m., Eastern time, and ending at 4:00:00 p.m., Eastern time) as calculated as at the Completion Date.

3.4	In the event that, as at the Completion Date, the Consideration Shares would equal or exceed 20% of the then outstanding shares of Blink common stock or 20% of the voting power of Blink, then (i) the Consideration Shares shall be reduced to an amount equal to 19.9% of the then outstanding shares of Blink common stock or 19.9% of the voting power of Blink, as applicable, and (ii) the Cash Consideration shall be increased by an amount equal to such reduction of the number of shares of Blink common stock constituting the Consideration Shares, multiplied by Blink’s stock price. For the avoidance of doubt, the aggregate total Purchase Price shall not change as a result of this clause 3.4.

3.5	Any payments made by any Seller to the Buyer under this Agreement shall be treated to the extent possible as an adjustment to the price paid for the Shares.

4	CONSIDERATION SHARES

4.1	Subject to and in accordance with the terms of the Lock-up Agreement, each Seller undertakes to the Buyer and Blink that they shall not, on or before the last day of the month that is 6 months after the Completion Date and/or 6 months following the issue of any Consideration Shares (the “Lock-up Period”) sell, transfer or otherwise dispose or create any Encumbrance over, any of their Consideration Shares (or any interest in them), or enter into any agreement to do so.

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5	Earn-Out

5.1	The Earn-Out Consideration Amounts shall be calculated in accordance with the provisions of Schedule 10.

5.2	Each Draft Earn-Out Statement shall be prepared and agreed (or otherwise determined) in accordance with the provisions of Schedule 10.

5.3	The Earn-Out Consideration Shares shall be issued in accordance with the provisions of Part B of Schedule 10.

5.4	The aggregate value of all Earn-Out Consideration Shares to be issued pursuant to this Agreement shall be limited to, and shall not in any circumstances exceed £5,000,000.

6	Options

6.1	In this clause 6 the following expressions have the following meanings:

“Option Exercise Amount” means the amount payable by each Optionholder to exercise their Options, as set out opposite their name in the column entitled “Option Exercise Amount” in the Options Table;

“Option Tax Amount” means the income tax and employee’s National Insurance contributions (or equivalent charges in any jurisdiction) calculated as arising on exercise of the Options by each Optionholder and as set out opposite their name in the column entitled “Option Tax Amount” of the Options Table;

“Option Withheld Amount” has the meaning given in clause 6.2;

“Optionholders” means the persons listed in the Options Table;

“Options Table” means the table at Schedule 13 setting out details of the Options, including the Option Exercise Amount and Option Tax Amount for each Optionholder;

“Options” means the options granted by the Company to the Optionholders pursuant to the terms of Share Scheme 1 and the subsequent option agreements entered into between such Optionholders and the Company true and complete copies of which are contained in the Data Room; and

“Share Scheme 1” means the Company’s EMI option scheme dated 20 June 2019.

6.2	The Optionholders each authorise, instruct and direct the Buyer to withhold the Option Exercise Amount and the Option Tax Amount (if applicable) from the amount of the Cash Consideration that would otherwise be payable to them on Completion, and to pay such amounts (together the “Option Withheld Amount”) on their behalf to the Company on Completion in satisfaction of each Optionholder’s obligation (if applicable) to pay the Option Exercise Amount and the Option Tax Amount to the Company.

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6.3	Following Completion, the Buyer shall procure that the Option Withheld Amount is applied by the Company to:

(a)	satisfy the Option Exercise Amount payable on the exercise of the Options; and

(b)	account to HMRC for an amount equal to the Option Tax Amount in accordance with its obligations under the UK PAYE system and all applicable laws.

7	Leakage

7.1	Subject to Completion having occurred, each Seller severally undertakes to pay to the Buyer within 10 Business Days of written demand from the Buyer, an amount in cash equal to the value or amount of any Leakage received by, or which has benefitted, that Seller or any of their Related Person.

7.2	Any Leakage falling within:

(a)	paragraph (j) and (k)(i) (and any corresponding Leakage under paragraph (l)) of the definition of Leakage shall be deemed to have been received by each of the Sellers in their Respective Proportions;

(b)	paragraph (j)(ii) (and any corresponding Leakage under paragraph (l)) of the definition of Leakage shall be deemed to have been received by each of those Sellers who, or whose Related Persons, received or benefitted from the relevant Leakage referred to in paragraphs (a) to (i) of the definition of Leakage to which it relates (the “Primary Costs Leakage”) in the proportions that the amount or cash equivalent value of such Primary Costs Leakage which that Seller or its Related Persons received or benefitted from bears to the aggregate amount or cash equivalent value of such Primary Costs Leakage; and

(c)	paragraph (m) of the definition of Leakage shall be deemed to have been received by each of those Sellers who, or whose Related Persons, received or benefitted from the relevant Leakage referred to in paragraphs (a) to (l) of the definition of Leakage to which it relates (the “Primary Tax Leakage”) in the proportions that the amount or cash equivalent value of such Primary Tax Leakage which that Seller or its Related Persons received or benefitted from bears to the aggregate amount or cash equivalent value of such Primary Tax Leakage.

7.3	Subject to clause 7.5, a Seller shall not be liable for a Leakage Claim unless the Buyer has given that Seller or the Sellers’ Representative written notice of it on or before the date which is 9 months following the Completion Date.

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7.4	The parties acknowledge and agree that notwithstanding any other provision of this Agreement none of the provisions of clause 10.1 or Schedule 5 shall apply to any Leakage Claim.

7.5	Nothing in this clause 7 shall apply to limit the liability of any Sellers in respect of any Leakage Claim which arises or is increased as a consequence of, or which is delayed as a result of, fraud, wilful concealment, wilful misconduct or dishonesty by that Seller or any of their Related Persons or any of their respective directors, officers, employees or agents and this clause shall have overriding effect against all other provisions of this Agreement.

8	Completion

8.1	Completion shall take place immediately after the execution of this Agreement

8.2	Completion shall take place at the offices of the Buyer’s Solicitors or as the parties may otherwise agree.

8.3	At Completion:

(a)	the Sellers shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions listed in relation to the Sellers in Part A of Schedule 3; and

(b)	the Buyer shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions listed in relation to the Buyer in Part B of Schedule 3.

8.4	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously but completion of the purchase of some Shares shall not affect the rights of the Buyer with respect to its rights to the other Shares.

9	Warranties

9.1	Each Seller (in respect of itself and the Shares set opposite that Seller’s name in column 3 of the table in Schedule 1) severally warrants to the Buyer and its successors in the terms of the Fundamental Warranties set out in paragraphs 1, 2.1, 2.3, 2.7, 3 and 4 of Part A of Schedule 4 as at the Completion Date.

9.2	Each Seller severally warrants to the Buyer and its successors in the terms set out in Schedule 4 (other than the Fundamental Warranties set out in paragraphs 1, 2.1, 2.3, 2.7 and 3 of Part A of Schedule 4) as at the Completion Date.

9.3	The Warranties (other than the Fundamental Warranties) are qualified if and to the extent of those matters Disclosed.

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9.4	The Buyer shall not be entitled to bring a Claim in respect of which it had actual knowledge:

(a)	of the relevant facts, matter or circumstances giving rise to such Claim; and

(b)	that such facts, matters and circumstances were capable of giving rise to Claim,

in each case as at the date of this Agreement.

9.5	For the purposes of clause 9.4, actual knowledge of the Buyer means the actual knowledge (and not the imputed or constructive knowledge) of Miko de Haan, Michael Rama, Aviv Hillo Esq., or Maria Schagen.

9.6	Each of the Warranties is separate and independent and (except where expressly provided to the contrary in this Agreement) shall not be restricted or limited by the terms of any other Warranty, the Tax Schedule or by any other term of this Agreement and the Buyer shall have a separate claim and right of action in respect of every breach of each such Warranty.

9.7	Where any statement in Schedule 4 is qualified as being made “so far as the Sellers are aware” or “to the best of the knowledge, information and belief of the Sellers” or any similar expression that statement shall not be qualified in the manner stated unless the Sellers establish that they have made all reasonable enquiries of the directors of each Group Company, Jennifer Smith, and Matthew Greenwood, to establish the truth and accuracy of that statement.

9.8	The Sellers undertake to the Buyer and each member of the Group and their respective directors, officers, employees, agents and advisers that the Sellers shall not, and shall procure that none of their connected persons shall, make or pursue any claim or other action against any Group Company or any of their respective directors, officers, employees, agents or advisers arising out of, or in connection with, this Agreement, any other Transaction Document or any information or advice supplied or omitted to be supplied by any such person in connection with the Warranties, this Agreement or any other Transaction Document, save where such a claim arises out of or in connection with the fraud or wilful misconduct of any such person.

9.9	The Buyer and Blink jointly and severally warrant to the Sellers and their successors in the terms of the warranties set out in Schedule 14 at the Completion Date.

10	Limitations on liability

10.1	Except where expressly provided to the contrary in this Agreement, the liability of the Sellers under the Warranties shall be subject to the limitations on liability and other provisions set out in Schedule 5.

10.2	The parties acknowledge and agree that notwithstanding any other provision of this Agreement:

(a)	none of the provisions of clause 10.1 or Schedule 5 (other than paragraph 3.1 of Schedule 5) shall apply to any Fundamental Warranty Claim or to any claim for breach of clause 2; and

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(b)	no disclosure shall be permitted or accepted against any of the Fundamental Warranties.

and this clause 10.2 shall have overriding effect against all other provisions of this Agreement.

10.3	The provisions of Schedule 5 shall not apply to any claim which arises or is increased as a consequence of, or which is delayed as a result of, fraud, wilful concealment, wilful misconduct or dishonesty by any Seller or any of their connected persons and this clause shall have overriding effect against all other provisions of this Agreement.

10.4	Save as otherwise expressly provided in Schedule 5, none of the provisions of Schedule 5 shall apply to any claims under this Agreement other than Claims.

10.5	If any claim is made against the Sellers under this Agreement, the Sellers shall not plead the Limitation Act 1980 against any such claim.

10.6	If any liability of one or some but not all of the Sellers is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Sellers under this Agreement.

11	Indemnities

11.1	With effect from Completion, the Sellers shall indemnify the Buyer from and against, and undertake to pay to the Buyer on demand a sum equal to, any and all Losses suffered or incurred by the Buyer or any Group Company arising out of or in connection with:

(a)	any matters arising out of or in connection with any dispute relating to the services agreement made between EB Technologies Ltd and KwikPay Limited dated 1 August 2018 and any claim brought by KwikPay Limited (or any member of its respective group) against any Group Company in respect of such services agreement or any other commercial arrangement between any Group Company and KwikPay Limited or any of its connected persons;

(b)	any matters arising out of or in connection with the termination of the contract of employment of Daniel O’Hara and the subsequent transfer of shares, including any claims made against the Company by any current or former Employee or Worker employed or engaged by any member of the Group in respect of the conduct of Dan O’Hara;

(c)	any matters arising out of or in connection with the open trademark dispute between the Company and Arnold & Richter Cine Technik GmbH & Co. Betriebs KG in respect of the UK trade marks numbers 3639409, 3652189 & 3652197; and

(d)	any matters arising out of or in connection with any Personal Data Breach (as defined in the Data Protection Laws) by any Group Company occurring on or prior to Completion and any breach of the Sellers’ obligations to provide fair processing information as required under Data Protection Laws occurring on or prior to Completion.

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11.2	The parties acknowledge and agree that notwithstanding any other provision of this Agreement none of the provisions of clause 10.1 or Schedule 5 (other than paragraph 3.1 of Schedule 5) shall apply to any Indemnity Claim.

12	Tax

12.1	The provisions set out in the Tax Schedule shall have effect on and from Completion.

13	Protection of Goodwill

13.1	Each Seller severally undertakes to the Buyer and each Group Company that without the prior written consent of the Buyer they shall not (and shall procure that none of their connected persons shall) directly or indirectly, in any capacity, either by themselves or in conjunction with any other persons or through their employees or agents or otherwise, and whether on their own behalf or on behalf of any other person or otherwise howsoever:

(a)	for a period of 24 months after Completion carry on, be engaged, concerned or interested in any capacity (whether for reward or otherwise) in, or provide any technical, commercial or professional advice to, or in any way assist any business which is or is about to be engaged in the development, manufacture, production, distribution or sale of the Restricted Products or any of them or the supply of the Restricted Services or any of them in the Prohibited Area in competition with all or any part of the business of any Group Company as carried on at or during the 24 months prior to Completion;

(b)	for a period of 24 months after Completion in competition with any Group Company solicit business from or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of the Restricted Products or the Restricted Services;

(c)	for a period of 24 months after Completion in competition with any Group Company, accept orders for Restricted Products or Restricted Services from any Customer or Prospective Customer;

(d)	for a period of 24 months after Completion solicit or induce or attempt to solicit or induce any person who at Completion was a director, manager, salesman or Senior Employee of any Group Company to cease working for or providing services to any Group Company whether or not any such person would thereby commit any breach of contract provided that this shall not apply in relation to any person who:

(i)	answers a bona fide public advertisement placed by or on behalf of the Seller or their relevant connected person in relation to a post available to members of the public generally without there having been any previous contact between the Seller or any of their connected persons (or any person acting on behalf of the Seller or any such connected person) and such person; or

(ii)	is made redundant or whose employment is terminated at any time by any member of the Buyer’s Group;

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(e)	for a period of 24 months after Completion employ or otherwise engage any person who at Completion was a director, manager, salesman or Senior Employee of any Group Company provided that this shall not apply in relation to any person who:

(i)	answers a bona fide public advertisement placed by or on behalf of the Seller or their relevant connected person in relation to a post available to members of the public generally without there having been any previous contact between the Seller or any of their connected persons (or any person acting on behalf of the Seller or any such connected person) and such person; or

(ii)	is made redundant or whose employment is terminated at any time by any member of the Buyer’s Group;

(f)	for a period of 24 months after Completion solicit or induce or attempt to solicit or induce any Supplier to cease supplying, or to materially reduce its supply of, goods and/or services to any Group Company or in any other way interfere or seek to interfere with the relationship between any Group Company and any Supplier; or

(g)	assist any other person to do any of the foregoing things.

13.2	In this clause 13 the following expressions have the following meanings:

“Acting in Concert” means, in relation to a group of persons who pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares or securities in a company.

“Competitive Business”: means a business whose primary operations are:

(a)	the development, manufacture, production, distribution or sale of the Restricted Products or any of them; or

(b)	the supply of the Restricted Services or any of them,

in the Prohibited Area in competition with all or any part of the business of any Group Company as carried on at or during the 24 months prior to Completion.

“Customer” means any person, firm, company or other organisation whatsoever to whom or which any Group Company distributed, sold or supplied its products and/or its services at, or during the 24 months prior to, Completion;

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“Prohibited Area” means the United Kingdom and Ireland;

“Prospective Customer” means any person, firm, company or other organisation whatsoever with whom or which any Group Company had negotiations or discussions regarding the possible distribution, sale or supply of its products or services at, or during the 24 months prior to, Completion;

“Restricted Products” means:

(a)	all products which are developed, manufactured, produced, distributed, deployed or sold by any Group Company at, or during the 24 months prior to, Completion; and

(b)	any other products which are of a type similar to and competing with any of the products referred to in (a) above;

“Restricted Services” means:

(a)	all services which are supplied by any Group Company at or during the 24 months prior to Completion; and

(b)	any other services which are competitive with any of the services referred to in (a) above;

“Senior Employee” means an employee of any Group Company who:

(a)	was employed in a senior managerial capacity;

(b)	was a director;

(c)	has an annual salary of £50,000; or

(d)	has participated in discussions relating to the transaction which is the subject of this Agreement; and

“Supplier” means any person, firm, company or other organisation whatsoever who supplied goods or services to any Group Company at, or during the 24 months prior to, Completion.

13.3	Each Seller agrees with the Buyer that each of the undertakings in this clause 13 is a separate and independent undertaking.

13.4	Each Seller agrees with the Buyer that each of the undertakings in this clause 13 is reasonable and necessary for the protection of the value of the Shares and any Group Company and that, having regard to that fact, those undertakings do not work harshly on them and that they have had the opportunity to take independent advice on all of them.

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13.5	While each undertaking in this clause 13 is considered to be reasonable, if any undertaking or undertakings set out in it shall for any reason be found to be void or voidable but would be valid and enforceable if some part or parts of the particular undertaking or undertakings were deleted, modified, restricted or limited in any particular manner (including any reduction in duration or geographical scope) then each Seller and the Buyer agrees that such undertaking or undertakings shall apply with such deletions, modifications, restrictions or limitations as may be necessary to make it valid and enforceable.

13.6	The undertakings in this clause 13 shall not prevent:

(a)	any Seller (or any of their connected persons), as a passive investor, from holding in aggregate up to five per cent of the shares of any competing company the shares of which are listed or dealt in on a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

(b)	any Seller (or any of their connected persons) from engaging in or performing such other activities as the Buyer (acting reasonably) shall have explicitly consented to in writing and the Buyer agres to use its reasonable endevours to respond to any such request for consent with 10 Business Days of receipt of a substantiated written request provided by the relevant Seller to the Buyer (and, for the purposes of this clause 13(b) it shall be reasonable for the Buyer to reject a request for consent if the consent requested is for an investment in a business which could after a fair consideration of all relevant circumstances be considered to be an investment in a Competitive Business);

(c)	David Palmer from continuing his employment with BP;

(d)	each of Kieran Gallagher, Sameer Khatri, Fred Wallet and David Harrison from continuing their employment with Vitol;

(e)	Mark Calnan and Paul Walsh continuing their employment and directorships with Qarma Solutions Limited (company number 09801369);

(f)	Kevin Stringer or Kevin Stringer Consulting Limited (company number 12386024) from providing consultancy or research services or technical sales support to third parties who provide Restricted Products or Restricted Services, including (without limitation) to Aryium Limited (13908183) or Flowbird Group and/or their subsidiaries;

(g)	any five of the following named individuals (Samuel Norman, Dave Palmer, Iain Gannon, Andrew Scarlett, Kenya Matsumoto, Sameer Khatri, David Harrison, Fred Wallet and Kieran Gallagher) (the “5 Permitted Investors”) from holding as a passive investment up to 10% shares of the share capital of companies active in the same sector as the Company provided no such company is a Competitive Business and provided that none of the 5 Permitted Investors shall make any such investments whilst Acting in Concert;

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(h)	any Seller (or any of their connected persons) from maintaining any investment in any company where such investment was completed prior to the date of this Agreement;

(i)	Leo Bedford or Fondcroft Services Limited (company number 01328900) (together the “Fondcroft Parties”) from performing any act which would otherwise be in breach of clause 13.1 if such act relates to a Prospective Customer which

(i)	was known to the Fondcroft Parties or had dealings with the Fondcroft Parties before the date of this Agreement, or was introduced to the Fondcroft Parties by a source which is, as far as the Fondcroft Parties are aware (having made all reasonable enquiries), unconnected with any Group Company; and/or

(ii)	has directly advertised to the Fondcroft Parties its requirement for services that the Fondcroft Parties provides as at the date of this agreement, or its requirement for such services was generally available to the public (other than as a result of any disclosure by the Fondcroft Parties in breach of the Investment and Shareholders’ Agreement or any other obligations of confidentiality to which the Fondcroft Parties are bound); or

(j)	Leo Bedford continuing his employment and/or directorships with EP Convergence Limited (company number 13881935) and EP Group Corporate Holdings Limited (company number 13667463) and/or their subsidiaries.

14	Seller Undertakings

14.1	Each Seller severally undertakes to the Buyer and each Group Company that they shall not and shall procure that none of their connected persons shall at any time after Completion (in the case of any Seller employed or engaged by any Group Company for the time being, except in the proper performance of such Seller’s duties as set out in their terms of employment or engagement with the relevant Group Company,) directly or indirectly, in any capacity, either by themselves or in conjunction with any other persons or through their employees or agents or otherwise, and whether on their own behalf or on behalf of any other person or otherwise howsoever:

(a)	use or display the name EB Charging (or any name including the words “EB” or “Electric Blue”) or any other trade or business name or distinctive mark or logo or domain name used by or in the business of any Group Company during the 24 months prior to Completion or anything intended or in the reasonable opinion of the Buyer likely to be confused with any of them (together the “Names and Marks”) including the use of the Names and Marks on any building owned by the Seller (or any of their connected persons) or on any stock, products, packaging, stationery, websites, catalogues, price lists, brochures or other promotional material;

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(b)	in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with any Group Company or any member of the Buyer’s Group; or

(c)	do or say anything which is likely to damage the goodwill or reputation of any Group Company or any member of the Buyer’s Group or which may lead any person to cease to do business with any Group Company or any member of the Buyer’s Group on substantially equivalent terms to those previously offered or not to engage in business with any Group Company or any member of the Buyer’s Group.

14.2	If any of the Sellers or any of their connected persons own after Completion any Intellectual Property Rights which are used in, held for use in or relate to the business of any Group Company, the relevant Sellers shall procure that such Intellectual Property Rights are transferred to the relevant Group Company, the Buyer or a company nominated by the Buyer (at the Buyer’s election) for nominal consideration as soon as practicable after becoming aware of the same after Completion.

14.3	If any domain name which is used in, held for use in or relates to the business of any Group Company is registered in the name of (or any right to it is otherwise held by) any of the Sellers or any of their connected persons, the relevant Sellers shall procure that such registration (or such right) is assigned or novated to the relevant Group Company, the Buyer or its nominee (at the Buyer’s election) for nominal consideration as soon as practicable after Completion.

15	Access to Seller Information

15.1	Each Seller acknowledges that the Buyer may need access, from time to time, after Completion to certain accounting and tax records and information held by the Sellers (or any of their connected persons) or which the Sellers (or any of their connected persons) have a right to obtain if and to the extent such records and information are relevant to any Group Company or their respective businesses and relate to events occurring at or prior to Completion (the “Seller Information”), and agrees that, it shall and shall procure that each of their relevant connected persons shall:

(a)	properly retain and maintain such Seller Information until the seventh anniversary of the Completion Date or such earlier date as the Buyer or a member of the Buyer’s Group agrees in writing that such retention and maintenance is no longer necessary; and

(b)	subject to reasonable prior notice allow the Buyer and its officers, employees, agents, auditors and representatives to inspect, review and make copies of such Seller Information as the Buyer may deem necessary or appropriate from time to time, during normal business hours and at the expense of the Buyer.

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16	Clean Break

16.1	The Buyer (for itself and as agent on behalf of each Group Company) and each Seller (for themselves and as agent on behalf of each of their connected persons) hereby agree that save:

(a)	as provided or expressly contemplated in the Transaction Documents (including any rights and benefits conferred on any Group Company under the terms of the Transaction Documents); and

(b)	for the Contracts details of which are set out in Schedule 9,

all Contracts between each Group Company and the Sellers (or any of their connected persons) shall be terminated on and with effect from Completion without any liability under such Contracts or as a result of such termination, notwithstanding any notice periods and or termination obligations which would otherwise need to be complied with under such Contracts.

17	No Claims Against the Group

17.1	Save for any Surviving Obligations and other than pursuant to the Service Agreements to be entered into on Completion, if and to the extent that any such liability, obligation or commitment referred to in paragraph 6.4 of Schedule 4 exists, the Sellers irrevocably and unconditionally:

(a)	agree with the Buyer and each Group Company that the Sellers shall not (and undertake to procure that none of their respective connected persons shall) at any time bring any claim or other action of any kind against any Group Company or any of its directors, officers or employees in relation to any such liability, obligation or commitment;

(b)	waive (and undertake to procure that each of their connected persons shall waive) any and all rights which they may have or be entitled to exercise or which may arise (now or in the future and whether now known or not) in relation to any such liability, obligation or commitment; and

(c)	release (and undertake to procure that each of their connected persons shall release) each Group Company from any and all liabilities, obligations and commitments which may be owing by any Group Company to any of them, and the Sellers shall indemnify the Buyer from and against, and undertake to pay to the Buyer on demand a sum equal to, any and all Losses suffered or incurred by the Buyer or any Group Company arising as a result of or in connection with any failure of the Sellers to comply with their obligations under this clause 17.1.

17.2	This clause 17 shall not exclude any liability, obligation or commitment arising directly out of any fraud or dishonesty on the part of any Group Company.

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18	Announcements

18.1	Subject to clauses 18.2 and 19.4, and save for the Buyer’s Announcement and the Seller’s Announcement, no announcement, circular or communication relating to this Agreement or any other Transaction Document or the arrangements contemplated by the Transaction Documents shall be made or issued by or on behalf of any party or by any of their respective Permitted Representatives on or after Completion without the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed provided that:

(a)	this clause 18.1 shall not apply to announcements or communications made or sent by any of the Buyer’s Permitted Representatives to customers, clients or suppliers of any member of the Buyer’s Group after Completion if and to the extent that they inform them of the sale and purchase of the Shares; and

(b)	any of the Buyer’s Permitted Representatives shall be entitled to refer to the Proposed Transaction (excluding the terms and conditions of the Proposed Transaction that are not otherwise publicly available) and/or the existence of this Agreement or any other Transaction Document in any marketing material relating to any financing of any member of the Buyer’s Group (including whether by way of public securities issue or otherwise) and, in each case, any replacement or refinancing thereof from time to time.

18.2	The restriction in clause 18.1 shall not apply if and to the extent that the announcement, circular or communication is required by law, any governmental or regulatory body or by the rules of any stock exchange.

18.3	If the exception in clause 18.2 applies, the party making the announcement, issuing the circular or other communication shall, if and to the extent permitted by law or regulation, use its reasonable endeavours to consult with the other party in advance as to its form, content and timing and reflect any reasonable comments provided.

19	Confidentiality

19.1	Subject to clause 19.4, each party shall (and shall procure that their respective Permitted Representatives shall) treat as confidential and not disclose or use any information received or obtained as a result of negotiating, entering into or performing this Agreement or any of the other Transaction Documents which relates to:

(a)	the provisions or subject matter of, or negotiations leading to, this Agreement or any of the other Transaction Documents; or

(b)	(in relation to the obligations of the Buyer or any of its Permitted Representatives) any Seller; or

(c)	(in relation to the obligations of any Seller or any of their respective Permitted Representatives) the Buyer or any other member of the Buyer’s Group,

and shall use all reasonable endeavours to prevent the unauthorised use or disclosure of any such information.

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19.2	Subject to clause 19.4, each Seller shall (and shall procure that their respective Permitted Representatives shall) treat as confidential and not disclose or use any Confidential Information and shall use all reasonable endeavours to prevent the unauthorised use or disclosure of any Confidential Information.

19.3	Each Seller hereby acknowledges that Blink is a publicly-traded U.S. company, subject to laws and regulations under the Securities and Exchange Act of 1934 (as amended) (the “Act”), which prohibits inter alia insider trading on the basis of material nonpublic information and disclosure of material nonpublic information. The Sellers may have received or exposed to certain Confidential Information or other information that constitutes material nonpublic information under § 240.10b5-1 of the Act with respect to Blink or the Consideration Shares. In addition, the Sellers hereby acknowledge and agree that this Agreement and/or the Proposed Transaction are confidential and constitute material nonpublic information.

19.4	Any party or any of their respective Permitted Representatives may disclose or use information which would otherwise be confidential if and to the extent:

(a)	they are required to do so by law, any regulatory or governmental body (including any Taxation Authority) to which it is subject wherever situated or any stock exchange on which the shares of any party (or, where applicable, any member of their group) are listed or admitted to trading (provided that, other than in connection with a disclosure to a Taxation Authority, the disclosing party shall (if reasonably practicable) first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b)	the disclosure is made:

(i)	in the case of the Buyer (or any of its Permitted Representatives) to any of the Buyer’s Permitted Representatives;

(ii)	in the case of a Seller (or any of their Permitted Representatives) to any of that Seller’s Permitted Representatives,

and is reasonably required for purposes connected with this Agreement or any of the other Transaction Documents and the relevant Permitted Representatives are made aware of the confidential nature of the relevant information;

(c)	the disclosure is to a Taxation Authority either in connection with the Tax affairs of the person making the disclosure or for the purposes of submitting any instrument executed pursuant to this Agreement for stamping;

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(d)	the information has come into the public domain through no fault of that party (or any of their Permitted Representatives);

(e)	the disclosure or use is reasonably required for the purposes of any judicial or arbitral proceedings arising out of this Agreement or any other Transaction Document; or

(f)	the disclosure is made by or on behalf of the Buyer or any of its Permitted Representatives to any proposed purchaser of, investor in and/or current or potential provider of debt finance to (including any agent, trustee or professional adviser acting on behalf of such debt finance provider) the Buyer’s Group or any part of it together with the professional advisers and representatives of any of the foregoing, if and to the extent that such disclosure is reasonably required in order to facilitate the proposed purchase, investment and/or provision of debt finance and provided that such information is disclosed on a confidential basis.

19.5	Notwithstanding any other provision of this clause 19 the Buyer shall not be restricted, following Completion, in its use of any information which relates solely to the Group or its business or, in respect of information which relates to both the Group and any of the Sellers (or any of their connected persons), in its use of such information if and to the extent it relates to the Group or its business and not to the relevant Sellers (or any of their connected persons) or their businesses.

20	Further Assurance

20.1	At any time on or after Completion, each Seller shall and, so far as they are able, shall procure that any relevant third party shall execute all such documents prepared by the Buyer and take such steps and provide all such assistance as the Buyer shall reasonably require to vest the full title to the Shares in the Buyer (or its nominee) and to give the Buyer (or its nominee) the full benefit of all the provisions of the Transaction Documents.

20.2	Each Seller declares that for so long as they remain the registered holder of any of the Shares after Completion they shall:

(a)	hold the Shares registered in their name and all dividends and other distributions declared, made or paid in respect of them and all rights arising out of or in connection with them on trust for the Buyer and its successors in title; and

(b)	deal with such Shares and all such dividends, distributions and voting and other rights relating to such Shares as the Buyer may direct.

20.3	By way of security to secure the performance of each Seller’s obligations under clause 20.2, each Seller irrevocably appoints the Buyer as their attorney to execute any and all documents, instruments and proxies which the Buyer may in its absolute and unfettered discretion require to enable the Buyer to exercise all voting and other rights attaching to the Shares and to attend and vote at all general meetings of the Company from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company and/or any Group Company as the holder of the Shares.

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20.4	As soon as reasonably practicable following Completion, the Buyer and the Management Sellers shall (subject to professional tax advice) work together in good faith to put in place agreed incentive arrangements for those employees of the Group identified by the Buyer and the Management Sellers.

21	Guarantees

21.1	If following Completion:

(a)	the Buyer becomes aware of any Guarantee given by, or binding on, any Group Company in respect of any debt, liability (whether actual or contingent) or other obligation of the Sellers (or any of their connected persons) or any person other than a Group Company; and

(b)	the Buyer gives written notice to the Sellers containing reasonable details of such Guarantee,

the relevant Sellers shall use all reasonable endeavours to procure the absolute and unconditional release of each Group Company (without cost to any Group Company) from such Guarantee. Following Completion and pending the release of all Guarantees referred to in this clause 21 the relevant Sellers shall indemnify the Buyer from and against, and undertake to pay to the Buyer on demand a sum equal to, any and all Losses suffered or incurred by the Buyer or any Group Company arising out of or in connection with any such Guarantee.

22	Assignment and Successors

22.1	Except as set out in this clause 22, no party may assign, transfer, grant any security interest over, hold on trust or otherwise dispose or deal in any way with all or any of its rights or obligations arising under this Agreement.

22.2	The Buyer may, without the consent of the Sellers, assign all or any part of the benefit of this Agreement to any member of the Buyer’s Group (and may be assigned by any such member to or in favour of any other member of the Buyer’s Group) provided that if such assignee ceases to be a member of the Buyer’s Group all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Buyer immediately before such cessation.

22.3	The Buyer may, without the consent of the Sellers, assign and/or charge the benefit of this Agreement to any bank(s) and/or financial institution(s) lending money or making other financing facilities available to the Buyer (or any member of the Buyer’s Group) or acting as agent or trustee on behalf of such banks and/or institutions for the acquisition of the Shares (or, in each case, in connection with any replacement or refinancing thereof from time to time) but so that notwithstanding any such assignment by way of security, the Sellers may, unless and until they receive written notice of enforcement of the relevant security interest, deal with the Buyer (or the relevant other member of the Buyer’s Group) in connection with all matters arising under this Agreement.

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22.4	If an assignment is made in accordance with this clause 22, the liabilities of the Sellers and the Buyer under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

22.5	This Agreement shall be binding on the personal representatives, successors and/or permitted assigns of the parties.

23	Waiver

23.1	No single or partial exercise, nor the temporary or partial waiver, of any right, power or remedy by any party nor the failure or delay by any party to exercise or enforce, in whole or in part, any right, power or remedy relating to this Agreement or any other Transaction Document, shall (except if and to the extent covered by any such temporary or partial waiver) constitute a waiver by that party of, or impair or preclude any other or further exercise or enforcement by that party of, that or any other right, power or remedy.

23.2	The Buyer may, in its discretion, in whole or in part release any liability or waive any of its rights with regard to any one or more of the Sellers without in any way prejudicing or affecting the liability of or its rights against any other of the Sellers in respect of the same or a like liability.

23.3	The giving by any party of any consent shall not prejudice the rights of that party to withhold or give consent to the doing of any similar act.

23.4	No waiver by any party of any remedy or right provided in this Agreement or by law shall have effect unless given by written notice signed by a duly authorised officer of the Buyer or by the relevant Sellers. Any such waiver may be given subject to any conditions thought fit by that party.

24	Notices

24.1	Any notice or other communication to be made or given to a party under this Agreement (a “Notice”) shall be:

(a)	in writing in the English language;

(b)	sent by one of the following permitted methods:

(i)	hand delivery;

(ii)	first class or special (or other recorded) delivery pre-paid post; or

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(iii)	international signed-for air-mail;

(c)	sent to the relevant postal address as set out in clause 24.3; and

(d)	deemed to be delivered or served as set out in clause 24.4.

24.2	Any Notice to be made or given under this Agreement to or by all or any of the Sellers shall be properly made or given if it is sent to or made or given by either the relevant Sellers or the Sellers’ Representative.

24.3	The postal addresses of each of the parties for the purposes of delivery or service of a Notice are:

(a)	in the case of the Buyer, as set out below:

Postal address	Marked for the attention of:
Mr. Treublaan 7, 1097DP Amsterdam, Netherlands	Miko de Haan, Managing Director

(b)	in the case of a Seller (whether in their capacity as a Seller or Sellers’ Representative) the postal address for the relevant Seller as set out opposite that person’s name in column 2 of the table in Schedule 1, or, subject to clause 25.3 in relation to the Sellers’ Representative, such other address in the United Kingdom a party may notify to the other parties from time to time, provided that notice of any change shall only be effective on the date falling five Business Days after it is delivered or served in accordance with this clause 24 or such later date, if any, specified in the notice of change.

24.4	A Notice (provided it is properly addressed) shall be deemed to be delivered or served as follows:

Permitted method	Date of deemed delivery or service
Hand delivery	At the time of delivery or service
First class or special (or other recorded) delivery pre-paid post	10 a.m. on the second Business Day after posting
International signed-for air-mail	10 a.m. on the fifth Business Day after posting

provided that in relation to delivery or service by hand, in any case where delivery or service would be deemed to have taken place after 5.00 p.m. on a Business Day and before 10.00 a.m. on the next Business Day, such Notice shall be deemed to have been delivered or served at 10.00 a.m. on the latter of such Business Days.

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24.5	References in this clause 24 to times of the day are to those times in the location of receipt.

25	Sellers’ Representative

25.1	Each of the Sellers hereby irrevocably appoints and authorises the Sellers’ Representative to act as their agent and representative pursuant to the Transaction Documents at all times with full power and authority in their name and on their behalf or otherwise to bind each and any of the Sellers and the Buyer and any other person may rely, without inquiry, upon any action of the Sellers’ Representative as being the act of each and any of the Sellers in all matters referred to in the Transaction Documents. Each of the Sellers hereby ratifies and confirms all that the Sellers’ Representative shall do or cause to be done by virtue of that appointment as Sellers’ Representative.

25.2	Without prejudice to the generality of clause 25.1,

(a)	whether or not such terms refer to the Sellers’ Representative, wherever under the terms of the Transaction Documents all or any of the Sellers are entitled or obliged to exercise or enforce any right or discretion, take any action (including incurring any cost or approving, signing or executing and/or delivering any deed, agreement or other document), give or receive any direction, consent, waiver or notice and/or agree any matter (save if and to the extent expressly provided to the contrary in the relevant Transaction Document) such right or discretion may be validly exercised or enforced, such action may be validly taken, such direction, consent or notice may be validly given or received, and/or such matter may be validly agreed by or to the Sellers’ Representative for and on behalf of all or any of the Sellers; and

(b)	each of the Sellers irrevocably authorises and appoints the Sellers’ Representative as their agent to accept service on their behalf of any process in any legal action or proceedings relating to or arising out of or in connection with any of the Transaction Documents, their subject matter or formation and such service shall be deemed complete in relation to each or any of the Sellers whether or not forwarded to or received by each or any of the Sellers.

25.3	In the event of the death or incapacity of the Sellers’ Representative the Sellers agree to appoint, by simple majority, a successor within the 15 Business Day period immediately following such death or incapacity (provided that such successor Sellers’ Representative is a Seller and their address for the purposes of clause 24 is in the United Kingdom) and, if they fail to do so, the Buyer may by notice in writing appoint any one of the Sellers as the Sellers’ Representative. The Sellers’ Representative may also be replaced by a simple majority vote of the Sellers from time to time provided that such successor Sellers’ Representative is a Seller and their address for the purposes of clause 24 is in the United Kingdom. The appointment of such successor or replacement shall take effect:

(a)	where appointed by the Sellers, once the proposed appointee has agreed in writing to accept the appointment and such appointment has been notified to the Buyer in writing in accordance with clause 24; and

(b)	where appointed by the Buyer, upon such notice from the Buyer.

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25.4	Except as provided in clause 25.3 the Sellers may not replace the Sellers’ Representative or appoint an additional representative.

26	Conflict with other Agreements

26.1	If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between the relevant Sellers or their connected persons and any members of the Buyer’s Group) unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	the relevant Sellers and the Buyer are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

27	Entire Agreement

27.1	Subject always to clause 27.2, each party acknowledges and agrees with the others that:

(a)	the Transaction Documents constitute the entire agreement and understanding between the parties in connection with the arrangements contemplated by this Agreement and supersede and extinguish any Pre-Contractual Statement not expressly set out in the Transaction Documents;

(b)	they are entering into the Transaction Documents in reliance upon only the Transaction Documents and that they are not relying upon any Pre-Contractual Statement unless it is expressly set out in the Transaction Documents; and

(c)	they shall not have any rights or remedies in relation to any Pre-Contractual Statement unless it is expressly set out in the Transaction Documents.

27.2	This clause shall not exclude any liability in respect of any Pre-Contractual Statements made or given fraudulently or dishonestly by any party.

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27.3	In this clause “Pre-Contractual Statement” means any promise, warranty, representation, covenant, undertaking, agreement, term or condition or statement of whatever nature relating to the arrangements contemplated by this Agreement or any of the other Transaction Documents made or given by any party or on their behalf at any time prior to the execution of this Agreement.

27.4	Each party acknowledges that they have received independent legal advice as to the terms of this Agreement, including the provisions and effect of this clause, and agrees that the provisions of this clause are fair and reasonable.

28	Contracts (Rights of Third Parties) Act 1999

28.1	Without prejudice to any express provision of this Agreement pursuant to which any rights are conferred upon or rights or liability may be assigned or transferred to any third party, for the purpose of the Contracts (Rights of Third Parties) Act 1999 the parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement except if and to the extent set out in this clause 28.

28.2	The third parties referred to in this Agreement shall have the right to enforce only those clauses which refer to them in accordance with the terms of the Contracts (Rights of Third Parties) Act 1999 provided that such rights:

(a)	shall not be assignable by any of those persons; and

(b)	are subject to the terms and conditions of this Agreement.

28.3	The parties may amend, vary or terminate this Agreement in such a way as may affect any rights or benefits given to any third party under this Agreement which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such third parties who may not veto any such amendment, variation or termination.

29	Costs

29.1	Except where this Agreement or any other Transaction Document expressly provides otherwise, each party shall be responsible for its own legal, accountancy and other costs and expenses incurred in relation to the Proposed Transaction and the negotiation, preparation and implementation of this Agreement and the other Transaction Documents.

30	Payments And Interest

30.1	Unless otherwise stated in any other provision of this Agreement any payment of any amount to be made pursuant to this Agreement by the Buyer to any of the Sellers shall be made to the Sellers’ Nominated Account.

30.2	The Sellers’ Solicitors are hereby authorised by the Sellers to receive payment of any amount referred to in clause 30.1.

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30.3	Payment of any amount referred to in clause 30.1 to the Sellers’ Nominated Account including for the avoidance of doubt:

(a)	the Cash Consideration;

(b)	the repayment of the Shareholder Loans; and

(c)	the repayment of the Calnan Family Loans,

shall constitute a good and complete discharge to the Buyer in respect of its obligation to pay such amounts and the Buyer shall not be concerned with the distribution of the monies so paid or be answerable for the loss or misapplication of such sum.

30.4	Any payment made to the Sellers’ Nominated Account in respect of an amount payable to any of the Sellers (or any of their connected persons) shall be received by the recipient in the Sellers’ Nominated Account as nominee for and on behalf of each relevant Seller (or such connected persons) and the recipient shall account for the same to each such Seller (or such connected persons) (or as such Seller may direct) and until it does so shall hold such amount on trust for such persons.

30.5	If any party defaults in the payment when due of any sum payable under this Agreement (whether payable under its terms or by agreement or by a court order or otherwise) the liability of that party shall be increased to include interest on such sum from and including the date when such payment was due up to and including the date of actual payment (as well after as before judgment) at the annual rate which is the aggregate of 3% per annum and the base rate from time to time of Barclays Bank plc. Such interest shall accrue from day-to-day and shall be compounded annually.

30.6	For the avoidance of doubt Buyer’s obligation is to issue such number of Consideration Shares as calculated in accordance with clause 3.3 and Schedule 10 to the Seller’s in their Respective Proportions. To the extent that the Respective Proportions are incorrect, the Buyer shall not be concerned with or answerable for any such innacuracy.

31	Set-Off

31.1	Without prejudice to clause 31.2, but otherwise notwithstanding any other provision of any of the Transaction Documents, if at (or prior to) the time that any Buyer Payment is due and payable, a Relevant Claim has become a Qualifying Claim and a Seller Payment (or ay part of it) is outstanding, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of any relevant Sellers’ liability to pay the Seller Payment by way of set-off against the Buyer Payment then payable to them, and to treat its obligation to make such Buyer Payment as being reduced (or extinguished) by an amount equal to the value of the Seller Payment so setoff and the Buyer shall have no liability to satisfy such amount of the Buyer Payment as is equal to the value of the Seller Payment so set off.

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31.2	Without prejudice to clauses 31.1, but otherwise notwithstanding any other provision of any of the Transaction Documents, if at (or prior to) the time that any Buyer Payment is due and payable there is an Outstanding Claim, the Buyer shall be entitled (at its sole discretion) to:

(a)	withhold from the Buyer Payment then due and payable to any relevant Sellers an amount equal to the amount of the Outstanding Claim (the “Liability Amount”) provided that the Buyer has obtained, at the Buyer’s cost, an opinion from Counsel that on the balance of probabilities, the Buyer has a chance of success in respect of the Outstanding Claim and has provided a copy of that opinion to the relevant Sellers or the Sellers’ Representative, or, if lower, (without prejudice to clause 31.3) the full amount of such Buyer Payment (the “Reserved Sum”); and

(b)	defer payment of the Reserved Sum until such time as the Outstanding Claim has become a Seller Determined Claim.

31.3	If the Reserved Sum withheld by the Buyer from a Buyer Payment pursuant to clause 31.2 is less than the Liability Amount in respect of the relevant Outstanding Claim then each time a subsequent Buyer Payment is due and payable to any relevant Sellers (and if and to the extent that the relevant Outstanding Claim has not became a Qualifying Claim or a Seller Determined Claim on or before such time), the Buyer shall be entitled (at its sole discretion) to make a withholding from each such Buyer Payment until such time as the aggregate amount withheld in respect of the relevant Outstanding Claim is equal to the Liability Amount.

31.4	Where a Reserved Sum has been withheld by the Buyer pursuant to clause 31.2 in respect of an Outstanding Claim, then if and to the extent that it becomes a Seller Determined Claim the Buyer shall no longer be entitled to withhold payment of such amount of the Buyer Payment and, save if and to the extent that the Buyer is entitled to set off or withhold the same in respect of any other Qualifying Claim or Outstanding Claim in accordance with clauses 31.1, 31.2 or 31.3, shall pay the Reserved Sum to the Sellers’ Nominated Account within 10 Business Days of the Outstanding Claim becoming a Seller Determined Claim.

31.5	Where a Reserved Sum has been withheld by the Buyer pursuant to clause 31.2 in respect of an Outstanding Claim, then if and to the extent that it becomes a Qualifying Claim the Buyer shall:

(a)	be entitled (at its sole discretion) to satisfy all (if and to the extent possible) or part of any relevant Sellers’ liability to pay the Due Amount (or such part of it) in respect of the Qualifying Claim by way of set-off against the corresponding Reserved Sum, and to treat its obligation to pay the Reserved Sum as being reduced by an amount equal to the value of the Due Amount so set off and the Buyer shall have no liability to satisfy such amount of the relevant Buyer Payment as is equal to the value of the Due Amount so set off; and

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(b)	after the Buyer has exercised its rights pursuant to clause 31.5(a), and save to the extent that the Buyer is entitled to set-off or withhold payment of such amount (or any part of such amount) in respect of any other Qualifying Claim or Outstanding Claim in accordance with clauses 31.1, 31.2 or 31.3, the Buyer shall pay the balance of the relevant Reserved Sum (if any) to the Sellers’ Nominated Account within 10 Business Days of the Outstanding Claim becoming a Qualifying Claim.

31.6	Nothing in this clause 31 shall require the Buyer to exercise its rights of set off or withholding or prejudice, limit or otherwise affect:

(a)	any right or remedy the Buyer may have against the Sellers from time to time arising under any of the Transaction Documents; or

(b)	the Buyer’s right to recover against the Sellers, whether before or after the Buyer Payment is made in accordance with this Agreement.

31.7	No set off or withholding made under this clause 31 shall extinguish the liability of any of the Sellers or otherwise prevent or restrict the Buyer’s right to recover in respect of any Relevant Claim if and to the extent that such liability exceeds the amount of the Buyer Payment so set off or withheld.

31.8	Any amount set off or withheld pursuant to this clause 31 and which would otherwise have been payable to any of the Sellers shall be deemed to have been received by the relevant Sellers for the purposes of paragraph 1.3 of Schedule 5 and shall not operate to impose any reduction in the Purchase Price or otherwise affect the liability of any of the Sellers in respect of any Claims or Tax Covenant Claims.

31.9	For the purposes of this clause 31 (including for such purposes any defined terms and expressions used in this clause 31), references to:

(a)	the Sellers shall be deemed to be references to the Sellers or such of their connected persons as the context may require; and

(b)	the Buyer shall be deemed to be references to the Buyer or such other members of the Buyer’s Group as the context may require,

and the Sellers and the Buyer shall procure that such connected persons or the Buyer’s Group respectively shall comply with and give effect to this clause 31 as if they were party to this Agreement.

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32	Claims against Professional Advisers

32.1	Save in respect of fraud on the part of the Buyer’s professional advisers, each of the Sellers irrevocably and unconditionally agree with the Buyer and its professional advisers that they will not bring any claim or other action whatsoever in relation to any matter arising out of or in connection with this Agreement whether such exists now (and whether or not it is known to any of the Sellers as at the Completion Date) or in the future (a “Professional Claim”), against any professional advisers of the Buyer. If any such Professional Claim exists, each of the Sellers irrevocably and unconditionally waive the right to bring any form of claim against or recover any sums from any of the Buyer’s professional advisers in relation to any Professional Claim and unconditionally and irrevocably release the Buyer’s professional advisers from any liability in respect of any such Professional Claim. For the purposes of the Contracts (Rights of Third Parties) Act 1999 the parties intend that the terms of this clause 32 should be enforceable by any relevant professional adviser of the Buyer.

33	Execution and Counterparts

33.1	This Agreement shall be valid, binding and enforceable against a party only when executed by an authorised individual on behalf of the party by means of:

(a)	a DocuSign® or other electronic signature;

(b)	an original, manual signature; or

(c)	a faxed, scanned or photocopied manual signature, and

each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary.

This Agreement may be entered into in the form of any number of counterparts, each executed by one or more of the parties, all of which taken together shall constitute one and the same instrument.

34	Variations

34.1	No purported variation of this Agreement shall be effective unless it is in writing and is duly executed by the Buyer and the Sellers’ Representative.

35	Invalidity

35.1	Each provision or part-provision of this Agreement is severable and distinct from the others. If any such provision or part-provision is or becomes invalid, illegal or unenforceable, that provision or part-provision shall be deemed modified if and to the extent necessary to make it valid, legal and enforceable. If such modification is not possible then that provision or part-provision shall be deemed not to form part of this Agreement. Any such modification to or deletion of that provision or part-provision shall not affect or impair the validity, legality or enforceability of the remainder of this Agreement.

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36	Continuing Obligations

36.1	All provisions of this Agreement which are capable of performance after Completion, which are capable of having or taking effect following Completion and all warranties, covenants, indemnities, agreements and other undertakings contained in this Agreement shall remain in full force and effect notwithstanding Completion.

37	Remedies

37.1	Except as expressly provided in this Agreement, the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38	Governing Law and Jurisdiction

38.1	This Agreement and any and all matters (including any contractual or non-contractual rights and obligations) arising out of or in connection with this Agreement, its subject matter or formation shall be governed by and construed in accordance with English law.

38.2	Each of the parties irrevocably:

(a)	agrees that the English courts will have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement (including any non-contractual rights and obligations) and the documents to be entered into pursuant to it and, accordingly, that proceedings arising out of or in connection with this Agreement or any such documents will be brought in such courts; and

(b)	submits to the jurisdiction of such courts and waives any objection to proceedings being brought in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

38.3	Each of the parties irrevocably agrees that any process in any legal action or proceedings relating to or arising out of or in connection with this Agreement, its subject matter or formation may (if consistent with the applicable court rules) be served on them in accordance with clause 24.

IN WITNESS whereof this Agreement has been entered into as a deed on the date set out on page 1.

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Schedule 1

The Sellers

(1) Name	(2) Address	(3) Shares	(4) Respective Proportions (%)	(5) Cash Consideration (£)	(6) Completion Consideration Shares
Alexander James Calnan		31,465 ordinary shares of £0.01 each 7,500 deferred shares of £0.01 each	20.309%	1,847,407.06	507,716.19
Mark David Calnan		11,016 ordinary shares of £0.01 each	7.110%	646,783.29	177,753.11
Paul Vincent Walsh		10,459 ordinary shares of £0.01 each	6.751%	614,080.10	168,765.41
Leo Bedford		3,274 ordinary shares of £0.01 each	2.113%	192,226.62	52,828.95

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Karen and Tim Taylor	2,425 ordinary shares of £0.01 each	1.565%	142,379.22	39,129.56
Peter David Calnan	7,488 ordinary shares of £0.01 each	4.833%	439,643.54	120,825.64
David Patrick Houten	10,247 ordinary shares of £0.01 each	6.614%	601,632.93	165,344.60
Diane Houten	3,374 ordinary shares of £0.01 each	2.178%	198,097.93	54,442.54
Andrew George Scarlett	12,945 ordinary shares of £0.01 each	8.355%	760,040.82	208,879.26
Lindsay Jane Scarlett	764 ordinary shares of £0.01 each	0.493%	44,856.79	12,327.83
Iain Gannon	11,817 ordinary shares of £0.01 each	7.627%	693,812.47	190,677.97
Kevin Stringer and Joss Soulie-Mansanne	2,714 ordinary shares of £0.01 each	1.752%	159,347.30	43,792.84

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Damien McGlue	290 ordinary shares of £0.01 each	0.187%	17,026.79	4,679.41
Kenya Matsumoto	13,982 ordinary shares of £0.01 each	9.024%	820,926.29	225,612.20
Kieran Gallagher	7,917 ordinary shares of £0.01 each	5.110%	464,831.46	127,747.94
Sameer Khatri	8,585 ordinary shares of £0.01 each	5.541%	504,051.79	138,526.73
David Harrison	4,481 ordinary shares of £0.01 each	2.892%	263,093.31	72,304.98
Fred Wallet	2,826 ordinary shares of £0.01 each	1.824%	165,923.16	45,600.06
Samuel Norman	3,504 ordinary shares of £0.01 each	2.262%	205,730.63	56,540.20
David Palmer	2,910 ordinary shares of £0.01 each	1.878%	170,855.06	46,955.48

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	David Gee	240 ordinary shares of £0.01 each	0.155%	14,091.14	3,872.62
	Matthew Bull	195 ordinary shares of £0.01 each	0.126%	11,449.05	3,146.50
	Tony Mazzone	390 ordinary shares of £0.01 each	0.252%	22,898.10	6,293.00
	Trevor Watt	240 ordinary shares of £0.01 each	0.155%	14,091.14	3,872.62
	Jennifer Smith	39 ordinary shares of £0.01 each	0.025%	2,289.81	629.30
	Hard Yards Global Limited	1,347 ordinary shares of £0.01 each	0.869%	79,086.52	21,735.06
Total		154,934 ordinary shares of £0.01 each 7,500 deferred shares of £0.01 each	100%	9,096,652.32	2,500,000.00

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Schedule 2

The Company and Subsidiaries

Part A

The Company

Name:	ELECTRIC BLUE LIMITED
Date and place of incorporation:	17 February 2015 England and Wales

Registered number:	09444791

Registered office:	Beech House (unit 1) Beech Industrial Centre Porters Wood St. Albans Hertfordshire AL3 6PQ

Issued share capital:	154,934 ordinary shares of £0.01 each

Shareholders and number of shares held:	As set out in Schedule 1.

Directors:	Simon Blagden Alexander Calnan David Houten Imran Khatri Paul Walsh

Secretary:	None

Auditors:	None

Outstanding Charges:

Companies House charge code: 094447910002

Date created: 25 January 2022

Persons entitled: Hard Yards Global Limited

Companies House charge code: 094447910001

Date created: 25 January 2022

Persons entitled: Kenya Matsumoto

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Part B

The Subsidiaries

Name:	EB CHARGING LTD
Date and place of incorporation:	17 February 2015 England and Wales

Registered number:	09444771

Registered office:	Beech House (unit 1) Beech Industrial Centre Porters Wood St. Albans Hertfordshire AL3 6PQ

Issued share capital:	100 ordinary shares of £1.00 each

Shareholders and number of shares held:	The Company: 100 ordinary shares of £1.00 each

Directors:	Alexander Calnan Jennifer Smith

Secretary:	None

Auditors:	None

Outstanding Charges:	Companies House charge code: 094447710001 Date created: 26 May 2021 Persons entitled: General Subsidiary 2 Limited

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Name:	EB TECHNOLOGIES LTD
Date and place of incorporation:	17 February 2015 England and Wales

Registered number:	09444868

Registered office:	Beech House (unit 1) Beech Industrial Centre Porters Wood St. Albans Hertfordshire AL3 6PQ

Issued share capital:	100 ordinary shares of £1.00

Shareholders and number of shares held:	The Company: 100 ordinary shares of £1.00 each

Directors:	Alexander Calnan Jennifer Smith

Secretary:	None

Auditors:	None

Outstanding Charges:	None

Name:	EB INFRASTRUCTURE LTD
Date and place of incorporation:	29 June 2018 England and Wales

Registered number:	11441156

Registered office:	Beech House (unit 1) Beech Industrial Centre Porters Wood St. Albans Hertfordshire AL3 6PQ

Issued share capital:	100 ordinary shares of £1.00

Shareholders and number of shares held:	The Company: 100 ordinary shares of £1.00 each

Directors:	Alexander Calnan Jennifer Smith

Secretary:	None

Auditors:	None

Outstanding Charges:	None

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Schedule 3

Completion Arrangements

Part A

Sellers’ obligations on Completion

1	On Completion the Sellers shall deliver to the Buyer or the Buyer’s Solicitors:

Shares and shares in Subsidiaries

1.1	duly executed and completed stock transfer forms in respect of the Shares in favour of the Buyer or as it may direct;

1.2	a copy of any power of attorney under which a stock transfer form or any other Transaction Document has been executed on behalf of any Seller;

1.3	the share certificates in respect of the Shares;

1.4	share certificates in respect of all issued shares in the capital of each of the Subsidiaries (or an express indemnity in a form satisfactory to the Buyer in the case of any missing certificate); and

1.5	such waivers or consents as the Buyer may require to enable the Buyer or its nominees to become the registered holders of the Shares;

Books and records

1.6	the original certificate of incorporation of the Company, any certificates of incorporation on change of name of the Company, originals of the certificates of incorporation and/or originals of the certificates of incorporation on change of name of each Subsidiary;

1.7	(as agent for each Group Company) each Group Company’s statutory registers (written up to the Business Day immediately preceding the Completion Date) and its common seal (if any);

1.8	the security and authentication codes for the Companies House WebFiling service and Protected Online Filing Scheme for each Group Company;

Release of security and banking arrangements

1.9	the duly executed Deeds of Release and Termination in respect of the Existing Facilities or equivalent letters of release;

1.10	evidence in a form satisfactory to the Buyer that each Group Company is released from all Encumbrances and Guarantees given by, or binding on them in respect of any debt, liability or other obligation of any person other than a Group Company;

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1.11	evidence in a form satisfactory to the Buyer that all change of control consents required have been obtained and each third party has irrevocably and unconditionally waived any and all right of termination arising in connection with that change of control;

1.12	in relation to the bank accounts of each Group Company bank statements and reconciliation statements dated on the Completion Date for all such bank accounts;

Resignations

1.13	duly signed resignation letter in the Agreed Form from Simon Bladgen, David Houten, Imran Khatri and Paul Walsh, to take effect from Completion;

Property documents

1.14	the title deeds and any other documents in their possession relating to the Properties;

Other Transaction Documents

1.15	the Disclosure Letter duly executed by the Sellers;

1.16	the Escrow Agreement duly executed by the Sellers Representative;

1.17	the US Escrow Agreement duly executed by the Sellers Representative;

1.18	the Lock-up Agreement duly executed by the Sellers;

1.19	a settlement agreement in the Agreed Form between inter alia the Company, Fondcroft Services Limited and Leo Bedford duly executed by each of the parties thereto;

1.20	the service agreement in the Agreed Form between Alexander Calnan and EB Charging Limited duly executed by Alexander Calnan and EB Charging Limited;

1.21	the service agreement in the Agreed Form between Jennifer Smith and EB Charging Limited duly executed by Jennifer Smith and EB Charging Limited;

1.22	a duly signed letter in the Agreed Form from Alexander Calnan to the Company confirming that on Completion he ceased to be a registrable person (within the meaning of section 790C of the Companies Act 2006) in relation to the Company;

1.23	the Option Documents, duly executed or signed (as required) by the Optionholders; and

1.24	a deed of termination in respect of the Investment and Shareholders’ Agreement duly executed by the Sellers;

1.25	a duly executed US tax form W-8BEN from each Seller receiving Consideration Shares pursuant to the terms of this Agreement;

1.26	a stock power form from each of the Sellers in respect of the Escrow Shares; and

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1.27	A statement for each bank account of each Group Company evidencing the amount standing to the credit or debit of the relevant account as at the close of business on the Business Day prior to Completion.

Board resolutions of the Group Companies

2	On Completion the Sellers shall procure that resolutions of the board of directors of each Group Company are passed by which the following business is transacted:

2.1	(in the case of the Company only) the stock transfer forms referred to in paragraph 1.1 of this Part A are approved for registration (subject only to their being duly stamped);

2.2	such persons as the Buyer may notify to the Sellers’ Representative are appointed as directors of each Group Company, such appointments to take effect immediately after Completion;

2.3	the resignations referred to in paragraph 1.13 of this Part A are accepted;

2.4	all existing instructions given to bankers in respect of the operation of its bank accounts are revoked and authority is given in favour of such persons as the Buyer may nominate to operate such accounts;

2.5	the registered office of each Group Company is changed to such address as the Buyer may notify to the Sellers’ Representative, such change to take effect immediately after Completion;

2.6	the service agreements between Alexander Calnan, Jennifer Smith and the relevant Group Company are approved and entered into by the Company; and

3	the Sellers shall procure that a copy of the minutes (certified by a duly appointed officer of the relevant company as true and correct) of each such duly held board meeting is delivered to the Buyer or the Buyer’s Solicitors on Completion.

Repayment of amounts owing to the Group

4	On Completion the Sellers shall repay or procure repayment of the following:

4.1	the Shareholder Loans, repayment of which the relevant Sellers agree will constitute full and final settlement of all amounts (whether principal, interest or otherwise) owing by the Company in relation to the Shareholder Loans; and

4.2	the Calnan Family Loans, repayment of which the relevant Sellers agree will constitute full and final settlement of all amounts (whether principal, interest or otherwise) owing by the Company in relation to the Calnan Family Loans.

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Part B

Buyer’s obligations on Completion

Documents to be delivered

1	On Completion the Buyer shall deliver to the Sellers’ Representative or the Sellers’ Solicitors:

1.1	the Escrow Agreement duly executed by the Buyer;

1.2	the US Escrow Agreement duly executed by the Buyer;

1.3	the Lock-up Agreement duly executed by the Buyer and Blink;

1.4	a copy of a resolution (certified by a duly appointed officer of the Buyer as true and correct) of the board of directors of the Buyer authorising the execution of and the performance by the Buyer of its obligations under this Agreement and each of the Transaction Documents to be executed by the Buyer;

1.5	a copy of a resolution of Blink approving the Transaction and each of the Transaction Documents to be executed by it; and

1.6	a duly signed letter from Blink to the Company confirming that it is a registrable relevant legal entity (within the meaning of section 790C of the Companies Act 2006) in relation to the Company.

Payment of the consideration

2	On Completion the Buyer shall:

2.1	make those payments set out in clause 3.2(a) to 3.2(d) in accordance with the terms thereof; and

2.2	pay an amount equal to £286,250 to General Subsidiary 2 in repayment of the CBILS Loan in accordance with the Undertaking.

3	Within five Business Days of Completion, Blink shall:

3.1	instruct the Transfer Agent to issue the Completion Consideration Shares to the Sellers and the Escrow Shares to be held in escrow by the US Escrow Agent in accordance with clauses 3.2(e) and 3.2(f); and

3.2	deliver to the Sellers’ Representative or the Sellers’ Solicitors:

(a)	a duly executed book statement in respect of the Completion Consideration Shares to be issued at Completion to that Seller and enter the Seller’s name in the register of shareholders of Blink as the holder of those Completion Consideration Shares; and

(b)	copies of stock certificates in relation to the Escrow Shares.

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Schedule 4

Warranties

In this Schedule 4 (and in each defined term or expression used in this Schedule 4) each reference to the Company shall be deemed (unless the context otherwise requires) to include each Group Company.

In this Schedule 4 each of the Warranties shall be construed so that it shall apply to and with the same effect in relation to each jurisdiction outside of England and Wales in which the Group’s business is or has been carried on and without prejudice to the generality of the foregoing shall be interpreted in accordance with clause 1 of this Agreement.

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Part A

Fundamental Warranties

1	Power To Sell

1.1	Each Seller has the legal right and full power and authority to enter into and perform their obligations under this Agreement and each other Transaction Document to which they are a party in accordance with their terms.

1.2	When executed, each Seller’s obligations under this Agreement and each other Transaction Document to which they are a party will be legal, valid, binding and enforceable in accordance with their terms.

1.3	The entry into and performance by each Seller of this Agreement and each other Transaction Document to which they are a party will not:

(a)	result in a breach of or constitute a default of:

(i)	any laws or regulations in any relevant jurisdiction or of any order, decree or judgment of any court or any governmental or regulatory authority; or

(ii)	any agreement or undertaking to which any Seller is a party; or

(b)	require any Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or regulatory authority.

2	Shares and Constitution

Incorporation and capacity

2.1	The Company is a company which is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has full power and authority to carry on its business.

Shares in the Company

2.2	The Shares have been lawfully allotted and issued and are fully paid or credited as fully paid.

2.3	The Shares listed in Part A of Schedule 2 constitute the entire issued share capital of the Company.

2.4	No loan capital or other security (other than the Shares) of the Company is in issue.

2.5	No person other than the Sellers have any legal or beneficial entitlement to the Shares.

2.6	There is no Encumbrance on any of the Shares, no commitment to create any such Encumbrance has been given and no person has claimed to be entitled to an Encumbrance on the Shares.

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2.7	There is no contract, agreement, arrangement, obligation, understanding, commitment or liability in respect of, and no person has any right requiring the allotment, issue, sale, transfer, conversion, purchase, redemption or repayment of or any other interest (including any options or pre-emption rights) in any of the Shares or any share in the capital of the Company (other than the Shares) or any loan capital or other securities of the Company (in each case whether issued or not).

Shares in the Subsidiaries

2.8	The shares in the capital of each Subsidiary have been lawfully allotted and issued and are fully paid or credited as fully paid.

2.9	The shares in the capital of each Subsidiary listed in Part B of Schedule 2 constitute the entire issued share capital of that Subsidiary.
2.10	No loan capital or other security (other than the shares listed in Part B of Schedule 2) of any Subsidiary is in issue.

2.11	The Subsidiaries are wholly owned by the Company free from any Encumbrance and no person other than the Company has any legal or beneficial entitlement to any shares in the capital of any Subsidiary.

2.12	There is no Encumbrance on any issued shares in the capital of any of the Subsidiaries (or any unissued share capital, loan capital or other securities of any of the Subsidiaries), no commitment to create any such Encumbrance has been given and no person has claimed to be entitled to an Encumbrance on any issued shares in the capital of any of the Subsidiaries (or any unissued share capital, loan capital or other securities of any of the Subsidiaries).

2.13	There is no Contract and no person has any right requiring the allotment, issue, sale, transfer, conversion, purchase, redemption or repayment of or any other interest (including any options or pre-emption rights) in any share in the capital of any of the Subsidiaries or any loan capital or other securities of any of the Subsidiaries (in each case whether issued or not).

3	Company Insolvency

3.1	No order has been made for the winding up of the Company, or the making of an administration order in respect of the Company, or the appointment of a liquidator, receiver (including an administrative receiver), administrator, trustee, custodian or other official in respect of all or any part of the assets of the Company and so far as the Sellers are aware no petition has been presented, resolution passed, meeting convened or other steps taken.

3.2	The Company is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and has not stopped paying its debts as they fall due.

4	Seller Insolvency

4.1	No statutory demand has been issued against any Seller nor are there any grounds for believing any Seller is unable to pay any debts within the meaning of section 268 of the Insolvency Act 1986.

4.2	No order has been made for any Seller’s bankruptcy or for the appointment of a receiver over any assets of any Seller and so far as the Sellers are aware, no petition has been presented for any Seller’s bankruptcy or for the appointment of a receiver.

4.3	No Seller has entered into an individual voluntary arrangement pursuant to the Insolvency Act 1986 and so far as the Sellers are aware no proposal has been made in respect of an individual voluntary arrangement.

4.4	No event analogous to any of the circumstances mentioned in any of the above sub-paragraphs has occurred in relation to any Seller outside England.

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Part B

General Warranties

1	Shares And Constitution

Constitutional documents

1.1	The articles of association of the Company available for inspection in the electronic records kept by the Registrar of Companies in England and Wales (the “Registrar of Companies”) at the close of business on the date two Business Days prior to the Completion Date are true and complete, have not been amended since such date and have embodied therein or annexed thereto a copy of every resolution or agreement required to be filed with the Registrar of Companies pursuant to the Companies Acts.

Books and records

1.2	All statutory books, books of account and other records of the Company required to be kept by applicable laws and regulations (the “Records”) are true and complete and have been properly prepared and maintained in accordance with all applicable legal and regulatory requirements and no notice or allegation that any is incorrect or should be rectified has been received by the Company and all such Records belonging to the Company or which ought to be in its possession are in its possession or under its control.

1.3	If and to the extent that any Records are maintained or stored electronically:

(a)	the Company is the owner of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; and

(b)	such Records are adequately backed up.

1.4	In relation to its register of people with significant control, the Company has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the Companies Act 2006.

1.5	All documents which should have been delivered to the Registrar of Companies are accurate and have been properly delivered.

1.6	No warning notice or restrictions notice has been issued under Schedule 1B (Enforcement of disclosure requirements) of the Companies Act 2006 in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of, the Company.

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Subsidiaries and interests

1.7	Other than the Subsidiaries, the Company:

(a)	has no, has never had and has not agreed to acquire any interest in the share capital of, or other investment in, any undertaking;

(b)	has no, has never had and has not agreed to acquire any interest in any branch, agency, establishment, operations or other assets whatsoever outside the United Kingdom;

(c)	is not, has never been and has not agreed to become a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium (other than a bona fide trade association);

(d)	does not and has never controlled or taken part in the management of any company or business organisation nor has it agreed to do so; and

(e)	is not in relation to any company or limited liability partnership registered in the United Kingdom, a registrable relevant legal entity within the meaning of section 790C Companies Act 2006.

1.8	The Company has no shadow directors.

2	Accounts

General

2.1	The Accounts:

(a)	give a true and fair view of the assets, liabilities, financial position and state of affairs of the Company, the Subsidiaries and the Group as a whole as at the Accounts Date;

(b)	give a true and fair view of the profits or losses of the Company, the Subsidiaries and the Group as a whole for the financial year ended on the Accounts Date;

(c)	make full provision for all actual liabilities (including any deferred taxation);

(d)	include in the notes disclosure of all contingent liabilities; and

(e)	make full provision for:

(i)	bad or doubtful debts (if known);

(ii)	the depreciation of assets;

(iii)	the future cost of any unfunded commitments under any pension scheme involving the Company or any Subsidiary.

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2.2	The Accounts have been prepared in accordance with applicable law and accounting principles and practices in force and applicable to the Company, the Subsidiaries and the Group at the Accounts Date.

2.3	The Accounts have been prepared using the accounting policies and practices and the assumptions and estimation techniques adopted and applied in preparing the audited financial statements of the Company, the Subsidiaries and the Group for the three financial years preceding the financial year to which the Accounts relate.

Unusual factors

2.4	The results shown by the Accounts and the audited accounts (including any consolidated accounts) for each of the preceding three financial periods of the Company, the Subsidiaries and the Group have not (save as fairly disclosed therein) been affected by any exceptional, extraordinary, unusual, infrequent or non-recurring item or by any other factor.

Management Accounts

2.5	The Management Accounts have been prepared with due care and attention, on a basis consistent with the Accounts and give a fair and reasonable view of the assets and liabilities of the Company, the Subsidiaries and the Group as at their date and of the profits and losses or income and expenditure for the period in respect of which they have been prepared and are not inaccurate or misleading in any material respect.

Locked Box Accounts

2.6	The Locked Box Accounts have been prepared with due care and attention, on a basis consistent with the Accounts and give a true and fair view of the assets and liabilities of the Company, the Subsidiaries and the Group as at the Locked Box Accounts Date and of the profits and losses for the period in respect of which they have been prepared and are not inaccurate or misleading in any material respect.

Debts

2.7	Save as provided for in the Accounts or the Management Accounts, all debts due to the Company will so far as the Sellers are aware realise their full amount in cash in accordance with the Company’s normal terms for payment.

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3	Changes since the Accounts Date

General

3.1	Since the Accounts Date:

(a)	there has been no (and there have been no circumstances likely to give rise to any) material adverse change in the financial or trading position or prospects of the Company;

(b)	the Company’s business has been carried on in the ordinary course, on arm’s length terms and so as to maintain the same as a going concern;

(c)	there has been no material change in the nature of the business carried on by the Company or in the manner in which such business is conducted;

(d)	the Company has not issued or agreed to issue any share or loan capital;

(e)	otherwise than in the ordinary course of business, the Company has not entered into any transaction or assumed or incurred any liabilities or made any payment not provided for in the Accounts;

(f)	the Company has not offered price reductions, discounts or allowances on sales of stock or services or provided them at less than cost to an extent that may materially affect its profitability;

(g)	save for the ordinary business of an annual general meeting, no resolution of the members of the Company has been passed;

(h)	the Company has paid its creditors within the time limits agreed with such creditors;

(i)	the Company has not discounted or released any debts due to the Company (other than for any debts where full provision was made in the Accounts for such bad debt);

(j)	there has been no unusual increase or decrease in the level of stock of the Company;

(k)	no dividends or other distributions have been declared, made or paid or agreed to be paid by the Company; and

(l)	the Company has not issued or allotted or purchased, redeemed or repaid or otherwise reduced any of its share capital or loan capital or other securities (or agreed to do any of the same).

4	Assets

Ownership and condition

4.1	All assets (tangible and intangible, but excluding any Property) used by the Company are legally and beneficially owned by the Company free from any Encumbrance or adverse claim and are in the possession of or under the control of the Company.

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4.2	The Company owns all assets (tangible and intangible but excluding any Property) which it needs to carry on its business.

4.3	Where any assets (excluding Property) are used but not owned by the Company or any facilities or services are provided to the Company by a third party, no event of default has occurred or is subsisting which entitles (or with the passage of time and/or giving of notice would entitle) any third party to terminate any agreement or licence in respect of the provision of such facilities or services.

4.4	All plant and equipment owned or used by the Company:

(a)	is in good working condition (fair wear and tear excepted, and for the purposes of this Warranty fair wear and tear shall take into account the fact that chargers, being public infrastructure, are outside and exposed to the elements);

(b)	has been regularly and properly serviced and maintained (in the case of chargers, only to the extent that the Company’s contractual obligations in respect of those chargers require it to provide service and maintenance), and;

(c)	complies with appropriate safety regulations.

None is dangerous, in need of replacement or surplus to requirements.

Capital expenditure

4.5	Complete and accurate details of the capital commitments of the Company have been Disclosed.

Hire purchase and leased assets

4.6	All bills of sale, hire-purchase, credit or conditional sale, leasing, rental or other similar agreements to which the Company is a party have been entered into in the ordinary course of business and complete and accurate details of the material terms of all such agreements have been Disclosed and no party is in breach of any such agreement.

Stock

4.7	Stock and work in progress have been valued in the Accounts at the lower of cost and net realisable value.

4.8	The level of the Company’s stock is appropriate having regard to the current and anticipated levels of business.

5	Trading And Contracts

Warranties and representations

5.1	Save for any warranty implied by law or contained in its standard terms of business, the Company has not given any warranty, guarantee, indemnity or made any representation in respect of goods or services supplied or agreed to be supplied by it.

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Material customers and suppliers

5.2	Complete and accurate details of all Contracts with customers and suppliers who in the financial period ended on the Accounts Date accounted respectively for five per cent. or more of the sales by or supplies to the Company (“Material Counterparties”) have been Disclosed.

5.3	No Material Counterparty has ceased, or threatened to cease to do business with, or reduced or threatened to reduce in any material respect the extent to which it does business with, the Company and there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company;

Effect of sale

5.4	Neither any Transaction Document nor any document to be executed at or before Completion will:

(a)	entitle a customer or supplier to cease or reduce trading or alter the terms on which it deals with the Company and so far as the Sellers are aware no customer or supplier is likely to do so; or

(b)	result in breach of or an event of default under, or require the consent of a person under, or enable a person to terminate a Contract or result in the creation, crystallisation or enforcement of any Encumbrance over any asset of the Company.

Breach and enforceability of Contracts

5.5	Neither the Company nor any other party to a Contract has given notice to terminate the same.

5.6	There is no ground for termination, avoidance or repudiation of, or a material change in the terms of, any Contract on grounds of breach by the Company.

5.7	No party to a Contract is in material breach of the same and so far as the Sellers are aware there are no circumstances which might result in such a breach.

Material Contracts

5.8	No Contract:

(a)	is outside the ordinary course of business or otherwise than on arm’s length terms;

(b)	is of a long term nature (that is, unlikely to have been fully performed in accordance with its terms within six months after the date on which it was entered into or undertaken);

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(c)	is incapable of lawful termination (which for these purposes shall include without the payment of compensation) by the Company at any time on no more than three months’ notice;

(d)	is likely to result in a loss to the Company or which cannot readily be fulfilled by the Company on time without undue expenditure of money, effort or personnel;

(e)	places the Company under any prospective or material contingent liability in respect of any disposal by the Company of any of its assets;

(f)	involves the grant of any sole or exclusive rights by or to the Company;

(g)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

(h)	relates to distributorship, agency, marketing or licencing;

(i)	involves payments by or to the Company by reference to fluctuations in any index or the rate of exchange for any currency or commodity;

(j)	relates to any joint venture, consortium, partnership or other association (other than a bona fide trade association); or

(k)	confers any power of attorney or other authority to any person to enter into any Contract on behalf of the Company (other than to directors or employees to enter into routine trading contracts in the normal course of their duties), and the Company has no outstanding offer capable of acceptance which could give rise to any of the same.

5.9	In the 18 months prior to the Completion Date, no contract, arrangement, transaction or commitment involving the Company has either been terminated or discharged by frustration, nor has the performance of any obligation thereunder been suspended or otherwise materially varied, in each case for a reason associated with COVID-19.

Defective products and services

5.10	The Company has not manufactured, sold or provided any product or service which was faulty, defective or dangerous or did not comply with any warranty or representation (express or implied) made in respect of it or any law, regulation, standard and requirement applicable to the product or service.

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5.11	In the last year the Company has not manufactured, sold or provided any product or service:

(a)	to any customer in respect of which the Company has received a complaint and which has resulted in a loss to the Company of more than £5,000 in respect of the incident complained of; or

(b)	where there have been more than five consumer complaints received by the Company in respect of the same stock keeping unit during the same calendar month; or

(c)	where the Company has issued a product recall or advised any of its customers to do so.

Business continuity

5.12	The Company has in place, in accordance with all applicable regulatory requirements, an adequate fully documented business continuity and crisis management plan which would enable the maintenance or prompt restoration of business-critical functions upon the occurrence of any unplanned interruption, event or circumstance that may significantly impair the ability of the Company to carry on its business, including any civil emergency, pandemic or civil unrest.

6	Transactions With The Sellers And Directors

Connected persons

6.1	There is not, nor during the past six years has there been, any Contract to which the Company is a party and in which any of the Sellers (or any of their connected persons) or any other person beneficially interested in the share capital of the Company at that time or any director of the Company (except for service agreements) or any person connected with any of them is or has been interested.

6.2	None of the Sellers (nor any of their connected persons) nor any director of the Company has any interest in any other company or business which has a close trading relationship with or is in competition with the Company.

Indebtedness to/from the Sellers

6.3	There is no outstanding indebtedness or other liability (actual or contingent) on any account whatever owing by the Company to any of the Sellers (or any of their connected persons) or from any of the Sellers (or any of their connected persons) to the Company.

6.4	Except for any Surviving Obligations and other than pursuant to the Service Agreements to be entered into on Completion:

(a)	no Group Company has any liability, obligation or commitment of any kind to any of the Sellers (or any of their respective connected persons); and

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(b)	no circumstances or arrangements exist under which any Group Company could have any liability, obligation or commitment of any kind to any of the Sellers (or any of their respective connected persons).

7	Finance

Bank accounts

7.1	Complete and accurate details of all bank accounts of the Company have been Disclosed.

Financial Debt

7.2	The Company does not have outstanding any obligation to any person for the payment or repayment of money, whether present or future, actual or contingent in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables if and to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under generally accepted accounting principles);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs 7.2(a) to 7.2(h) above,

any such obligation being “Financial Debt”.

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7.3	The total amount borrowed by the Company from any source does not exceed its agreed facilities or any limitation on borrowing.

7.4	There is no Encumbrance affecting the Company or any of its assets other than the charges listed in Schedule 2.

7.5	The Company has not:

(a)	factored or discounted any of its debts; or

(b)	engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(c)	waived any right of set-off it may have against any third party.

Indebtedness owed to the Company

7.6	The Company has not lent or agreed to lend money which has not been repaid to it (other than credit arising in the ordinary course of business), does not own the benefit of any debt (other than debts arising in the ordinary course of business) and does not hold any security in respect of obligations owed to it by any other person.

Events of default

7.7	No event has occurred or is subsisting or been alleged or so far as the Sellers are aware is likely to arise which:

(a)	is an event of default under or a breach of or otherwise will lead to any obligation to repay or give security under any Financial Debt of the Company (or with the passage of time and/or the giving of any notice will be/do the same); and/or

(b)	will lead (or with the passage of time and/or the giving of any notice will lead) to the creation, crystallisation or enforcement of any Encumbrance over any asset of the Company or any Encumbrance created in connection with any Financial Debt of the Company, guarantee, indemnity or other obligation of the Company becoming enforceable.

Guarantees and indemnities

7.8	The Company is neither a party to nor has any liability (including any prospective or contingent liability) under any Guarantee or other agreement to secure or support an obligation of a third party.

7.9	The Company is not dependent on or supported by any Guarantee or other similar obligation or comfort given by another person.

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COVID-19 support schemes

7.10	The Data Room contains full details of the Company’s participation in any corporate borrowing schemes or other business support measures facilitated by the UK government or any local authority in connection with COVID-19 (“COVID-19 Facilities”), including the Coronavirus Business Interruption Loan Scheme, Coronavirus Bounce Back Loan Scheme, the Coronavirus Large Business Interruption Loan Scheme, the COVID Corporate Financing Facility, the Coronavirus Future Fund, any infection control or other grants, any scheme for free provision of personal protective equipment, or any business rates rebate (but excluding, for the purposes of this Warranty, the CJRS), including copies of all documents relating to such participation. The Company has not done, or omitted to do, any act which could result in all or part of any such assistance becoming repayable early or being forfeited or withheld.

7.11	The Company has not contravened or otherwise failed to comply with the terms and conditions of any of the COVID-19 Facilities.

Grants

7.12	Complete and accurate details of any levy or charge payable by the Company and of each grant or subsidy or other financial assistance received (and not fully repaid) or receivable by the Company from any source have been Disclosed and the Company has not done, or omitted to do, any act which could result in all or part of any such assistance becoming repayable early or being forfeited or withheld.

8	Intellectual Property Rights

8.1	Complete and accurate details of any Intellectual Property Rights of which the Company is, or has applied to be, registered as proprietor, including as to registration (and applications therefor), priority and renewal dates, have been Disclosed.

8.2	Complete and accurate details of the unregistered trade marks and copyright or design right works which are material to the Company have been Disclosed.

8.3	Except for the IP Agreements (as defined in paragraph 8.11 below), the Company is the sole unencumbered legal and beneficial owner capable of transferring with full title guarantee and, where registered, the sole registered proprietor of all Intellectual Property Rights used or required by it in connection with its business.

8.4	The Intellectual Property Rights owned by the Company are valid, subsisting and enforceable and, so far as the Sellers are aware, there are no circumstances (other than the non-payment of renewal fees not yet due) whereby any of the Intellectual Property Rights owned or used by the Company could be invalidated, revoked, not granted or not renewed in whole or in part. All renewal fees regarding the Intellectual Property Rights owned or used by the Company due on or before the Completion Date have been paid in full.

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8.5	All patentable inventions made by employees of the Company and used or intended to be used in the business of the Company were made in the normal course of the duties of the employees concerned and there are no outstanding or potential claims against the Company under any contract or under Section 40 of the Patents Act 1997 or any equivalent provision of any foreign law providing for employee compensation or ownership in respect of any rights or interests in Intellectual Property Rights.

Infringement

8.6	The Company has not infringed and is not infringing, either directly or, so far as the Sellers are aware through any other person, the Intellectual Property Rights of any third party.

8.7	So far as the Sellers are aware none of the Intellectual Property Rights owned by the Company have been or are being infringed by any third party and no third party has threatened such infringement in writing.

8.8	There has been, and is, no breach of confidence, passing off or actionable act of unfair competition by any third party in relation to the Company’s business or assets, and no such breach of confidence, passing off or actionable act of unfair competition is anticipated.

8.9	None of the Intellectual Property Rights used or required by the Company in connection with its business, are the subject of any current, pending or, so far as the Sellers are aware, threatened challenge, claim or proceeding, including for opposition, cancellation, invalidity, entitlement, revocation or rectification and, so far as the Sellers are aware there are no facts or matters which might give rise to any such challenge, claim or proceeding.

8.10	No moral rights have been asserted or are likely to be asserted which would affect the use of any Intellectual Property Rights used or required in the business of the Company.

Use of third party intellectual property rights

8.11	True and complete copies of all Contracts whereby:

(a)	the Company uses or exploits any Intellectual Property Rights belonging to a third party (save for licences relating to the use of Software which is commercially available “off the shelf” on standard terms); or

(b)	the Company has licensed or otherwise permitted, expressly or by implication, any use whatsoever of any Intellectual Property Rights

(together the “IP Agreements”) are contained in the Data Room (or, where not reduced to writing, are accurately described in the Disclosure Letter).

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8.12	All the IP Agreements are valid and binding and none has been the subject of any breach or default by any party or of any event which with notice or lapse of time or both would constitute a breach or default.

8.13	So far as the Sellers are aware no IP Agreement is or will become liable to termination because of any breach by or on behalf of the Company or the transaction contemplated by this Agreement.

8.14	Where the IP Agreements are of such a nature that they could be registered with the appropriate authorities and such registration would have the effect of strengthening the Company’s rights and/or there is a requirement for registration, the IP Agreement have been so registered.

8.15	By carrying on business in the ordinary course the Company is not liable to pay any royalty or like fee.

Confidential Information

8.16	Other than in the ordinary course of business under the terms of a written confidentiality agreement there has been no disclosure of or agreement to disclose to any person other than the Buyer, employees or former employees of the Company any material Confidential Information, commercial or industrial know-how or the trade secrets of the Company.

8.17	So far as the Sellers are aware there has been and is no unauthorised disclosure or misuse by the Company of any Confidential Information or know-how belonging to a third party.

8.18	The Company has taken all necessary steps commensurate to its size and resources to maintain the confidentiality of all Confidential Information.

General

8.19	The Company does not use or otherwise carry on its business under any name other than its corporate name.

8.20	The Intellectual Property Rights which at or before the Completion Date are owned by the Company or licensed to it comprise all the rights and interests in Intellectual Property Rights necessary or convenient for the carrying on of the business of the Company to the extent that it is presently conducted.

9	IT systems

9.1	In this paragraph 9:

“Cybersecurity Requirements” means all laws, regulations, codes, mandatory guidance, and standards, industry schemes and sanctions relating to security of network and information systems and security breach and incident reporting requirements which are from time to time applicable to the Company, including the Data Protection Laws;

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“Databases” means the Systems Data that is owned, used by or has been compiled by the Company;

“Good Industry Practice” means the exercise of that degree of skill and care as would be expected from a leading company within the relevant industry or business sector;

“Hardware” means any and all computer hardware (including network and telecommunications equipment) and mobile devices used in connection with the business of the Company;

“IT Contracts” means all agreements or arrangements (whether or not in writing and including those currently being negotiated) under which any third party (including any Seller and any source code deposit agent) provides or will provide any element of, or services relating to, the IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements;

“IT Systems” means the network and information systems that are owned, used, leased or licensed by or to the Company including: (i) the Hardware; (ii) the Software and (iii) all Databases;

“Open-Source Software” means any software or Source Code that meets the definition set out at http://opensource.org/docs/osd or any libraries or code licensed from time to time under the General Public Licence (as set out at http://www.gnu.org/licenses/gpl.html) or any similar licence;

“Security Incident” means any event having an actual material adverse effect on the security of the IT Systems and/or the Systems Data;

“Software” means all computer programs currently used in connection with the business of the Company;

“Systems Data” means the digital data (including personal and non-personal data) stored, processed, retrieved or transmitted by any element of the IT Systems; and

“Virus” means any program which contains malicious code or infiltrates or damages a computer system without the owner’s informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

IT Systems

9.2	Complete and accurate details of all material IT Systems and IT Contracts have been Disclosed.

9.3	The IT Systems and IT Contracts are adequate for the business of the Company.

9.4	The Company is the owner of and in possession of the IT Systems free from Encumbrances. The Company has obtained all necessary rights from third parties to enable its exclusive and unrestricted use of the IT Systems as required for the business of the Company both before and after Completion.

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9.5	All elements of the IT Systems:

(a)	are functioning properly in accordance with all applicable specifications and with any service levels set out in the IT Contracts, and are fit for the purposes of the business of the Company;

(b)	are not materially defective in any respect and have not been materially defective or materially failed to function during the last three years;

(c)	do not contain any Virus or other extraneously-induced malfunction and have not within the last twelve months been infected by any Virus or so far as the Sellers are aware, accessed by any unauthorised person;

(d)	have not suffered any failure or breakdown which has caused disruption or interruption to the business of the Company;

(e)	have sufficient capacity, scalability and performance to meet the current requirements of the Company; and

(f)	have been satisfactorily and regularly maintained, all versions of the Software used by the Company are currently supported by the respective owners or licensors of the Software and the IT Systems have the benefit of appropriate maintenance and support agreements.

9.6	Without prejudice to the foregoing, no Open-Source Software has been included or used in, or in the development of, any element of the IT Systems and no element of the IT Systems in contravention of its applicable open-source licence terms and no third party is asserting or has in the last three years asserted any such contravention. operates in such a way that it is compiled with or linked to any Open-Source Software.

9.7	Each of the Databases is complete and accurate and has not suffered any material loss or corruption during the last three years.

9.8	The Company has implemented appropriate procedures in accordance with Good Industry Practice (including in relation to off-site working where applicable) for ensuring the security of the IT Systems and the confidentiality and integrity of the Systems Data.

9.9	The Company has in place:

(a)	a business continuity plan which is appropriate and proportionate to the Company’s size and resources and that would enable the business of the Company to continue if there were any significant damage to or destruction of some or all of the IT Systems; and
(b)	an adequate data security breach plan.

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9.10	Each such plan referred to in paragraph 9.9 above (true and complete copies of which are contained in the Data Room) complies with the Cybersecurity Requirements and best industry practice.

9.11	The Company has not:

(a)	breached the Cybersecurity Requirements; or

(b)	suffered any Security Incident.

9.12	So far as the Sellers are aware the IT Systems were developed in accordance with all applicable Cybersecurity Requirements and comply with all such requirements.

9.13	The processing of any Systems Data on the IT Systems for the usual business purposes of the Company does not so far as the Sellers are aware breach any Cybersecurity Requirements.

IT Contracts

9.14	The Company either owns the Hardware, or has been validly permitted to use the Hardware pursuant to the IT Contracts. Complete and accurate details of all Hardware, ownership of and rights to use such Hardware have been Disclosed.

9.15	The IT Contracts are in full force and effect and are valid and binding.

9.16	No act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach by the Company of any IT Contract, and so far as the Sellers are aware no act or omission has occurred which could, if necessary with the giving of notice or lapse of time, constitute a breach by the counterparty of any IT Contract.

9.17	All fees and other payments payable by the Company under the IT Contracts have been paid when due and, there has been no breach of any IT Contract by the Company or any other party.

9.18	There are and have been no claims, disputes or proceedings arising or, so far as the Sellers are aware, threatened under any of the IT Contracts.

9.19	The Company has been validly permitted to use the Software pursuant to IT Contracts which are in full force and effect. Complete and accurate details of all material Software and the IT Contracts under which such Software is licensed by the Company have been Disclosed.

9.20	None of the IT Contracts is liable to be terminated or otherwise materially affected by a change of control of the Company, and the Sellers have no reason to believe that any of the IT Contracts will not be renewed on the same or substantially the same terms when they expire.

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No Disputes

9.21	The Company has not at any time had any dispute with any person relating to:

(a)	the IT Systems;

(b)	the IT Contracts; and/or

(c)	proprietary or other rights in or to the Software.

Maintenance, escrow and security

9.22	Other than in respect of standard off-the-shelf software, the Company has access to the source code of all Software.

9.23	If the persons who provide maintenance and/or support services in respect of the IT Systems cease or are unable to do so, the Company has all the necessary rights and information to enable it or a third party to continue to maintain and/or support the IT Systems.

9.24	The Company holds up-to-date functioning back-up copies of the Software.

10	Directors, Workers and Employees

10.1	In this paragraph 10:

“Consultants” means all the individuals (other than the Employees or Workers) who provide services to the Company on a self-employed or consultancy basis (whether directly or through a service company or other person) and the term “Consultant” shall be construed accordingly;

“Employees” means all the employees of the Company employed at the Completion Date and the term “Employee” shall be construed accordingly; and

“Workers” means all the individuals (other than the Employees) who do or perform personally any work or services for the Company but who are not in a client/customer relationship with the Company and the term “Worker” shall be construed accordingly.

Particulars of Directors, Workers and Employees

10.2	For each Employee, materially accurate details of the following have been Disclosed:

(a)	payroll number, period of any continuous employment or engagement, employing or engaging company, location, job title or job description, notice entitlement and holiday entitlement; and

(b)	all remuneration and benefits which the Employees receive or are entitled to receive including details of any overtime pay, commission, profit share and/or bonus arrangements (whether contractual or discretionary) and details of any incentive schemes operated by the Company.

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10.3	For each Consultant, materially accurate details of the following have been Disclosed: name, period of engagement, engaging company, the services provided, fees and/or other remuneration or benefits which the Company is obliged to pay or provide, amount of time devoted to the Company, any notice entitlement (of the Company and the individual or the company/person through which they are engaged) and/or expiry date of any fixed-term contract under which any individual is engaged.

10.4	For each director of the Company, materially accurate details of the following have been Disclosed: name, position, date appointed, each company to which the person is appointed as a director or other officer, fees, remuneration and/or other benefits which the Company is obliged to pay or provide, amount of time devoted to the Company and notice entitlement (of the Company and director/officer) and/or expiry date of appointment (where relevant).

Terms and conditions

10.5	The Company has Disclosed materially accurate copies of:

(a)	all service agreements or contracts of employment between the Company and its executive directors and the terms of engagement of each of the Company’s non-executive directors and other officers;

(b)	all standard form terms and conditions of employment or engagement between the Company and the Employees and the Workers and complete and accurate details of which terms and conditions apply to each Employee and Worker and no Employee or Worker is subject to or entitled to any term that differs from such standard terms in any material respect;

(c)	all staff handbooks and policies which apply to the Employees or Workers together with details of any established customs or practice in respect of the Employees or Workers not set out in such handbooks or policies; and

(d)	the contract or terms under which each Consultant is engaged,

10.6	There is no legally binding policy, arrangement, agreement or custom or practice pursuant to which any of the Employees or Workers is or may be entitled to any payment or benefit in addition to statutory redundancy pay on the termination of employment by reason of redundancy.

10.7	There are no existing or anticipated or proposed share incentive or share option schemes in relation to which the Company is liable to issue shares, share options, phantom shares or other forms of payment or other consideration.

10.8	A change in control of the Company, or a sale of all or substantially all of its assets or business, will not entitle any Employee or Worker or director or officer to terminate their employment or engagement (other than pursuant to general notice provisions applicable in all circumstances) or to be released from any obligation or to receive any payment or benefit (including any increase in notice entitlement).

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Changes to terms

10.9	In the twelve months preceding the Completion Date no material changes have been made, or agreed to be made, in the terms of employment or engagement of any of the Employees, Workers or Consultants (other than changes in salary provided in the ordinary course of business).

Records and immigration control

10.10	The Company has maintained up to date records in all material respects concerning the employment or engagement of its Employees, Workers, former employees and former workers.

10.11	The Company has maintained appropriate records as required by statute concerning its Employees and has not received any notice of any arrangements, practices, policies or procedures operated by the Company which contravene the Working Time Regulations 1998, the National Minimum Wage Act 1998 or the Data Protection Act 1998, Data Protection Act 2018 or General Data Protection Regulations 2016/679.

10.12	No Employee or Worker requires any authorisation or permission to work for the Company and/or to remain in the United Kingdom or is subject to any immigration control and the Company has performed adequate checks on the immigration status of each Employee or Worker to ensure that each such person has the right to work in any country in which they work.

Outstanding offers and notice of termination

10.13	There is no outstanding offer to employ or engage any person to provide services to the Company for roles which attract an annual salary in excess of £30,000, and no person has accepted such an offer who has not yet taken up the position accepted.

10.14	The terms of employment or engagement of all Employees and Workers and Consultants and officers and directors are such that their employment or engagement may be terminated by 12 weeks’ notice or less without liability for any payment including for damages or compensation (other than for statutory compensation).

10.15	In the 12 months preceding the Completion Date no Senior Employee or Consultant or officer or director has given or been given notice to terminate their employment or engagement and the Company is not aware of any existing proposals to effect such a termination.

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Absences, disciplinary warnings and other procedures

10.16	There are no Employees or Workers who are absent from work for any reason (including for maternity, paternity or parental leave) other than normal annual leave or continuous sickness or incapacity absence of less than 21 of their normal working days.

10.17	No Employee or Worker is subject to an unexpired disciplinary warning or current action under any disciplinary procedure and there is no ongoing action under any grievance procedure.

10.18	The Data Room contains anonymised details of all Employees who are or have been Furloughed or Flexibly Furloughed under the CJRS and includes details of the maximum number of employees that the Company has claimed for under the CJRS;.:

Furlough, Flexible Furlough and COVID-19

10.19	No claim has been made under the CJRS that is abusive or otherwise contrary to the exceptional purpose of the CJRS.

10.20	In respect of each of the Employees, directors and Consultants, the Company has complied with its health and safety obligations under statute, common law and any applicable guidance in relation to COVID-19.

10.21	No Employee has been unable to take their statutory annual leave in the current holiday year because it is not reasonably practicable to do so as a result of COVID-19.

Secondments and agency staff

10.22	There are no persons providing services to the Company who have been seconded from another person and no Employees or Workers are currently seconded from the Company to provide services to another person.

10.23	There are no Contracts in place concerning the supply of one or more workers to the Company by a third party including agency, contract or temporary workers.

Payments up to Completion and outstanding loans

10.24	With the exception of PAYE and National Insurance contributions in respect of the payment period current at the Completion Date, remuneration, bonuses, benefits or fees accrued but not yet payable and the reimbursement of expenses, no amount (including by way of Taxation) due to or in respect of any Employee, officer, director, Worker or Consultant, former employee, former officer, former director or former worker of the Company is in arrears and there are no outstanding loans or advances from the Company to any Employee, officer, director, Consultant or Worker, former employee, former officer, former consultant, former director or former worker (whether of money or any other asset) except as set out in the Permitted Leakage.

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Redundancy and other payments

10.25	In the 24 months preceding the Completion Date, no payment has been made or agreed to be made by the Company in connection with the actual or proposed termination (except statutory redundancy payments) of any of its Employees, officers or Workers or former employees, former officers or former workers and there are no outstanding obligations, liabilities or arrangements in respect of any former employee, former officer or former worker of the Company.

Compliance with obligations and claims

10.26	In the twelve months preceding the Completion Date, the Company has not been notified in writing of any failure to comply with any legally binding obligation or duty in respect of the Employees, officers, directors, Workers or Consultants to which it is subject, or infringed any right of an Employee, officer, director, Worker or Consultant, in either case whether arising under contract, statute, at common law or in equity or under any EU directive, regulation, code or guideline or otherwise.

10.27	In the two years preceding the Completion Date, all Employees and Workers have been afforded the right to paid holiday under regulations 13 and 13A of the Working Time Regulations 1998 (SI 1998/1833) (“WTR 1998”) and all holiday pay for periods of holiday taken under regulation 13 of the WTR 1998 has been calculated and paid in accordance with Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time.

10.28	There are no existing claims by or disputes with, any of the Employees, officers, Workers or Consultants or any former or prospective employees, former or prospective officers, former or prospective workers, or former or prospective consultants of the Company or any trade unions or employee representatives and so far as the Sellers are aware there are no such pending or anticipated claims or disputes.

10.29	The– Company had not received any notification of any investigations or prosecutions existing, pending or threatened affecting the Company in relation to any Employee, officer, Worker or Consultant or former employee, former officer, former worker or former consultant by the Equality and Human Rights Commission, the Health and Safety Executive, UK Visas & Immigration, HMRC or any local authority or any other bodies with similar functions or powers.

Transfer regulations and duty to inform and consult

10.30	In the past three years:

(a)	the Company has not given, or been required to give, notice of any redundancies to the Redundancy Payments Service (or otherwise under the Trade Union Labour Relations (Consolidation) Act 1992 (“TULR(C)A 1992”)), or started consultations with any trade union or employee representatives, or failed to comply with any statutory obligation in relation to any redundancies; and

(b)	the Company has not been party to any relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).

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Industrial relations

10.31	During the three years preceding the Completion Date there has been no trade dispute (as defined in section 218 of TULR(C)A 1992) involving any Employee, Worker, former employee or former worker, trade union (whether recognised or not), staff association, worker representatives or any other body representing Employees or Workers and the Company is not involved in any such dispute and there are no circumstances which are likely to give rise to any such dispute and no industrial action involving the Employees or Workers (official or unofficial) is now occurring or threatened nor has any industrial relations or employment matter been referred by the Company, any of the Employees or Workers or by any trade union, staff association or any other body representing Employees or Workers to ACAS for advice, conciliation or arbitration.

10.32	The Company has not received and does not anticipate receiving any request for statutory recognition under TULR(C)A 1992 or any request to negotiate an agreement in respect of information and consultation under the Information and Consultation of Employees Regulations 2004.

Contractual restrictions

10.33	The Company has not entered into any contract or other arrangement with any third party which would limit the Company’s ability to redeploy any Employee or Worker, terminate the employment or engagement of any Employee or Worker, make any changes to the terms and conditions of employment or engagement of any Employee or Worker or recruit any additional personnel.

11	Pensions

11.1	In this paragraph 11:

“Acquired Rights Directive” means Council Directive 2001/23/EC on the approximation of the laws of Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses;

“Pension Benefits” means benefits of a kind listed in s.150(1) of the Finance Act 2004;

“Pension Scheme” means the NEST Pension Scheme; and

“Relevant Employee” means any current or former officer or employee of the Company or of any previous owner of all or part of any business or undertaking that the Company owns or has owned.

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Pension scheme

11.2	Apart from the Pension Scheme, the Company has, and has had, no legally binding arrangements for providing or contributing towards Pension Benefits in respect of any Relevant Employee. The Company does not provide or contribute towards any Pension Benefits in respect of any Relevant Employee except through the Pension Scheme. The Company has not announced an intention to provide or contribute towards, or to establish any new arrangement for providing or contributing towards, any Pension Benefits except through the Pension Scheme.

Old-age, invalidity and survivors’ benefits only

11.3	The only benefits that any Relevant Employee is entitled to, or to be considered for, under the Pension Scheme or on dismissal by reason of redundancy or on the termination of their employment for any other reason (whether or not by their choice or with their agreement) are “old-age, invalidity or survivors’ benefits” within the meaning of article 3(4)(a) of the Acquired Rights Directive.

Schemes providing only DC benefits

11.4	Apart from lump sums payable on death, the Pension Scheme provides only money purchase benefits within the meaning of s.181(1) of the Pension Schemes Act 1993.

No departure from standard benefits

11.5	No right, power or discretion has been exercised by the Company or, so far as the Company is aware, the trustees of the Pension Scheme to increase the contributions payable to, or the benefits payable under, the Pension Scheme in respect of any Relevant Employee or to pay contributions or provide benefits that would not otherwise have been paid or provided. Nor has any right, power or discretion been exercised to waive the standard eligibility conditions under the Pension Scheme. No legally binding commitment has been given that any right, power or discretion will be exercised in any of these ways in the future.

Pension protection on transfer of employment under TUPE

11.6	The condition in s.258(1) of the Pensions Act 2004 does not apply to any Relevant Employee’s contract of employment.

Documents

11.7	The Company has Disclosed materially accurate details of the Pension Scheme including all documents that govern or have governed the Pension Scheme and all documents that the Company has created in complying with the Pensions Act 2008 in relation to auto-enrolment obligations and those employees who are members of the Pension Scheme and sufficient information necessary to calculate the rate of employer and employee contributions.

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11.8	The Company has at all times complied in full with its automatic enrolment obligations as required by the Pensions Act 2008 and all associated pensions legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of the Company.

Death benefits insured

11.9	All benefits (other than refunds of contributions) payable under the Pension Scheme on the death of a member are insured with insurance companies of good repute for their full amount and on normal commercial terms for people in good health. So far as the Company is aware, nothing has been done or left undone that might entitle an insurance company to avoid or limit its liability under any such insurance. Complete and accurate details of the current premiums have been Disclosed. All premiums due under this insurance have been paid.

Transfer payments received

11.10	All transfer payments that have been requested by, or planned in relation to, anyone who has left or joined the Pension Scheme have been paid in full.

Notifiable events

11.11	So far as the Sellers are aware no person has, or has had, an obligation to give notice of a notifiable event under s.69 of the Pensions Act 2004 in relation to the Pension Scheme.

Disputes

11.12	There are and have been no disputes in relation to the Pension Scheme and, so far as the Sellers are aware, no claims (other than routine claims for benefits) have been made or threatened in relation to the Pension Scheme. The Sellers are not aware of any circumstances that might give rise to such a claim.

Registered pension schemes

11.13	The Pension Scheme is a registered pension scheme within the meaning of s. 150(2) of the Finance Act 2004. So far as the Sellers are aware, there are no grounds on which the registration of the Pension Scheme could be withdrawn.

Compliance

11.14	So far as the Sellers are aware, the Pension Scheme is and has always been run in all respects in accordance with all applicable legal requirements (including Part 4 of the Finance Act 2004 and its predecessor legislation).

11.15	The Company complies, and has always complied, with the terms of employment of Relevant Employees in relation to the provision of Pension Benefits.

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Action by Pensions Regulator

11.16	The Pensions Regulator has not initiated, and so far as the Sellers are aware has no grounds for initiating, regulatory action of any kind in relation to:

(a)	any Pension Scheme or its current or former trustees;

(b)	the Company or any other person that is or was an employer (within the meaning of the Pensions Act 2004) in relation to any Pension Scheme; or

(c)	any person that is or was connected with, or an associate of, (within the meaning of those terms for the purposes of s.38 Pensions Act 2004) any such person as is mentioned in sub-paragraph 11.16(b).

12	Property

12.1	In this paragraph 12:

“Current Use” means the identified use for each Property as set out in Schedule 6;

“EB Site Document” means the framework agreement, lease, tenancy at will or licence under which each EB Site is held, used or occupied by the Company;

“Lease” means the lease under which the Leasehold Property is held;

“Previously-owned Land and Buildings” means land and buildings that have, at any time before the Completion Date, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by it but pursuant to a different lease, licence, transfer or conveyance.

12.2	The particulars of the Properties set out in Part A and Part B of Schedule 6 are accurate and copies of all documents of title (including but not limited to leases, licences, underleases and/or any other occupational agreements) affecting each Property are contained in the Data Room.

12.3	All written (which shall include email) replies given by the Sellers’ Solicitors on behalf of any of the Sellers or on behalf of the Company in response to the written (which shall include email) enquiries raised by the Buyer’s Solicitors on behalf of the Buyer in relation to the Properties were complete and accurate at the date they were given, and would still be complete and accurate if the replies were instead being given on the Completion Date.

12.4	The Properties are the only land and buildings owned, used or occupied by the Company and the Company does not have any legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

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12.5	Where there is no written documents relating to any of the Properties, such Properties are occupied under the relevant framework agreements.

12.6	The Company does not have any actual or contingent liability in respect of Previously-owned Land and Buildings and has not given any Guarantee for any liability relating to any Previously-owned Land and Buildings.

12.7	The Company is in possession and actual occupation of the Leasehold Property on the terms of the Lease and save as may be Disclosed the Company has not granted, or agreed to grant, any right of occupation or enjoyment in respect of the Leasehold Property to any third party and no such right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party.

12.8	No notice of alleged breach of any covenants, restrictions, stipulations and other encumbrances affecting the Properties has been received by any of the Sellers or the Company which remains outstanding.

12.9	The Company has not expressly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Properties.

12.10	Save as Disclosed, the Company is not aware of any covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Properties which materially adversely affect or restrict the Company’s continued possession, enjoyment or use of any of the Properties for the Current Use.

12.11	No notices, complaints or requirements have been received by the Company from any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties or the Current Use of the Properties which remain outstanding.

12.12	There are no disputes between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Properties which remain outstanding.

12.13	The Current Use of each of the Properties is the use permitted by the Lease or EB Site Document (as applicable).

12.14	The Leasehold Property (and the proceeds of sale from it) is free from:

(a)	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security; and

(b)	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

in each case created or entered into by the Company and there is no agreement or commitment by the Company to give or create any of them.

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12.15	The unexpired residue of the term granted by the Lease is vested in the Company.

12.16	In relation to the Lease, all principal rent payable by the Company to date as tenant has been paid in full.

13	Environmental

13.1	In this paragraph 12.1:

“Action” means any and all civil, criminal, administrative, regulatory or judicial actions, suits, official warnings, cautions, demands, claims, notices (including enforcement, prohibition, stop, remediation or improvement notices), civil sanctions, investigations, proceedings (whether civil or criminal), prosecutions, orders or agreements;

“Environment” means the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land and other ecological systems and living organisms (including man) supported by those media;

“Environmental Claim” means any existing, pending or threatened Action by:

(a)	any civil, criminal, administrative, governmental or regulatory authority for clean-up, removal, treatment, containment, investigation, response, remedial or other actions pursuant to any Environmental Law or any Environmental Licence; or

(b)	any third party pursuant to any Environmental Law,

which have arisen in either case from, or in connection with Environmental Matters;

“Environmental Law” includes all or any national law, statutes, legally binding regulations, common law, ordinances, judgments, injunctions, orders, bye-laws, notices, duties, decisions, procedures or requirements of any relevant body whatsoever, or judicial interpretation of any of the foregoing, relating to Environmental Matters and which from time to time apply to the Company or any of the Subsidiaries;

“Environmental Licence” means any agreement, permit, licence, authorisation, exemption, permission, consent or other approval (including any conditions imposed thereto) required at any time by the Company or in relation to its business or in relation to the Leasehold Property pursuant to any Environmental Law;

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“Environmental Matters” includes any of the following:

(a)	the presence, release, spillage, escape, discharge, leak, migration, emission, generation, deposit, disposal, keeping, treatment, encapsulation, removal, management, transportation, transmission, handling or manufacture of any Hazardous Substance or Waste;

(b)	climate change or emissions;

(c)	the creation of any common law or statutory nuisance;

(d)	the pollution or contamination of the Environment; and

(e)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it;

“Harm” means harm to the Environment, and in the case of humans this includes harm to their property.

“Hazardous Substance” means any material, substance or organism whatsoever which is capable of causing Harm to the Environment or property or to human health; and

“Waste” means any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

13.2	The Company:

(a)	complies and has complied in all material respects with all Environmental Laws and Environmental Licences and so far as the Sellers are aware there are no facts or circumstances that may lead to any material breach of or liability under any Environmental Laws or any material claim or liability in respect of Environmental Matters;

(b)	has, obtained and maintained in full force and effect all Environmental Licences required in connection with its business, and so far as the Sellers are aware there are no conditions, facts or circumstances which would prevent compliance with or transfer of any Environmental Licence; and

(c)	is not required by any Environmental Licence or any Environmental Law or as the result of any Environmental Claim to incur any expenditure greater than £5,000 or to desist from taking any action that would be required for carrying on of the Company’s business.

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13.3	True and complete copies of all:

(a)	current Environmental Licences and non-routine written communications with regulatory authorities or other third parties relating to or in connection with any Environmental Licence;

(b)	current environmental policies relating to the Company; and

(c)	Waste disposal contracts relating to the Company that are either current or have expired within the past two years,

are contained in the Data Room.

13.4	So far as the Sellers are aware no Environmental Claim has been made against the Company or any of its past or present officers or employees in their capacity as such and so far as the Sellers are aware there are no material facts or circumstances that may lead to any such Environmental Claim. So far as the Sellers are aware, neither the Company nor the Sellers have in the last 3 years received any written notice or communication alleging any material liability in relation to any Environmental Matters.

13.5	So far as the Sellers are aware there are no Hazardous Substances at, on or under, the Leasehold Properties.

13.6	The Company has not entered into any Enforcement Undertaking and has not proposed any Enforcement Undertaking to any regulatory authority (whether such proposal is outstanding or has been determined).

13.7	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been deposited, disposed of, kept, treated, imported, exported, transported, processed, handled, spilled, released, emitted, manufactured, used, collected, sorted or produced at or escaped or migrated from any of the Properties.

13.8	So far as the Sellers are aware, the Company does not have and is not likely to have any actual or potential liability under any Environmental Laws by reason of its having owned, occupied or used any previous properties.

13.9	There are, and have been, no landfills, underground storage tanks, or uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by Environmental Laws or otherwise) present or carried out at, on or under the Leasehold Properties, and so far as the Sellers are aware no such operations are proposed.

13.10	So far as the Sellers are aware the Company has never given any indemnities or any other agreement in respect of any liabilities, duties or obligations that arise under Environmental Laws.

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14	Health and Safety

14.1	In this paragraph 14:

“Health & Safety Claim” means any existing, pending or threatened Action (as defined in paragraph 12.1) by:

(a)	any civil, criminal, administrative, governmental or regulatory authority for prosecution, investigation, response, remedial or other actions pursuant to any Health & Safety Law; or

(b)	any third party,

which has arisen in either case from, or in connection with, Health & Safety Matters;

“Health & Safety Law” includes all or any state, national, EU or international law, treaties, regulations, rules, directives, common law, directions, ordinances, judgments, injunctions, codes of practice, circulars, guidance notes, orders, bye-laws, notices, demands, duties, decisions, procedures or requirements of any relevant body whatsoever, or judicial and administrative interpretation of any of the foregoing, relating to Health & Safety Matters;

“Health & Safety Matters” includes any of the following:

(a)	the health and safety of any person, including any accidents, injuries, illnesses and diseases, and the risk of exposure to the same;

(b)	the exposure of any person to any Hazardous Substance (as defined in paragraph 12.1); or

(c)	Environmental Matters (as defined in paragraph 12.1), if and to the extent they result in harm or the risk of harm to any person; and

“RIDDOR” means the Reporting of Injuries, Diseases and Dangerous Occurrences Regulations 2013.

14.2	The Company operates in compliance with all Health & Safety Laws in force from time to time and so far as the Sellers are aware there are no facts or circumstances that may lead to any breach of or liability under any Health & Safety Laws or any claim or liability in respect of Health & Safety Matters.

14.3	All information provided by or on behalf of the Company to any relevant enforcement authority, and all records and data required to be maintained by the Company under the provisions of any Health & Safety Laws, are complete and accurate.

14.4	There have been no claims, investigations, prosecutions or other proceedings brought or threatened against the Company (or any of its directors, officers or Employees) in respect of Health & Safety Matters arising from the operation of the business of the Company or occupation of any of the Properties or for any breach or alleged breach of any Health & Safety Laws, and so far as the Sellers are aware there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings. At no time has the Company received any notice, communication or information alleging any liability in relation to any Health & Safety Matters or that any remediation works are required.

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14.5	There is nothing arising out of the business of the Company which could at the time of Completion result in a Health & Safety Claim against the Company or any of its past or present directors, officers or Employees in their capacity as such.

14.6	The Company has not received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority, including the Health and Safety Executive, the relevant local authority, or any other safety regulator with regard to any Health & Safety Matters or any breach of Health & Safety Laws in respect of the Company or any of the Properties.

14.7	The Company has adequate employers’ liability and public liability insurance cover in respect of the business of the Company and the Properties and no claims have been made or are contemplated under any such insurance.

14.8	True and complete copies of all:

(a)	health and safety policy statements and written arrangements for managing risk including any safety management system;

(b)	certifications held by the Company in relation to the management of any Health & Safety Matter;

(c)	reports in respect of health and safety audits, investigations or other assessments;

(d)	records of notifications made under RIDDOR, including reports in respect of investigations into the same;

(e)	correspondence on Health & Safety Matters between the Company and any relevant regulatory authority; and

(f)	enforcement notices under any Health & Safety Law, including all prohibition notices, improvement notices, and written notification of contraventions,

relating to the business of the Company or any of the Properties are contained in the Data Room and all such statements, reports, records, correspondence and other information are accurate and are not misleading.

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14.9	The Company has no, and is not likely to have any, actual or potential liability under any Health & Safety Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

15	Competition

15.1	In this paragraph 15:

“Competition Authority” means any governmental department, national or supranational authority, regulatory body, agency, court or tribunal with powers to apply competition, antitrust or merger control legislation in any relevant jurisdiction;

“Contracting Party” has the meaning given to it in the EEA; and

“EEA” means the EEA Agreement.

15.2	The Company is not nor has been a party to or otherwise concerned in any agreement, arrangement, concerted practice or course of conduct (whether by omission or otherwise) which:

(a)	is or was within the scope of Article 101(1) TFEU and/or Article 53(1) of the EEA, irrespective of whether it satisfies or satisfied the requirements for an exemption under Article 101(3) TFEU and/or Article 53(1) EEA; or

(b)	is or was within the scope of section 2 of the Competition Act 1998, irrespective of whether it satisfies or satisfied the requirements for an exemption under sections 8 to 11 thereof; or

(c)	is or was prohibited by Article 102 TFEU, Article 54 EEA or section 18 of the Competition Act 1998; or

(d)	is or was within the scope of or prohibited by the competition or similar legislation in any other jurisdiction irrespective of whether it satisfies or satisfied the requirements for any exemption or exclusion; or

(e)	renders or may have rendered any of its officers, managers, employees or consultants liable to prosecution or disqualification under the Enterprise Act 2002 or to similar or analogous criminal, civil or administrative proceedings under the competition or similar legislation of any other jurisdiction.

15.3	The Company has not given any undertaking, commitment or written assurance (whether legally binding or not) to any court or Competition Authority under any competition or similar legislation.

15.4	The Company is not and has not been subject to any order, regulation or decision made by any court or governmental authority (including any Competition Authority) under any competition or similar legislation in any jurisdiction.

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15.5	The Company has not received a written communication or request for information (formal or informal) in relation to any aspect of its business from, or been subject to any investigation, inquiry or other proceeding by, any Competition Authority under any competition or similar legislation in any other jurisdiction and no such request is currently expected.

15.6	The Company has not received, nor is proposing to receive, in whatever form any state aid (within the meaning of Articles 107 to 109 TFEU) from an EU Member State or a Contracting Party to the EEA Agreement unless such aid has been duly notified to the European Commission or the EFTA Surveillance Authority (or is exempt from notification) and has been duly approved by the European Commission or the EFTA Surveillance Authority and any and all relevant conditions imposed by and/or relevant commitments given to the European Commission or the EFTA Surveillance Authority in respect of its approval of such aid have been and continue to be complied with. The Company is not subject to a prohibition or recovery decision adopted by the European Commission or the EFTA Surveillance Authority in respect of any illegal or prohibited aid and is not subject to any pending or threatened recovery proceedings brought by an EU Member State or a Contracting Party to the EEA Agreement.

15.7	The Company does not operate in any of the seventeen key sectors regarded as high risk from a national security perspective under the UK National Security and Investment Bill.

16	Anti-Corruption and Anti-Tax Evasion

16.1	In this paragraph 16, “Associated Person” means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on that company’s behalf.

16.2	Neither the Company nor, so far as the Sellers are aware, any of its Associated Persons, has engaged in any activity, practice or conduct which would, in any relevant jurisdiction, constitute an offence under any applicable anti-bribery legislation, including an offence under the Bribery Act 2010 (“BA 2010”).

16.3	The Company has in place adequate procedures designed to prevent any Associated Person from undertaking any conduct that would give rise to an offence under section 7 of the BA 2010.

16.4	So far as the Sellers are aware, no Associated Person of the Company has bribed another person (within the meaning of section 7(3) of the BA 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company.

16.5	The Company has in place adequate procedures designed to prevent its Associated Persons from undertaking the conduct described in paragraph 16.4 above.

16.6	Neither the Company nor any of its Associated Persons is or has been the subject of any non-routine investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the BA 2010 (or under any other applicable anti-bribery legislation), and no such investigation, inquiry or proceedings have been threatened or are pending and so far as the Sellers are aware there are no circumstances likely to give rise to such action.

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16.7	Neither the Company nor, so far as the Sellers are aware, any of its Associated Persons has engaged in any activity, practice or conduct which would, in any relevant jurisdiction, constitute an offence under any applicable anti-tax evasion legislation, including an offence under the Criminal Finances Act 2017 (“CFA 2017”).

16.8	The Company has in place reasonable procedures designed to prevent any associated person (as defined in the CFA 2017) from undertaking any conduct that would give rise to an offence under section 45 and/or 46 of the CFA 2017.

16.9	The Company is not ineligible to be awarded any contract or business under section 23 of the Public Contracts Regulations 2006 or section 26 of the Utilities Contracts Regulations 2006 (each as amended).

17	Insurance

Policies

17.1	The Company has effected all insurances required by law to be effected by it.

17.2	Complete and accurate details of all insurances in which the Company has an interest (the “Policies”) have been Disclosed. The Policies are in full force and effect and so far as the Sellers are aware there are no circumstances which might:

(a)	permit an insurer to implement any of the remedies provided for under the Insurance Act 2015;

(b)	otherwise render any of the Policies as avoided / void or avoidable / voidable;

(c)	permit an insurer to reject or reduce payment of any claims; or

(d)	adversely affect the renewal of any of the Policies.

17.3	None of the Policies are capable of being terminated, or will otherwise cease to be available to the Company as a result of Completion.

17.4	The Company maintains and has at all times maintained with a reputable insurance office adequate insurance cover against all risks prudently insured against by companies carrying on a similar business.

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Premiums

17.5	All premiums in respect of the Policies have been paid and so far as the Sellers are aware there are no circumstances (not affecting like businesses to a similar extent) which are likely to give rise to any increase in premiums.

Claims

17.6	No claim is outstanding and complete and accurate details of all material claims made during the last three years under any of the Policies are contained in the Data Room.

17.7	So far as the Sellers are aware there are no circumstances which would or might entitle a claim to be made under any of the Policies.

18	Litigation and compliance with laws

Litigation

18.1	Apart from the collection of debts in the ordinary course of its business neither the Company nor any person for whose acts or defaults the Company may be vicariously liable is engaged (nor have they been so engaged during the last six years) in any capacity in any litigation, claim, arbitration or mediation, prosecution, enquiry, actions, hearings or other proceedings. No such action is pending or threatened by or against the Company or any such person for whose acts or defaults the Company may be vicariously liable and no circumstances exist which may give rise to the same.

18.2	There is no outstanding judgment, order, decree, arbitration award or decision of any court, tribunal, arbitrator or governmental agency against the Company or any person for whose acts or defaults the Company may be vicariously liable.

Licences, etc.

18.3	All material licences, permissions, permits, registrations, consents and other approvals (“Licences”) required in connection with the carrying on of the Company’s business (which shall for the avoidance of doubt exclude any licences under which EB Sites are held) (complete and accurate details of which have been Disclosed) have been duly obtained, are valid and subsisting and have been complied with.

18.4	There are no pending or threatened proceedings or investigations which might affect the Licences in any way and so far as the Sellers are aware there is no reason why any of them should be revoked, suspended or not renewed on the same terms.

Applicable laws

18.5	The Company conducts and has at all times conducted its business in accordance with all applicable laws and regulations in all material respects.

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Criminal offences

18.6	Neither the Company nor any of its directors or employees (current or past) has been convicted of an offence in relation to the business or affairs of the Company.

Investigations and undertakings

18.7	The Company is not (and none of its directors or any other person for whose acts the Company may be vicariously liable are) and has not been subject to any investigation, enquiry or enforcement proceedings, none is pending or threatened and the Company has not received any communication from any court, tribunal, governmental or other regulatory body in respect of its affairs. So far as the Sellers are aware there are no circumstances likely to give rise to such an investigation, enquiry, enforcement proceedings or communication.

18.8	The Company is not a party to any subsisting undertaking given to any court, governmental agency or other regulatory body.

19	Data Protection

19.1	In this paragraph 19 “Data Subject”, “Personal Data”, “Processor”, “Processing”, “Special Categories of Personal Data”, “Supervisory Authority” and “Personal Data Breach” shall have the meaning given in the Data Protection Laws.

19.2	The Company has at all times complied, in all respects, with the Data Protection Act 2018, the UK General Data Protection Regulation, the Privacy and Electronic Communications Regulations 2003, the General Data Protection Regulation (EU) 2016/679 (GDPR) and any other equivalent legislation in any other country which is applicable to the Company, including any legislation relating to the collection, processing, use, holding and privacy of any Personal Data or provision of electronic communications to individuals (together the “Data Protection Laws”).

19.3	The Company has:

(a)	all necessary registrations and/or notifications under Data Protection Laws and all due and requisite fees in respect of such registrations and/or notifications have been paid;

(b)	introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data, and implemented such regular staff training, use testing, audits or other documented mechanisms as are commensurate to the Company’s size and resources to ensure and monitor compliance with such policies and procedures;

(c)	appointed a data protection officer if required to do so under the Data Protection Laws;

(d)	maintained complete, accurate and up to date records of all its Personal Data processing activities as required by the Data Protection Laws;

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(e)	carried out and maintained complete, accurate and up to date records of, all data protection impact assessments required by the Data Protection Laws;

(f)	issued appropriate privacy notices to data subjects which comply with all applicable requirements of the Data Protection Laws;

(g)	implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company or the Processors, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

(h)	put in place an adequate data breach response plan (including maintaining a record of personal data breaches) that enables the Company, and its Processors to comply with the related requirements of the Data Protection Laws.

19.4	The Company has undertaken appropriate due diligence on any third parties it has appointed to process Personal Data on its behalf.

19.5	The Company has (and has had) in place with all material suppliers, agents, Processors, sub-processors and sub contractors who Process Personal Data on behalf of the Company, written agreements which comply with the requirements of the Data Protection Laws (and true and complete copies of such agreements are contained in the Data Room).

19.6	The Company has not received any data subject requests.

19.7	The contents of all registrations and/or notifications and complete and accurate details of all steps and procedures taken and policies implemented by the Company under or in respect of the Data Protection Laws (including in respect of the use of Personal Data and responding to Data Subject requests and Personal Data Breaches) have been Disclosed.

19.8	The Company, nor any of its Processors have, in the three years preceding the Completion Date, suffered any material breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data.

19.9	The Company has passed all regulatory audits to which it has been subject and, so far as the Sellers are aware, so have their Processors.

19.10	The Company:

(a)	has obtained valid consents in respect of their mailing lists which are no older than one year or else has an alternative ground under Data Protection Laws to enable it to send marketing materials to data subjects on its mailing list;

(b)	maintains an email suppression list; and

(c)	has complied with any data subject opt-out requests.

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19.11	The Company has not transferred, or directed the transfer of, any personal data outside the European Economic Area.

19.12	The Company has not received any:

(a)	notice, request, correspondence or other communication from any a Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws; or

(b)	claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, and so far as the Sellers are aware there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

20	Insolvency

The Company and the Sellers

20.1	There has been no petition presented, resolution passed, meeting convened or other steps taken for the winding up of the Company.

20.2	No petition has been presented for any Seller’s bankruptcy.

20.3	No proposal has been made in respect of an individual voluntary arrangement, pursuant to the Insolvency Act 1986 in respect of any Seller.

Preferences and undervalues

20.4	No circumstances have arisen which are likely to result in:

(a)	a transaction to which the Company is a party being set aside; or

(b)	a third party claim involving any asset owned or used by the Company being made under section 238 or 339 (transactions at an undervalue) or sections 239 or 340 (preferences) Insolvency Act 1986.

20.5	No distress, execution or other process has been levied or threatened in respect of any asset of the Company.

20.6	No voluntary arrangement, compromise or scheme of arrangement (whether with the Company’s members or creditors or respective classes of the same or otherwise) has been proposed, sanctioned or approved.

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20.7	No moratorium is in force under the Insolvency Act 1986 with respect to the Company and no step has been taken to obtain such a moratorium.

20.8	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among its creditors, shareholders or other contributors.

20.9	No event analogous to any of the circumstances mentioned in any of the above sub-paragraphs has occurred in relation to the Company outside England.

Distributions

20.10	The Company has never made an unlawful distribution.

Other jurisdictions

20.11	No event analogous to any of the circumstances mentioned in any of the above sub-paragraphs has occurred in relation to the Company outside England.

21	Miscellaneous

21.1	The information set out in Schedule 2 and Schedule 6 is true, accurate, complete and not misleading.

Brokerage or commissions

21.2	No person is entitled to receive from the Company any finder’s fee, brokerage or commission or other benefit in connection with the sale of the Shares.

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Part C

Tax Warranties

1	INTERPRETATION

1.1	In this Part C of Schedule 4, a reference to the “Company” shall include any “Group Company”.

2	General

2.1	The Company has duly complied with all law, statutes, rules, regulations, orders and directions in respect of Taxation, whether of the United Kingdom or any other jurisdiction.

2.2	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have been, or which are required by law or published practice to have been, submitted by the Company to any Taxation Authority or otherwise for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits and were (and, so far as the Sellers are aware, remain) accurate and complete in all material respects. None of the above is, or so far as the Sellers are aware is likely to be, the subject of any material dispute with any Taxation Authority.

2.3	All Taxation (whether of the UK or elsewhere), for which the Company has been liable or is liable to account, has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

2.4	The Company maintains complete and accurate records, invoices and other information in relation to Taxation that meet all legal requirements and enable the Tax liabilities (and any Reliefs) of the Company to be calculated accurately in all material respects.

2.5	The Company has not been subject to any non-routine audit, enquiry or other investigation by any Taxation Authority within the past six years and the Company has not received notice or warning that it may be subject to any such non-routine audit, enquiry or investigation.

2.6	The Company is not a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998.

2.7	All Taxation (including where applicable national insurance contributions) deductible under any Taxation statute or law (including under the PAYE system or the Construction Industry Scheme) has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid or accounted for to the relevant Taxation Authority on or before the date of this Agreement have been so paid or accounted for.

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2.8	Material details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of, any officer or employee or former officer or employee (or any associate of such person) of the Company, falling within the provisions of Part 7A to ITEPA 2003 (employment income provided through third parties) and complete and accurate details of any trust or arrangement capable of conferring such a benefit have been Disclosed.

2.9	The Company has not set up and nor does it operate any share incentive, share option, phantom share option or other incentive scheme for the benefit of any of its current or former officers or employees.

2.10	The Disclosure Letter discloses any securities, interests, or securities options in or of the Company which have been issued or created in respect of which a charge could arise under Part 7 ITEPA 2003.

2.11	Complete and accurate details of all concessions, clearances, agreements and arrangements that the Company has entered into with, or obtained from, a Taxation Authority have been Disclosed. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax liability, assessment or deficiency that is currently in effect.

2.12	No Tax clearance or consent is or could, so far as the Sellers are aware, be required in connection with entering into this Agreement.

2.13	No asset of the Company nor the Shares is liable to confiscation, forfeiture or distrain by any Taxation Authority, nor is any such asset subject to any charge, encumbrance, lien, mortgage, power of sale or other right or security over the asset which is exercisable by any Taxation Authority.

2.14	So far as the Sellers are aware, neither the entering into nor the performance or completion of this Agreement will result in any asset being deemed to have been disposed of and re-acquired by the Company for Tax purposes or in any Taxation liability arising to the Company or in the clawback or withdrawal of any Relief previously obtained.

2.15	The Accounts make full provision or reserve within generally accepted accounting principles for all Taxation for which the Company is accountable at that date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

3	Events since The Accounts Date

3.1	Since the Accounts Date:

(a)	no accounting period of the Company has ended within the meaning of Part 2 Chapter 2 CTA 2009 (accounting periods);

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(b)	the Company has not made any claim or application to pay any Tax by instalments or to defer the payment of any Tax;

(c)	no event or transaction has occurred that has resulted in any asset of the Company being deemed to have been disposed of and re-acquired for any Tax purpose or in the clawback or withdrawal of any Relief previously given;

(d)	the Company has not been involved in any transaction outside the ordinary course of business which has given or is likely to give rise to a liability to Tax (ignoring for these purposes the availability of any Relief).

4	Chargeable gains

4.1	The book value shown in, or adopted for the purposes of, the Accounts as the value of each of the assets of the Company (or the consideration given for the acquisition of such an asset acquired since the Accounts Date) on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

5	Capital allowances

5.1	The Company has not claimed first-year tax credits within the meaning of Schedule A1 of CAA 2001, business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001 or owned at the Accounts Date any asset or pool of assets which, if disposed of at the date of this Agreement for consideration equal to book value as included in the Accounts, would give rise to a balancing charge or clawback of allowances.

6	Distributions and other payments

6.1	No distribution or deemed distribution for Tax purposes, has been made (or will be deemed to have been made) by the Company, except dividends shown in its statutory accounts, and the Company is not bound to make any such distribution.

6.2	The Company has not been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

7	Loan relationships

7.1	All financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships, in each case including within the meaning of Part 5 of CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009.

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7.2	No liability to Taxation or non-trading deficit would arise from the loan relationships to which the Company is a party being repaid if and to the extent of the amounts shown in respect of such loan relationships in the Accounts of the Company, if so repaid as at the date of this Agreement.

8	Close companies

8.1	No distribution within sections 1064 to 1066 of the CTA 2010 has been made by the Company.

8.2	Complete and accurate details of any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been Disclosed. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

8.3	The Company has not at any time been a close investment holding company for the purposes of section 34 CTA 2010 (close investment-holding companies).

9	Groups of companies

9.1	The Company is not and never has been a member of any group of companies (or owned by a consortium) for any Taxation purpose other than a member of the Group.

9.2	The Company has not entered into, or agreed to enter into, any election, claim, agreement or arrangement with any other company whereby: (a) any transaction, disposal or acquisition has been deemed to have been entered into (or deemed to have been entered into at a certain value or price) for Tax purposes by the Company; or (b) any gain, loss or Tax liability has been allocated, reallocated or otherwise transferred to or by the Company, including (if applicable) any election pursuant to sections 171A or 179A of TCGA 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

10	Group relief

10.1	The Company is not, nor will it be, obliged to make or repay or be entitled to receive: any payment for the surrender of group relief (within the meaning of Part 5 of CTA 2010) to or by the Company in respect of any period ending on or before Completion (or part of any period in which Completion occurs); or any payment for the surrender of the benefit of an amount of advance corporation tax.

11	Intangible assets

11.1	For the purposes of this paragraph 11, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Part 8 of CTA 2009.

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11.2	The Disclosure Letter sets out the amount of expenditure, as reduced by any claim under section 791 of CTA 2009, on each of the intangible fixed assets, within the meaning of Part 8 of CTA 2009, of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

12	Company residence and overseas interests

12.1	The Company has at all times been resident solely in the UK for Tax purposes and has not, at any time, been treated as resident in any other jurisdiction for any Tax purposes (including for the purposes of any double taxation agreement).

12.2	The Company does not hold, nor has it held, shares in a company which is not resident in the UK or a material interest in an offshore fund.

12.3	The Company is not liable to, and has at no time been, subject to (nor is it likely to become subject to) any Taxation in any jurisdiction other than the UK. The Company does not have, nor has it had any branch, agency or permanent establishment outside the UK and the Company is not, nor has it been, required to be registered for any Taxation purpose in any jurisdiction outside the UK.

13	Transfer pricing

13.1	All arrangements, transactions or series of transactions made by the Company have been made and are on arm’s length terms. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

14	Anti-avoidance

14.1	The Company has not been involved in any transaction, series of transactions, scheme or arrangement the main purpose, or one of the main purposes of which, was the avoidance, reduction or deferral of Tax or the obtaining of a tax advantage, or in any transaction, series of transactions, scheme or arrangement that produced a tax loss with no corresponding commercial loss.

15	Secondary liabilities

15.1	The Company is not, nor, so far as the Sellers are aware, will it become liable to make to any person (including any Taxation Authority or pursuant to any indemnity, covenant, undertaking, guarantee or warranty) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any person (other than the Company).

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16	Value added tax

16.1	The Company has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with any Tax Authority.

16.2	Each Group Company (other than the Company) is a taxable person and is duly registered for the purposes of VAT.

16.3	Each Group Company is not nor has it been a member of a group of companies for the purposes of section 43 VATA.

16.4	All supplies made by the Company are taxable supplies. The Company has not been, nor, so far as the Sellers are aware, are there circumstances by reason of which it will be, denied full credit for all input tax paid or suffered by it.

16.5	The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

16.6	Neither the Company, nor any relevant associate (for the purposes of paragraph 3 of Schedule 10 VATA), has exercised any option to tax (or real estate election) under Part 1 of Schedule 10 to the VATA (or equivalent).

17	Stamp taxes

17.1	Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Completion, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

17.2	Neither entering into this Agreement nor Completion will result in the withdrawal or clawback of any stamp duty or stamp duty land tax (or similar) relief granted on or before Completion which will affect the Company.

17.3	Complete and accurate details of any chargeable interest (for the purposes of stamp duty land tax or any similar tax) acquired or held by the Company before Completion in respect of which an additional return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax (or similar tax) will be required to be made on or after Completion have been Disclosed.

17.4	The Company has no liability to Land and Buildings Transaction Tax or Land Transaction Tax (nor, so far as the Sellers are aware, are there any circumstances whereby such a liability will or may arise in the future).

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18	Construction industry sub-contractors’ scheme

18.1	The Company is not, nor has it ever been, required to register as a Contractor under the provisions of section 59 of the Finance Act 2004. The expenditure incurred by the Company on construction, refurbishment and fitting-out works in each of the three years ending with the end of the last period of account is less than £1 million (and the Company is not otherwise a person falling within section 59(1)(l) of the Finance Act 2004).

19	Partnerships

19.1	The Company is not, nor has it ever been, a member of a partnership.

20	Criminal finances act 2017

20.1	The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 CFA 2017.

20.2	Neither the Company, nor any person acting in the capacity of a person associated with the Company, is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 CFA 2017, and no such investigation, inquiry or enforcement proceedings have been threatened or notified to the Company as pending and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

21	COVID 19

21.1	The Company has not applied for or received any investment, grant, employment subsidy, government-backed loan, rebate or other similar payment or allowance or participated in any other business support measures facilitated by the UK government or any local authority or any similar or equivalent measures in any other jurisdiction in connection with Covid-19 (Covid-19 Facilities) (including under the CJRS, the Coronavirus Large Business Interruption Loan Scheme, Covid-19 Corporate Financing Facility, Coronavirus Business Interruption Loan Scheme, Coronavirus Future Fund, Coronavirus Bounce Back Loan; the Infection Control Fund or any other such scheme in relation to the Covid-19 pandemic). The Company has not done, or omitted to do, any act which could result in all or part of any such assistance becoming repayable early or being forfeited or withheld or (if an application has been made for such support) that application being withheld or refused.

21.2	The Company has not contravened or otherwise failed to comply with the terms and conditions of any of the Covid-19 Facilities.

21.3	No claim has been made under the CJRS that is abusive or otherwise contrary to the exceptional purpose of the CJRS.

21.4	The Company has not deferred the payment of any Tax as a result of or in connection with the Covid-19 Pandemic.

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Schedule 5

Limitations on liability

1	GENERAL

1.1	References to a Claim in paragraphs 1.3, 2.1(a), 6, 7, 10 (other than 10.4) and 11 shall not include any Tax Warranty Claim.

1.2	The provisions of paragraph 4 of the Tax Schedule shall also apply to limit, restrict, exclude or modify the liability of the Sellers for any Tax Claim.

1.3	Any failure by the Buyer to comply with the terms of paragraphs 4.2 shall not preclude or limit the Buyer’s right to make a Tax Claim save in the case of a Tax Covenant Claim if and to the extent to which the relevant loss or damage is increased by such failure to comply.

1.4	Notwithstanding any provision of this Agreement to the contrary, the Relevant Optionholders shall not be liable for or in respect of any General Warranty Claim, Indemnity Claim or Tax Claim, and this provision shall take precedence over any other provision of this Agreement (in this Schedule 5 or elsewhere) concerning the liability of the Sellers for claims under this Agreement.

1.5	In this Schedule 5 the following defined terms shall have the following meanings:

Share Value	a price equal to the dollar volume-weighted average price for Blink common stock on The Nasdaq Capital Market during the 30 consecutive trading days immediately prior to date on which such shares cease to be subject to the Security Restrictions

Sterling Amount	in relation to any Unrestricted Consideration Shares and/or Unrestricted Earn-Out Consideration Shares on a day, the amount of £ sterling (converted from US dollars at the then prevailing spot rate of exchange of the Bank of England for the purchase of £ sterling with US dollars in the London foreign exchange market at or about 11:00 on that day) calculated by multiplying the number of Unrestricted Consideration Shares and/or Unrestricted Earn-Out Consideration Shares (as the case may be) by the Share Value (in US dollars)

Security Restrictions	the restriction on transfer imposed on each Completion Consideration Share and/or Earn-Out Consideration Share under applicable U.S. securities laws in effect from time to time), which currently allows public resale of restricted stock by a non-affiliate of the issuer under certain circumstances after retaining the Consideration Shares for a six (6) month holding period

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Unrestricted Consideration Shares	Consideration Shares which are no longer the subject of Security Restrictions

Unrestricted Earn-Out Consideration Shares	Earn-Out Consideration Shares which are no longer the subject of Security Restrictions

2	Financial thresholds

2.1	The Sellers shall not be liable for any Claim unless:

(a)	the amount of the Sellers’ liability in respect of such Claim (itself or when aggregated with any and all other Claims which relate to a common or substantially common event or set of facts, matters or circumstances) exceeds £10,000 in which case the Sellers shall be liable for the whole of such Claim and not just the excess above £10,000; and

(b)	the aggregate amount of the Sellers’ liability in respect of such Claim when aggregated with the amount of any and all other Claims (other than those claims excluded under paragraph 2.1(a)) exceeds £100,000, in which case the Sellers shall be liable for the whole of such Claims and not just the excess above £100,000.

2.2	The Buyer may give notice of any claims for the purpose of paragraph 4.1, irrespective of whether, at the time the notice is given, the thresholds set out in paragraph 2.1 have been exceeded.

3	Caps on liability

3.1	The aggregate maximum liability of each Seller for all Qualifying Claims (except for Claims (being claims for breach of the Warranties dealt with under paragraph 3.2 below, where the aggregate maximum liability of each Seller is as set out at paragraph 3.2 below) from time to time (Maximum Liability) shall not exceed an amount equal to the lower of:

(a)	the total of:

(i)	the Cash Consideration received by that Seller and the Sterling Amount of the total Share Value attributable to that Seller’s Unrestricted Consideration Shares (Initial Consideration Amount); and

(ii)	Sterling Amount of the total Share Value attributable to that Seller’s Unrestricted Earn-Out Consideration Shares (Relevant Earn-Out Amount)); and

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(b)	an amount equal to that Seller’s Due Proportion of £18 million.

In satisfaction of any liability of a Seller arising from a Qualifying Claim (except Claims (being claims for breach of the Warranties dealt with under paragraph 3.2 below)), the Buyer’s only right of recourse to satisfy that liability (subject the rights set out in clause 31) shall be in the following manner and sequence:

A. first, by payment from that Seller of an amount equal to that Seller’s Due Proportion of the Initial Consideration Amount, then

B. to the extent such liability remains unsatisfied, by payment from that Seller of an amount equal to that Seller’s Due Proportion of the Relevant Earn-out Amount.

3.2	The total liability of a Seller in respect of all Claims shall not exceed the Claims Amount, being an amount equal to the amount set out opposite the relevant Seller’s name below:

(1)	(2)	(3)

Seller	Limit on Liability (£)	Due Proportion (%)

Alexander James Calnan	1,635,937.06	20.45%
Mark David Calnan	572,746.95	7.16%
Paul Vincent Walsh	543,787.25	6.80%
Leo Bedford	170,222.72	2.13%
Karen and Tim Taylor	126,081.28	1.58%
Peter David Calnan	389,318.19	4.87%
David Patrick Houten	532,764.88	6.66%
Dianne Houten	175,421.95	2.19%
Andrew George Scarlett	673,040.05	8.41%
Lindsay Jane Scarlett	39,722.10	0.50%
Iain Gammon	614,392.76	7.68%
Kevin Stringer and Joss Soulie-Mansanne	141,107.05	1.76%
Damien McGlue	15,077.76	0.19%
Kenya Matsumoto	726,956.05	9.09%
Kieran Gallagher	411,622.87	5.15%
Sameer Khatri	446,353.72	5.58%
David Harrison	232,977.40	2.91%
Fred Wallet	146,930.18	1.84%
Samuel Norman	182,180.95	2.28%
David Palmer	151,297.53	1.89%
Jenny Smith	2,027.70	0.03%
Hard Yards Global Limited	70,033.60	0.88%
TOTAL	8,000,000	100

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3.3	Without prejudice to the caps on liability set out at paragraph 3.2 above, the liability of each Seller in respect of any claim shall be limited to and shall not exceed such Seller’s Due Proportion of the relevant Claim.

3.4	For the purposes of this paragraph 3, “Due Proportion” shall mean, as regards each Seller, that proportion set against his name in column (3) of the table above.

4	Time limits

4.1	The Sellers shall not be liable for any Claim or Tax Covenant Claim unless the Buyer has given the Sellers (or any of them) written notice of it on or before;

(a)	in the case of any Claim (other than a Tax Warranty Claim), the date which is 18 months from the Completion Date; and

(b)	in the case of any Tax Warranty Claim or Tax Covenant Claim, the date which is seven years from the Completion Date.

4.2	The written notice of a Claim or Tax Covenant Claim referred to in paragraph 4.1 shall give reasonable details of the claim (including reasonably sufficient details of such claim, including the due date for any payment, the time limits for any appeal and, so far as practicable, the amount of any claim or intended claim against the Sellers).

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5	Claim to be withdrawn unless litigation commenced

5.1	All and any liability of the Sellers in respect of a Claim shall be extinguished (if such claim has not been satisfied, settled or withdrawn) and such claim shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced against the Sellers (or any of them) by being both issued and served, within 9 months of notification of such claim pursuant to paragraph 4.1, save that, where such claim relates to a liability that is contingent only or is not capable of being quantified, such 9 month period shall commence (if later) on the date on which such liability becomes an actual liability or capable of being quantified.

6	General

6.1	The Sellers shall not be liable for any Claim (or such liability shall be reduced) if and to the extent:

(a)	such Claim arises as a result of any matter done (or omitted to be done) solely by reason or in consequence of the execution and performance of this Agreement unless the Claim relates to a Warranty relating to, or to the consequences of, the execution or performance of this Agreement;

(b)	such Claim arises as a result of the passing or coming into force of, or any change in, any legislation or regulation or the published rules of any regulator (or any change in the interpretation of the law or any regulation or the published rules of any regulator made) after Completion, whether or not the same has retrospective effect, provided the same has not been published as at the Completion Date;

(c)	specific provision or reserve is made (and has not been released prior to Completion) in the Locked Box Accounts in respect of the fact, matter, event or circumstance giving rise to such Claim; or

(d)	such Claim arises as a result of any act or omission done, made or carried out by the Sellers at the written request of the Buyer prior to Completion.

7	Voluntary Acts

7.1	The Sellers shall not be liable for any Claim (or such liability shall be reduced) if and to the extent that the fact, matter, event or circumstance giving rise to such Claim would not have arisen or occurred but for a voluntary act or omission done, made or carried out by a Group Company on or after Completion which:

(a)	is outside the Group’s ordinary course of business as carried on at Completion; or;

(b)	is not:

(i)	required by law, regulation or any regulatory or governmental body (including any Taxation Authority) to which it is subject (wherever situate); or

(ii)	done, made or carried out under a contract entered into by any Group Company on or prior to Completion; or

(c)	the Buyer knew (or ought reasonably to have known) at such time that such act or omission would give rise to the loss or damage in question.

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8	Contingent and Unquantifiable Liabilities

8.1	The Buyer shall be entitled to make a Claim and/or a Tax Covenant Claim in respect of a liability that is contingent or is not capable of being quantified if notice is given in respect of such claim before the expiry of the relevant period provided in paragraph 4.1 provided that the Sellers shall have no liability under such Claim and/or a Tax Covenant Claim in respect of such contingent or unquantifiable liability unless and until it ceases to be contingent and becomes capable of being quantified, and provided in either case this occurs within 6 months of the date on which notice is given. For the avoidance of doubt, the fact that the relevant liability may not have become an actual liability and capable of being quantified by the expiry of the relevant period provided in paragraph 4.1 shall not exonerate the Sellers in respect of any Claim and/or Tax Covenant Claim properly notified before that date.

9	Double Recovery

9.1	The Sellers shall not be liable for any Claim or Tax Covenant Claim (or such liability shall be reduced) if and to the extent that the Buyer has recovered any amount under any other Claim or Tax Covenant Claim or otherwise under this Agreement in respect of the same loss or damage.

10	Recovery from third parties

10.1	If any Group Company is entitled to recover (whether by insurance or otherwise) from a third party an amount or benefit which compensates the relevant Group Company in respect of any loss or damage which is the subject of any Claim, the Buyer shall use its reasonable endeavours to consult with the Sellers’ Representative regarding the conduct, negotiation, settlement or litigation of the claim against such third party and to keep the Sellers’ Representative informed of all material developments in respect thereof.

10.2	The Buyer’s obligations under paragraph 10.1 are subject to:

(a)	the relevant Group Company being a member of the Buyer’s Group for the time being;

(b)	the requirements of any member of the Buyer’s Group’s insurers;

(c)	any applicable laws or regulatory requirements or requirements of any regulatory or governmental body to which any member of the Buyer’s Group is subject (wherever situate); and

(d)	any rights to legal professional privilege or duties of confidentiality arising under any agreement to which the Buyer is legally bound.

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10.3	If at any time the Sellers pay to the Buyer an amount in respect of any Claim and subsequently any Group Company receives (whether by insurance or otherwise) from a third party an amount or benefit which compensates the Buyer Group in respect of any loss or damage which was the subject of that Claim then (subject to paragraph 10.4 and except if and to the extent that the liability of the Sellers in respect of such claim was reduced to take account of such payment or any member of the Buyer’s Group is obliged to make an equivalent payment to any of the Buyer Group’s insurers) the Buyer shall forthwith repay (or procure the repayment) to the Sellers’ Nominated Account an aggregate amount equal to the lesser of:

(a)	the aggregate amount paid by the Sellers to the Buyer in respect of the relevant Claim; and

(b)	an amount equal to the amount (or the value of the benefit) recovered from such other person (net of non-recoverable Taxation and less any reasonable costs, charges or expenses properly incurred by any member of the Buyer’s Group in recovering the amount or benefit from the third party (including any resulting increased insurance premium) which the Buyer can reasonably establish arose primarily from the subject matter of the relevant Claim).

10.4	The Buyer shall not be required to make any repayment (or procure any repayment) to the Sellers pursuant to paragraph 10.3 if and to the extent that the aggregate loss of the Buyer’s Group in respect of all Claims and Tax Covenant Claims taking into account:

(a)	any amounts received by the Buyer or any Group Company from any third party (including pursuant to any insurance policy) in respect of the subject matter of any Claims; and

(b)	any payments which any member of the Buyer’s Group is obliged to make to any of the Buyer Group’s insurers in respect of the subject matter of any Claims or Tax Covenant Claims,

exceeds the Purchase Price.

11	Claims by Third Parties and conduct of such Claims

11.1	If the Buyer becomes aware of any claim, action, demand, investigation or other form of action whatsoever by a third party against any Group Company (a “third party claim”) which the Buyer becomes actually aware is likely to give rise to a Claim then the Buyer shall give written notice to the Sellers’ Representative as soon as reasonably practicable following the Buyer becoming so aware and the Buyer shall use its reasonable endeavours to procure that the relevant Group Company shall:

(a)	consult with the Sellers’ Representative in respect of any action taken by the relevant Group Company to avoid, mitigate, dispute, resist, defend, appeal or compromise the third party claim; and

(b)	keep the Sellers’ Representative informed of all material developments in respect thereof.

11.2	The Buyer’s obligations under paragraph 11.1 are subject to:

(a)	the relevant Group Company being a member of the Buyer’s Group for the time being;

(b)	the requirements of any member of the Buyer’s Group’s insurers;

(c)	any applicable laws or regulatory requirements or requirements of any regulatory or governmental body to which any member of the Buyer’s Group is subject (wherever situate); and

(d)	any applicable rights to legal professional privilege or duties of confidentiality arising under any agreement to which the Buyer is legally bound.

12	MITIGATION

12.1	Nothing in this Schedule 5 shall limit the general obligation at law of the Buyer to mitigate any loss or damage giving rise to a Claim.

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Schedule 6

Part A

EB Sites

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Part B

Further particulars of certain EB Sites

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Part C

Leasehold Properties

Postal address or description	Immediate and superior landlord(s)	Title number	Occupier(s)	Date of and parties to lease	Term and current rent	Break date and break notice deadline	Current Use
Beech House (Unit 1), Beech Industrial Centre, Porters Wood, St. Albans, Hertfordshire, AL3 6PQ	G&N Limited (immediate) The trustees of the Zund Executive Pension (superior)	Not registered (lease under 7 years)	The Target Group	26 March 2020 1. G&N Limited 2. Electric Blue Limited	5 years from 26 March 2020 £38,573 p/a	Six months’ written notice expiring on or before 25 September 2022	Head office

329-343 Red Bank Road, Bispham, Blackpool	Zonex Group Ltd	Not registered (lease under 7 years)	The Target Group	7 March 2022 1. Zonex Group Ltd 2. EB Charging Ltd. 3. Alexander James Calnan 4. Jennifer Louise Smith	One year from 9 March 2022 £2,293.60 p/a	Two months’ written notice expiring on or before 8 September 2022	Office

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Schedule 7

Tax Schedule

1	Definitions and Interpretation

1.1	In this Schedule 7 and in the Tax Warranties, unless the context otherwise requires:

“Accounts Relief” means any Relief which is or has been taken into account:

(a)	in the Relevant Accounts as an asset;

(b)	in computing (and so reducing or eliminating) taxable Profits in the Relevant Accounts; or

(c)	in computing (and so reducing) any provision for deferred Tax in the Relevant Accounts (or which would have appeared in the Relevant Accounts but for the presumed availability of such Relief);

“Actual Taxation Liability” means a liability of a Group Company to make an actual payment of, or of an amount in respect of, Taxation;

“Buyer’s Relief” means:

(a)	any Relief arising to any member of the Buyer’s Tax Group at any time; and

(b)	any Relief arising as a consequence or by reference to an Event occurring (or deemed to have occurred) or Profits earned, accrued or received after Completion;

(c)	any Relief arising to a Group Company as a consequence of an Event occurring (or deemed to have occurred) or Profits earned, accrued or received, in each case between the Relevant Accounts Date and Completion in the ordinary course of business of the relevant Group Company;

“Buyer’s Tax Group” means the Buyer and those companies (other than any Group Company) which may be treated for relevant Tax purposes as being, or as having at any time been, a member of the same group of companies as the Buyer;

“CAA 2001” means the Capital Allowances Act 2001;

“CFA 2017” means the Criminal Finances Act 2017;

“Event” means any event, occurrence, transaction, arrangement, act or omission (or any deemed event, occurrence, transaction, arrangement, act or omission) whatsoever (including the death, winding up or dissolution of any person, membership of any group, the execution of this Agreement and the sale of the Shares pursuant to this Agreement);

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“Liability to Taxation” means:

(a)	an Actual Taxation Liability;

(b)	the loss of an Accounts Relief; or

(c)	the use or setting-off of any Accounts Relief or Buyer’s Relief to reduce or extinguish an Actual Taxation Liability where, but for that use or set-off, the Buyer would have been able to make a claim against any of the Sellers under paragraph 2 of this Schedule;

“Profits” means income, profits or gains, the value of any supply or any other consideration, value or receipt used or charged for Taxation purposes or other measure by reference to which Tax is computed;

“Relevant Accounts” means the Locked Box Accounts;

“Relevant Accounts Date” means the Locked Box Accounts Date;

“Relief” means any relief, loss, credit, allowance, set off, deduction or exemption in respect of any Taxation or for the purposes of computing Profits, including losses within the meaning of sections 45 to 45B CTA 2010, and any right to repayment of Taxation (including any repayment supplement or interest);

“Seller Associate” means each of the Sellers and any person(s) (other than any Group Company) which are or have been connected with any of the Sellers within the meaning of section 1122 CTA 2010 or section 993 ITA 2007;

“Tax” and “Taxation” means:

(a)	all forms of taxes and levies, imposts, duties, contributions or charges (and all withholdings or deductions in respect of any of the foregoing) in each case whether of the United Kingdom or elsewhere, whenever created or imposed and whether or not directly or primarily chargeable against or attributable to any person and regardless of whether or not that person has, or may have, any right of reimbursements against any other person, and including, without limitation, income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment or under PAYE), any payments made pursuant to section 455 CTA 2010 or charges under Chapter 5 of Part 4 to the Finance Act 2004, capital gains tax, corporation tax, controlled foreign company charge, inheritance tax, stamp duty, stamp duty reserve tax, stamp duty land tax, VAT, withholding tax, aggregates levy, annual tax on enveloped dwellings, bank levy, climate change levy, construction industry scheme deductions, customs and excise duties, landfill tax, national insurance and other similar liabilities or contributions (excluding business rates and local authority charges), or any amount required to be repaid or reimbursed in respect of any Relief claimed or received; and any other taxes, levies, imposts, duties, contributions, charges, withholdings or deductions similar to, corresponding with, or replacing or replaced by any of the foregoing; and

(b)	all charges, interest, penalties, surcharges and fines, incidental or relating to any of the above or resulting from a failure to comply with the provisions of any statute relating to Taxation;

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“Tax Assessment” means any assessment, notice, demand, letter or other document generated or issued (including the preparation of any return, assessment or computation) or action taken by or on behalf of any Taxation Authority from which it appears that any one or more of the Company, any other Group Company or any member of the Buyer’s Tax Group is subject to, or is sought to be made subject to, or might become subject to, any Liability to Taxation or other liability for Tax for which the Sellers are liable under paragraph 2 of this Schedule or for breach of any of the Tax Warranties;

“Tax Authority” or “Taxation Authority” means HMRC or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local or municipal authority, body or person whether of the United Kingdom or elsewhere, competent to impose, assess or collect a liability to Tax; and

“VAT” means value added tax as provided for in VATA 1994 and in supplemental legislation (whether delegated or otherwise) or in any primary or secondary legislation promulgated by the European Union (or any official body or agency of the European Union), and any similar sales, consumption or turnover tax, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere.

1.2	In this Schedule, unless the context otherwise requires, references to:

(a)	the “loss” of any Relief include the loss, reduction, modification, counteraction, disallowance, clawback, withdrawal or failure to obtain a Relief and “lose” and “lost” shall be construed accordingly;

(b)	“Profits earned, accrued or received” include Profits deemed to have been earned, accrued or received for Taxation purposes;

(c)	“repayment of Taxation” (or any similar term) includes any repayment supplement or interest in respect of it;

(d)	an Event or Events occurring on, before or after any date include an Event or Events which is (or are) deemed to have occurred or commenced for Taxation purposes on, before or after that date;

(e)	any charge arising under ITEPA 2003 (including under Part 7 or Part 7A thereof) in respect of any Event include any national insurance contributions arising from the same Event;

(f)	paragraphs are to paragraphs of this Schedule;

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1.3	In this Agreement, unless the context otherwise requires, references to “stamp duty land tax” or “SDLT” include stamp duty land tax, land and buildings transactions tax, land transaction tax and any similar tax in the UK (and any term used in the context of stamp duty land tax shall be construed accordingly).

1.4	For the purposes of calculating the rights and liabilities of the parties under this Schedule (other than paragraph 5 (Payment) or paragraph 10 (Tax Returns)), the Locked Box Accounts Date and the date of Completion shall be assumed to be (if not in fact the case) the end of any relevant accounting period for Taxation purposes of the relevant Group Company.

1.5	If any Group Company receives an accelerated payment notice issued pursuant to section 219 Finance Act 2014 in respect of any Liability to Taxation, then any monies required to be paid pursuant to the accelerated payment notice shall be treated as an Actual Taxation Liability and the due date for payment shall be treated as being the last day of the payment periods (as defined in section 223 Finance Act 2014).

2	Tax Covenant

2.1	Each Seller severally covenants to pay to the Buyer an amount equal to:

(a)	any Liability to Taxation arising as a result of, or in respect of or by reference to:

(i)	any Event occurring (or deemed to occur) on or before Completion;

(ii)	any Profits earned, accrued or received on or before Completion or in respect of any period (or part-period) ending on or before Completion;

(iii)	any Event giving rise to a charge under Part 7 ITEPA 2003 in circumstances where the employment related securities or securities option (or other right to acquire securities or an interest in securities) were granted or acquired before Completion;

(iv)	any Event giving rise to a charge under Part 7A ITEPA 2003 where the relevant arrangement for the purposes of Part 7A ITEPA 2003 was entered into before Completion;

(v)	any consideration paid or provided to any of the Sellers under this Agreement which shall include, for the avoidance of doubt, the entitlement to and any payments in the nature of, deferred consideration (including the issue of the Earn Out Consideration Shares);

(vi)	any failure by any present or former employee or officer of any Group Company to make good a Liability to Taxation arising from any of the foregoing;

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(b)	any Liability to Taxation, (and any liability of any member of the Buyer’s Tax Group to make an actual payment of, or of an amount in respect of, Taxation), which is a primary liability of any Seller Associate and which arises, at any time, as a result of, or in respect of or by reference to the failure by any Seller Associate to discharge such Liability to Taxation (or Taxation) within a specified period or otherwise;

(c)	any liability of any Group Company to pay or repay any other person (other than a Taxation Authority) any amount in respect of Tax pursuant to any indemnity, covenant or warranty entered into or created on or before Completion;

(d)	any liability of any Group Company in respect of any failure to comply with its obligations under the Construction Industry Scheme before Completion;

(e)	all reasonable third party costs and expenses properly incurred by the Buyer or any member of the Buyer’s Tax Group and/or by any Group Company in connection with any such liability or amount as is referred to in any of the preceding sub-paragraphs or paragraph 2.2 below or with any claim in respect of them in relation to which any Seller is liable, or in successfully taking or defending any action under this Schedule.

2.2	In respect of inheritance tax, the following shall apply:

(a)	Each Seller hereby severally covenants to pay to the Buyer the amount of any depletion in or reduction in value of the assets or increase in the liabilities of any Group Company as a result of any inheritance tax which:

(i)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in connection with the death of any person at any time);

(ii)	is at Completion a charge on any of the shares or assets of any Group Company or as a result of any provisions within IHTA 1984 giving rise to a power to sell, mortgage or charge any of the shares or assets of any Group Company; or

(iii)	after Completion becomes a charge on or, as a result of any provisions within IHTA 1984, gives rise to a power to sell, mortgage or charge any of the shares or assets of any Group Company, being a liability in respect of inheritance tax payable as a result of the death of any person within seven years of a transfer of value which occurred on or before Completion.

(b)	In determining for the purposes of this paragraph whether a charge on or power to sell, mortgage or charge any of the shares or assets of any Group Company exists at any time, the fact that any Tax is not yet payable or may be paid by instalments shall be disregarded and such tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises.

(c)	The provisions of section 213 IHTA 1984 shall not apply to any payments falling to be made under this paragraph.

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3	Amount of Liability to Taxation

3.1	The amount that is to be treated for the purposes of paragraph 2 as a Liability to Taxation shall, in a case of:

(a)	in the case of an Actual Taxation Liability be the amount of the relevant actual payment of Taxation;

(b)	a loss (otherwise than by use or setting off) of any Accounts Relief:

(i)	if the Accounts Relief that was the subject of the loss was either a deduction from or offset against Taxation or a right to a repayment of Taxation, be the amount of that Accounts Relief; or

(ii)	if the Accounts Relief that was the subject of a loss was a deduction from or offset against gross Profits, be the amount of Taxation which would, on the basis of the rates of Taxation current at the date of the loss, have been saved but for the loss (it being assumed for these purposes that the relevant Group Company had sufficient Profits or was otherwise in a position to use the Relief fully in the period during which the loss occurred); or

(c)	the use or setting off of a Buyer’s Relief or of an Accounts Relief, be the reduction in the Actual Taxation Liability in question in consequence of the use or set-off (or, if greater, in the case of the use or setting off of an Accounts Relief taken into account as an asset, the value of that asset as reflected in the Relevant Accounts).

4	Limitations

4.1	Subject as follows, the Sellers shall not be liable for any claim under this Schedule in respect of any Liability to Tax nor shall the Sellers be liable for breach of the Tax Warranties (which shall be referred to as a “Tax Warranty Liability” in this paragraph 4) if and to the extent that:

(a)	allowance, provision or reserve (other than for deferred Tax) has been made or taken into account in the Relevant Accounts for such Liability to Taxation or Tax Warranty Liability;

(b)	such Liability to Taxation or Tax Warranty Liability was discharged on or before Completion and the discharge was reflected in the Relevant Accounts;

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(c)	such Liability to Taxation or Tax Warranty Liability was paid or discharged (or otherwise compensated for) at no expense to the Buyer, any member of the Buyer’s Tax Group or any Group Company;

(d)	such Liability to Taxation or Tax Warranty Liability arises or is increased as a result of any change in law (primary or delegated) including without limitation any increases in the rates of Taxation or any change in the published practice of any Taxation Authority or the withdrawal of any published extra statutory concession, in each case announced and coming into force after the Locked Box Accounts Date and having retrospective effect;

(e)	such Liability to Taxation or Tax Warranty Liability results from or is increased by any change after Completion in the accounting or reporting policies, bases, methods or practices employed by any Group Company in the preparation and submission of its accounts or tax returns (including any variation of the basis upon which any Group Company values its assets and a change in accounting reference date), or the length of any accounting period for Tax purposes save where such changes are required to comply with United Kingdom legislation or United Kingdom generally accepted accounting practice in force at Completion;

(f)	any Relief other than a Buyer’s Relief or an Accounts Relief or any Relief utilised in the Relevant Accounts is available, or is for no consideration made available by any of the Sellers, to the relevant Group Company (or would have been available but for the set off or use by a member of the Buyer’s Tax Group of such Relief after Completion to reduce a Liability to Taxation or Tax Warranty Liability in respect of which the Buyer would not have had a claim under this Schedule) to set against, relieve or otherwise mitigate, the Liability to Taxation or Tax Warranty Liability;

(g)	such Liability to Taxation or Tax Warranty Liability would not have arisen or is increased but for a voluntary act, transaction or omission carried out or effected by the Buyer, any member of the Buyer’s Tax Group or any Group Company after Completion which the Buyer knew or ought reasonably to have known would give rise to the liability in question, other than an act, transaction or omission which:

(i)	is in the ordinary course of business as carried on by the relevant Group Company at Completion; or

(ii)	any Group Company was legally obliged to do or omit to do under a commitment that existed before Completion; or

(iii)	any Group Company, the Buyer or any member of the Buyer’s Group was required to do or omit to do in order to comply with law or UK generally accepted accounting practice;

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(iv)	which is a communication with a Taxation Authority which is required by law or the published guidance of that Taxation Authority;

(v)	is carried out or effected at the written request of any of the Sellers or the Sellers’ Representative or pursuant to this Agreement;

(h)	such Liability to Taxation or Tax Warranty Liability is stamp duty or stamp duty reserve tax payable by the Buyer on any instrument of transfer to which the Buyer is a party and which is entered into in respect of the sale of the Shares to the Buyer pursuant to this Agreement or interest and/or penalties thereon;

(i)	such Liability to Taxation or Tax Warranty Liability (not being interest, penalty, surcharge or fine in connection with Taxation) arises, or is increased, as a consequence or in respect of, or by reference to, an Event occurring in the ordinary course of the Company’s business in the period between the Locked Box Accounts Date and Completion (including the Completion Date) or by reference to gross receipts, income or profits received, earned or accrued or gains arising since the Locked Box Accounts Date in the ordinary course of any Group Company’s business, save to the extent that (i) such Liability to Taxation or Tax Warranty Liability is in respect of Profits and such Profits (or assets derived from or representing the same) have been distributed or otherwise withdrawn from, paid out or divested by any Group Company on or before Completion (other than to another Group Company) or (ii) such Liability to Taxation or Tax Warranty Liability is in respect of withholding or deduction and the relevant Group Company either does not retain absolutely the benefit of the amount withheld or deducted at Completion or has failed properly to make the relevant withholding or deduction;

(j)	such Liability to Taxation or Tax Warranty Liability arises or is increased as a result of a cessation of, or a material change in the nature or conduct of, any trade or business carried on by any Group Company, where such cessation or change occurs after Completion;

(k)	such Liability to Taxation or Tax Warranty Liability constitutes Permitted Leakage;

(l)	the Buyer is compensated for the Liability to Taxation or Tax Warranty Liability under any other provision of this agreement;

(m)	such Liability to Taxation or Tax Warranty Liability would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Buyer, any member of the Buyer’s Tax Group or any Group Company after Completion to make, adjust or revise, any claim, election, surrender or disclaimer in each case which was taken into account in computing a provision for Taxation in the Relevant Accounts and full details of which are provided in writing to the Buyer in reasonable time (being at least 20 Business Days) prior to the last date on which the adjustment, revision, claim, election, surrender or disclaimer can be validly made, given or done, provided that this sub-paragraph shall not apply in respect of any matter for which the Sellers have sole responsibility under paragraph 10 (Tax Returns) or where the failure or omission was at the written request or direction of the Sellers;

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(n)	such Liability to Taxation or Tax Warranty Liability arises or is increased as a consequence of any failure by the Buyer, any member of the Buyer’s Tax Group or any Group Company to comply with any of their respective obligations under this agreement in so far as it relates to Taxation;

(o)	such Liability to Taxation or Tax Warranty Liability arises by virtue of any claim, election, surrender or disclaimer made or notice or consent given or by virtue of any other thing done after Completion by or on behalf of any member of the Buyer’s Tax Group or any Group Company (including the disclaimer of whole or part of any Relief) other than where the making, giving or doing of such thing was taken into account in the preparation of the Relevant Accounts or which is made, given or done at the written direction or request of the Sellers or which is required by law;

(p)	such Liability to Taxation or Tax Warranty Liability relates to interest and penalties attributable to the unreasonable delay or default by any Group Company or any member of the Buyer’s Tax Group in paying to a Taxation Authority any amount paid by the Sellers pursuant to this schedule;

(q)	such Liability to Taxation or Tax Warranty Liability is a liability of any Group Company to make a payment of Taxation in circumstances where any Group Company has already collected, invoiced or deducted an amount on account of such Taxation before the Locked Box Accounts Date and is holding that amount in preparation for making a payment to the relevant Taxation Authority on the due date and such amount is not shown as an asset in the Relevant Accounts; or

(r)	such Liability to Taxation or Tax Warranty Liability arises as a result of, or in connection with, any Group Company becoming a member of the Buyer’s Tax Group;

4.2	The provisions of paragraphs 3 (Caps on Liability), 4.1(b) and 4.2 (Time Limits) of Schedule 5 (Limitations on liability) to this Agreement shall also apply, but only if and to the extent expressly stated therein to limit, restrict, exclude or modify the liability of any of the Sellers under the covenant contained in paragraph 2.

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5	Payment

5.1	Where the Sellers (or any of them) become liable to make any payment under paragraph 2 or any other provision of this Schedule, payment shall be made in clear, immediately available funds and the due date for the making of that payment shall be:

(a)	in a case that involves an Actual Taxation Liability, the date that is two Business Days before the last date on which the relevant Group Company is liable to pay to the appropriate Taxation Authority the Tax in question without interest or penalty or, if later, ten Business Days following the date on which the Buyer notifies the Sellers’ Representative in writing of its liability to make such a payment; or

(b)	in any other case (including in the case of a loss of an Accounts Relief or the use or setting off of a Buyer’s Relief or Accounts Relief, or in respect of any other amount not being an actual payment of Tax), the date falling ten Business days after the Sellers’ Representative receives notice in writing of the amount which the Sellers are required to pay.

6	Gross up

6.1	All sums payable by any of the Sellers to the Buyer pursuant to any claim under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law.

6.2	Subject to paragraph 6.4 below, if any deductions or withholdings are required by law to be made from any such sums (other than any interest) payable by any of the Sellers or the Buyer pursuant to any claim under any indemnity or for breach of warranty under this Agreement (or any claim under the Tax Covenant, clause 7 (Leakage)), the person making the payment (the “payer”) shall be obliged to pay the person to whom the payment is made (the “payee”) such additional amount(s) as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding.

6.3	Subject to paragraph 6.4 below, if any sum payable by any party pursuant to any claim under any indemnity or for breach of warranty under this Agreement (or any claim under the Tax Covenant, clause 7 (Leakage)) other than any interest, is subject to Tax in the hands of the recipient (ignoring for these purposes the availability of any Relief), the payer shall (except if and to the extent the sum payable has been calculated taking into account such Tax) pay to the recipient such additional amount(s) as shall be required to ensure the recipient receives and retains a sum (after taking into account such Tax) equal to the sum it would have received had the payment not been subject to such Tax.

6.4	For the avoidance of doubt, the maximum limit on the aggregate amount of the liability of any of the Sellers in respect of all claims under this Agreement set out in paragraph 3 of Schedule 5 (Limitations on liability) shall include or shall apply to any payments due (or which, but for such maximum, would be due) from any of the Sellers under paragraphs 6.2 or 6.3 above.

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6.5	If the Buyer assigns the benefit of this Agreement, the Sellers shall not be liable under paragraphs 6.1-6.3 except if and to the extent that the Sellers would have been so liable had that assignment not occurred

7	Conduct of Tax Assessments

7.1	If the Buyer, any member of the Buyer’s Tax Group or any Group Company becomes aware of any Tax Assessment, the Buyer shall (but not as a condition precedent to the liability of any of the Sellers under this Schedule) give written notice of it or procure that written notice of it is given as soon as reasonably practicable to the Sellers’ Representative in accordance with clause 24 (Notices) of this Agreement, such notice to include reasonably sufficient details of such Tax Assessment, including (to the extent known by the Buyer) the due date for any payment, the time limits for any appeal and, so far as practicable the amount of any claim or intended claim against the Sellers under this Schedule.

7.2	If any Seller becomes aware of any Tax Assessment for whatever reason, the Sellers shall notify the Buyer in writing as soon as reasonably practicable and the Buyer shall be deemed to have given the Sellers’ Representative notice of the Tax Assessment on receipt of such notification for the purposes of paragraph 7.1 above.

7.3	As regards any Tax Assessment, and subject to the following provisions of this paragraph 7, the Buyer shall take or shall procure that the relevant Group Company shall take, at the Sellers’ expense, such action as the Sellers’ Representative may by written notice given to the Buyer reasonably request to avoid the Tax Assessment, cause the Tax Assessment to be withdrawn or to dispute, resist, appeal against, compromise or defend the Tax Assessment and any determination or adjudication in respect thereof or to apply to postpone (so far as legally possible) the payment of any Tax pending the determination of any appeal but subject to the Buyer and each Group Company being indemnified to their reasonable satisfaction by the Sellers against all losses (including any additional Liability to Taxation) interest, damages and reasonable third party costs and expenses which may be properly incurred as a result of taking such action by the Buyer or any Group Company.

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7.4	Paragraph 7.3 above applies subject as follows:

(a)	Any request made by the Sellers’ Representative pursuant to this paragraph 7 shall be made within a reasonable time of receipt by the Sellers’ Representative of any written notice given by the Buyer to the Sellers’ Representative in accordance with paragraph 7.1 (or deemed to have been given pursuant to paragraph 7.2) and if, on the expiry of the later of a period of 20 Business Days commencing on the date of receipt or deemed receipt by the Sellers’ Representative of such notice or the date occurring ten clear Business Days prior to the last date on which an appeal may be made against the Liability to Taxation to which the Tax Assessment relates, the Sellers’ Representative shall not have given to the Buyer notice of the Sellers’ intentions in respect of the Tax Assessment or the Sellers shall not have provided satisfactory indemnities in accordance with paragraph 7.3, the Buyer and any Group Company shall be entitled to satisfy or settle or deal with the Tax Assessment on such terms as they shall in their discretion, but always acting in good faith, reasonably think fit but without prejudice to their rights and remedies under this Schedule.

(b)	The Buyer and each Group Company shall not be obliged to comply with any request of the Sellers’ Representative under this paragraph 7.3 which involves contesting any assessment for Taxation before any court, tribunal or any other appellate body unless:

(i)	(other than in the case of an appeal to the First-tier Tribunal) they have been advised in writing by tax counsel of at least five years’ call (instructed at the expense of any of the Sellers) by agreement between the Buyer and the Sellers’ Representative that an appeal against the assessment for Taxation in question has a reasonable prospect of success; and

(ii)	the Sellers have paid to the Buyer any sums that are required to be paid to a Taxation Authority or the relevant court, tribunal or appellate body, as a prerequisite to bringing the appeal.

(c)	Nothing in this paragraph 7 shall require the Buyer or any Group Company to take or omit to take any action, if such action or omission is likely, in the opinion of the Buyer and the relevant Group Company, acting reasonably, to cause material damage to the goodwill of its business or its legitimate commercial interests.

7.5	The preceding provisions of this paragraph 7 shall not take effect (except for the benefit of the Buyer) and the Buyer (without prejudice to its rights under this Schedule or the agreement) and any Group Company shall be free to pay or settle such Tax Assessment or take or omit to take such other action in connection therewith as they may in their absolute discretion, but always acting in good faith, decide, if:

(a)	subject to paragraph 7.6, in respect of any Tax Assessment it appears to the Buyer, acting reasonably, that any Group Company whilst it was under the Sellers’ control has or the Sellers’ Representative has (or is alleged in writing by any Tax Authority to have) committed acts or omissions which constitute fraud;

(b)	the Buyer reasonably requests (in writing) the Sellers’ Representative to confirm or clarify any action requested to be taken under paragraph 7.3 and the Sellers’ Representative does not do so in writing within 12 Business Days of written notification of the Buyer’s request (or, if shorter, in a case involving an assessment with a time limit for appeal at least three Business Days before the expiry of that time limit); or

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(c)	the Sellers fail (or the Sellers’ Representative fails) to comply with their obligations under this paragraph 7 or the terms of any indemnity given by any of the Sellers pursuant to this paragraph 7 (and, in any case which is capable of rectification, such failure has not been rectified by the Sellers within 12 Business Days of the date of written notification thereof by the Buyer), but without prejudice to any other remedy the Buyer may have in respect of such failure.

7.6	If, in respect of any Tax Assessment, it appears to the Buyer, acting reasonably, that any Group Company has (or is alleged in writing by any Tax Authority to have) whilst it was under the Sellers’ control committed acts or omissions which constitute fraud, the Buyer shall notify the Sellers’ Representative of such view or allegation as soon as reasonably practicable and either (a) where the Buyer, acting promptly and reasonably, reaches a view that a Group Company has not been so fraudulent, following a written rebuttal by the Sellers or (b) the Tax Authority withdraws its allegation of fraudulent behaviour, paragraph 7.5(a) shall no longer apply from the point that the Buyer reaches such view or the Buyer receives written notice that the Tax Authority has withdrawn such allegation.

7.7	If any Seller is declared bankrupt or becomes the subject of bankruptcy proceedings or any Seller is unable to pay debts as they fall due, start negotiations with a creditor with a view to the general readjustment or rescheduling of indebtedness or makes a general assignment for the benefit of, or composition with that Sellers’ creditors, that Seller shall not have any rights under this paragraph 7 (except to receive any notice given under paragraph 7.1)

7.8	For the avoidance of doubt, unless otherwise agreed in writing between the Buyer and the Sellers’ Representative, the actions which the Sellers or the Sellers’ Representative may request under paragraph 7.3 shall not extend to the Sellers or their professional advisers or any other person taking on or over the conduct of proceedings of any nature in connection with the Tax Assessment.

7.9	The Buyer shall keep the Sellers’ Representative informed in writing of all relevant matters concerning the Tax Assessment in question and shall as soon as reasonably practicable forward, or procure to be forwarded, to the Sellers’ Representative copies of all material correspondence with the relevant Taxation Authority and documents pertaining to that Tax Assessment and shall make any amendments the Sellers’ Representative reasonably request.

7.10	Nothing in this paragraph 7 shall require the Buyer to or procure any Group Company to do (or omit to do) anything which the Buyer or any Group Company acting reasonably considers is not true and accurate in all material respects.

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7.11	Any action which the Buyer or any Group Company is required or permitted to take (or omit to take) under this paragraph 7 is without prejudice to the Buyer’s rights under this Schedule or the Agreement.

8	Claims against Third Parties

8.1	Where any of the Sellers have made a payment in full under this Schedule or the Tax Warranties and any Group Company or the Buyer is entitled to recover from any other person (other than any other Group Company, the Buyer, any member of the Buyer’s Tax Group or any employee or officer of any Group Company or any member of the Buyer’s Tax Group, except where such employee or office holder has provided the relevant Group Company or relevant member of the Buyer’s Tax Group with an indemnity, covenant or warranty in respect of such Tax) any sum in respect of the matter to which the payment made by the Sellers relates the Buyer shall notify the Sellers’ Representative of the entitlement in writing as soon as reasonably practicable.

8.2	The Buyer shall or shall procure that the relevant Group Company shall take, subject to the Sellers indemnifying the Buyer and each Group Company to the Buyer’s reasonable satisfaction against all reasonable third party costs and expenses properly incurred in relation thereto, such action as the Sellers’ Representative shall reasonably request to enforce such recovery as is mentioned in paragraph 8.1 against the third party in question (keeping the Sellers fully informed of the progress of any action taken), provided that nothing in this paragraph 8.2 shall require the Buyer or any Group Company to take or omit to take any action, if such action or omission would cause material damage to the goodwill of its business or its legitimate commercial interests.

8.3	Where the Buyer has successfully taken action against the third party in question pursuant to paragraph 8.2 above, the Buyer shall account to the Sellers as soon as reasonably practicable for the lesser of (a) any sums so recovered (including any interest or repayment supplement paid by the third party) and (b) the amount paid by the Sellers under this Schedule or the Tax Warranties in respect of the relevant matter, but in either case less any Taxation thereon and any reasonable third party costs or expenses properly incurred by the Buyer or any Group Company if and to the extent not already indemnified by the Sellers.

8.4	This paragraph 8 does not apply in respect of any recovery in circumstances where paragraph 9 (Overprovisions, Refunds and Reliefs) applies or if and to the extent that the amount of any such recovery has been taken into account in determining any amount paid by the Sellers under this Schedule or the Tax Warranties.

8.5	Any payment or account in favour of the Sellers pursuant to paragraph 8.3 (Claims against Third Parties) of this Schedule shall be treated as a refund of the relevant amount paid by the Sellers pursuant to paragraph 2 of this Schedule.

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9	Overprovisions, Refunds and Reliefs

9.1	Subject as follows if, on or before the seventh anniversary of Completion, the Buyer becomes aware that any provision for Taxation (other than deferred Tax) in the Relevant Accounts has proved to be (a) an overprovision, or (b) any refund, credit or repayment of Tax that has arisen in respect of gross receipts, income or profits received, earned or accrued by, or gains arising to, any Group Company on or before the Locked Box Accounts Date and that has not been taken into account in the Relevant Accounts (a “Refund”) has arisen, then the Buyer shall notify the Sellers in writing (such notice to include reasonably sufficient details of such overprovision or Refund) and the amount of the overprovision or Refund (as certified or determined by the auditors for the time being of the relevant Group Company acting as experts and not as arbitrators at the Sellers’ Representative’s request and the Sellers’ expense) (the “Relevant Amount”) shall be dealt with in accordance with paragraph 9.3. No such overprovision or Refund shall, however, be treated as a Relevant Amount if and to the extent it arises as a result of:

(a)	any change in law (primary or delegated) including without limitation any decrease in the rates of Taxation or any change in the published practice of any Taxation Authority or the withdrawal of any published extra statutory concession taking effect after the Locked Box Accounts Date;

(b)	any change in the accounting, or reporting policies, bases, methods or practices employed by any Group Company in the preparation and submission of its accounts or tax returns (including any variation of the basis upon which any Group Company values its assets for any Tax or accounting purpose), or the length of any accounting period for Tax purposes;

(c)	the use of any Buyer’s Relief or Accounts Relief;

(d)	any transaction or voluntary act by the Buyer entered into after Completion.

9.2	If any Liability to Taxation or other liability which has resulted in a payment having been made in full by the Sellers under paragraph 2 of this Schedule or for breach of the Tax Warranties gives rise to a Relief for the Buyer, any member of the Buyer’s Tax Group or any Group Company that would not otherwise have arisen then:

(a)	the Buyer shall procure that full details of the Relief are given in writing to the Sellers’ Representative as soon as reasonably practicable; and

(b)	as and when the liability of any Group Company, the Buyer or a member of the Buyer’s Tax Group to make an actual payment of or in respect of Taxation (other than a liability which would otherwise give rise to a claim under paragraph 2 of this Schedule or for breach of the Tax Warranties) is reduced by reason of that Relief then an amount equal to the amount by which that liability is so reduced (as certified or determined by the auditors for the time being of the relevant Group Company acting as experts and not as arbitrators at the Sellers’ Representative’s request and the Sellers’ expense) (less any reasonable third party costs properly incurred by the Buyer, any member of the Buyer’s Tax Group or any Group Company in obtaining the reduction of that liability) (the “Relevant Amount”) shall be dealt with in accordance with paragraph 9.3.

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9.3	Where the auditors of the relevant Group Company so certify or determine, any Relevant Amount arising pursuant to paragraph 9.1 or 9.2 shall (and if and to the extent it has not already been taken into account in determining any amount payable under paragraph 2 of this Schedule or for breach of any Tax Warranty) be dealt with as follows:

(a)	the Relevant Amount shall be first set off against any payment then due from any of the Sellers under this Schedule or pursuant to a claim for breach of any Tax Warranties;

(b)	if and to the extent there is an excess, a refund shall be made to the Sellers of any previous payments made by the Sellers under this Schedule or pursuant to a claim for breach of any Tax Warranties and not previously refunded under this, or any other, paragraph up to the amount of such excess; and

(c)	if and to the extent that the excess referred to in paragraph (b) is not exhausted under that sub-paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from any of the Sellers under this Schedule or pursuant to a claim for breach of any Tax Warranties.

9.4	On or before the seventh anniversary of Completion (or if later within two years of the date of any certificate or determination produced in accordance with paragraph 9.1 or 9.2 above), the Sellers or the Buyer may, at the expense of the person making the request, require any certificate or determination produced in accordance with paragraph 9.1 or 9.2 above to be reviewed by the auditors for the time being of the relevant Group Company in light of all the relevant circumstances including if there are relevant circumstances or facts of which auditors were not aware, and which were not taken into account, at the time when such certificate or determination was produced, and to certify or determine whether the certificate remains correct or whether it should be amended.

9.5	If, following a request under paragraph 9.5 above, the certificate or determination is amended, any adjusting payment that is required shall be made by or to the Sellers as soon as reasonably practicable.

9.6	The Buyer will use its reasonable endeavours to procure that the auditors of the relevant Group Company deal expeditiously with a request to form a determination as to whether an overprovision, Refund or Relief in has arisen or will arise in accordance with paragraph 9.1 or 9.2 and will procure that the relevant Group Company provides all assistance, documents and other information as may be reasonably required by the auditors for that purpose.

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9.7	If the Buyer becomes aware that a Refund under paragraph 9.1 or a Relief under paragraph 9.2 may have arisen, the Buyer shall take reasonable steps within a reasonable time to ensure that the availability of such Refund or Relief is not prejudiced (but such steps shall not extend to any action which might prejudice the Buyer’s or any Group Company’s or any member of the Buyer’s Tax Group’s own tax, financial or commercial position).

10	Tax Returns

10.1	Save if and to the extent provided below, the Buyer shall prepare, or procure the preparation of each Group Company’s Tax returns, including for any period in which Completion occurs, and shall deal with all matters and correspondence relating thereto.

10.2	The Sellers (or their duly authorised agent) shall (at the expense of the relevant Group Company if and to the extent that such expense has been accrued or provided for in the Relevant Accounts and otherwise at their own expense):

(a)	prepare each Group Company’s corporation tax returns and computations (if and to the extent not submitted on or before Completion) for all accounting periods ended on or prior to Completion (the “Pre-Completion Periods”) and deal with all matters and correspondence relating thereto (together, the “Pre-Completion Tax Matters”);

(b)	take the same level of care in preparing or dealing with the Pre-Completion Tax Matters as would be required if these were in respect of the Sellers’ own Tax affairs;

(c)	(save if and to the extent they have been submitted before the date of this Agreement) at least 20 Business Days prior to submission to the relevant Taxation Authority deliver to the Buyer for comment any corporation tax return and computations and/or material related documentation or correspondence for the Pre-Completion Periods and make such amendments to them as the Buyer may reasonably require;

(d)	give the Buyer and their professional advisers all such information and assistance as may be reasonably required to exercise their right to comment under sub-paragraph (c) above;

(e)	use all reasonable endeavours to agree the Pre-Completion Tax Matters as soon as reasonably practicable and will deal with such Pre-Completion Tax Matters promptly and diligently.

10.3	The Buyer shall procure, and shall cause each Group Company to procure, that:

(a)	the Sellers’ Representative (or its duly authorised agent) are provided as soon as reasonably practicable with any information received by the Buyer or any Group Company, and of which it becomes aware, which is relevant to the Pre-Completion Tax Matters;

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(b)	the Sellers’ Representative (or its duly authorised agent) are afforded such access to the books, accounts and records of, or relating to, any Group Company as the Sellers’ Representative may reasonably require in connection with the Pre-Completion Tax Matters;

(c)	each Group Company shall promptly authorise, sign and submit to the relevant Taxation Authority the corporation tax returns of the relevant Group Company relating to the Pre-Completion Periods and such other ancillary information, accounts, statements and reports as the Sellers’ Representative (or its duly authorised agent) may reasonably direct (except if and to the extent that they are not true, full and accurate in all material respects but, for the avoidance of doubt, the Buyer shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Sellers’ Representative or its agent).

10.4	Where any corporation tax return, computation or statement is or are required to be submitted for, or in respect of, any period in which Completion occurs (a “Straddle Period”) in respect of any Group Company, the Buyer shall:

(a)	submit a draft of the relevant document together with any material related documentation or correspondence to the Sellers’ Representative for comment at least 20 Business Days before its intended submission to the Taxation Authority and procure that such amendments shall be made as the Sellers’ Representative may reasonably require (but only if and to the extent relevant to that part of the period up to and including Completion);

(b)	prepare the corporation tax returns and computations of each Group Company in a manner that is consistent with past practice other than if and to the extent required by a change in law or generally accepted accounting practice; and

(c)	provide all such information and assistance as the Sellers’ Representative may reasonably require to enable the Sellers to exercise its right of comment under sub-paragraph (a) above.

10.5	The Buyer will procure that no Group Company amends or withdraws any return or computation or any claim, election, surrender or consent made by it for its accounting periods ended during the Straddle Period without giving the Sellers’ Representative a reasonable opportunity to comment and taking account of the Sellers’ Representative’s reasonable representations.

10.6	Each Seller shall provide (and procure that any Seller Associate provides) all such information and assistance as the Buyer or any Group Company or their professional advisers may reasonably require to enable any Group Company or the Buyer to prepare the Tax returns as envisaged by paragraph 10.4 above.

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10.7	For the avoidance of doubt in the event that any matter constitutes a Tax Assessment the provisions of paragraph 7 (Conduct of Tax Assessments) shall take precedence over the provisions of this paragraph 10 and the Tax Assessment shall be conducted in accordance with the provisions of paragraph 7 (Conduct of Tax Assessments).

11	SECONDARY LIABILITIES

11.1	Subject to paragraph 11.2, the Buyer covenants to pay to the Sellers an amount equal to any:

(a)	Tax (whether arising before, on or after Completion which is a primary liability of any Group Company, the Buyer or any member of the Buyer’s Tax Group) for which any Seller Associate is or becomes liable (or would have become liable but for the set off or use of a Relief) as a result of any Group Company and any member of the Buyer’s Tax Group failing to discharge such Tax properly assessed upon it; and

(b)	reasonable costs and expenses properly incurred by any Seller Associate in connection with any liability in respect of which the Buyer is liable under this paragraph 11.1 or successfully taking or defending any action under this paragraph 11.1.

11.2	The Buyer will not be liable under paragraph 11.1 if and to the extent that such Tax:

(a)	is either subject to a valid claim under the Tax Covenant by the Buyer which has not been satisfied or could be subject to any such valid claim; or

(b)	has been recovered by any Seller under any relevant statutory provision and the Seller will procure that no such recovery is sought if and to the extent that payment has been made under paragraph 11.1; or

(c)	was paid or discharged at no expense to the Seller or any Seller Associate.

11.3	The provisions of paragraphs 5, 6, 7 and 8 of this Schedule apply to paragraph 11.1 as if references to the “Sellers” were to the “Buyer” (and vice versa).

11.4	The total liability of the Buyer in respect of claims under this paragraph 11 shall not exceed an amount equal to the Purchase Price.

11.5	No claims under this paragraph 11 may be made against the Buyer unless the Sellers have given the Buyers notice of such claim (together with reasonable details thereof) on or before the seventh anniversary of the Completion Date.

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12	General

12.1	None of the Sellers shall be entitled under this Schedule to be reimbursed or compensated (or otherwise to obtain an account, set-off, refund or other payment or repayment, including by way of covenant or indemnity) more than once in respect of the same matter. Without prejudice to the generality of the foregoing, if any matter gives rise to a liability or liabilities on the Buyer to reimburse or compensate any of the Sellers (or otherwise to make an account, set-off, refund or other payment) under one or more provision of this Agreement (including paragraph 8 (Claims against Third Parties) and/or paragraph 9 (Overprovisions, Refunds and Reliefs) of this Schedule), the Sellers may not recover or be compensated more than once in respect of such matter (or recover more than the amount of any payment made by the Sellers in respect of that matter under this Schedule or the Tax Warranties).

12.2	If the Buyer reimburses or compensates any of the Sellers (including by way of any account, set-off, refund or other payment or repayment) in accordance with this Schedule (including any refund, payment, account or set-off pursuant to paragraph 8 (Claims against Third Parties), paragraph 9 (Overprovisions, Refunds and Reliefs) or Paragraph 11 (Secondary Liabilities)) in respect of any payment made by the Sellers (or any liability of the Sellers to make a payment) under this Schedule or for breach of the Tax Warranties, then, for the purposes of determining the total aggregate liability of the Sellers in respect of all applicable claims for the purposes of paragraph 3.1 of Schedule 5 (Limitations on liability), no account shall be taken of the amount of any claim that has been so reimbursed or set-off (if necessary with retrospective effect).

12.3	Nothing in this Schedule shall entitle any of the Sellers (or the Sellers’ Representative) or their agents or professional advisers to have access to any information or document over which the Buyer may have a right of legal professional privilege.

12.4	In the event of any conflict between the provisions of this Schedule and any other provisions in the Agreement, this Schedule shall take priority.

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Schedule 8

Escrow Account and Escrow Shares

1	INTRODUCTION

1.1	In this Schedule 8 means any amount payable pursuant to, and required to be satisfied out of the Escrow Account or by way of the transfer of Escrow Shares.

2	Application of the Escrow Fund

2.1	No amount shall be released from the Escrow Account and no Escrow Shares shall be transferred other than in accordance with this Schedule 8, the Escrow Agreement and/or the US Escrow Agreement (as applicable).

2.2	If:

(a)	at (or prior to) the Release Date the Buyer has notified the Sellers’ Representatives of a Qualifying Claim; or

(b)	any Relevant Claim in respect of which any amount has been retained in the Escrow Account pursuant to paragraph 2.3 becomes a Qualifying Claim,

then the Buyer and the Sellers’ Representatives shall, as soon as reasonably practicable (and in any event within 10 Business Days), in accordance with the terms of the Escrow Agreement instruct the Escrow Agent to release to the Buyer from the Escrow Account an amount equal to the outstanding liability of the Sellers in respect of such Qualifying Claim or, if lower, the balance of the Escrow Fund standing to the credit of the Escrow Account.

2.3	On the Release Date, the Buyer and the Sellers’ Representatives shall, in accordance with the terms of the Escrow Agreement, instruct the Escrow Agent to pay to the Sellers from the Escrow Account an amount (if any) equal to the remaining balance of the Escrow Fund standing to the credit of the Escrow Account (after deducting any amount released or to be released to the Buyer pursuant to paragraph 2.2) provided that if at (or prior to) the Release Date the Buyer has notified the Sellers’ Representatives of any Relevant Claim that is not yet a Qualifying Claim, then provided that the Buyer has obtained, at the Buyer’s cost, an assessment from a barrister (qualified to practice in England and Wales) of at least 10 years standing that on the balance of probabilities, the Buyer has a better than 50 per cent. chance of success in respect of that Relevant Claim and has provided a copy of that assessment to the Sellers’ Representatives, then an amount of the Escrow Fund equal to the value of such Relevant Claim (the “Withheld Amount”) shall be retained in the Escrow Account provided that:

(a)	if and to the extent that:

(i)	such Relevant Claim is subsequently withdrawn by the Buyer by notice in writing to the Sellers’ Representatives; or

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(ii)	a final and binding judgment (against which there is no right to appeal or the right of appeal has expired) against the Buyer has been given in a court of competent jurisdiction (or in any arbitration to which the Buyer and the Sellers’ Representatives have agreed in writing to be subject), the Buyer shall no longer be entitled to require that the Withheld Amount is retained in the Escrow Account on the basis of this paragraph 2.3 in respect of such Relevant Claim and, save if and to the extent that such amount is required to be paid to the Buyer or retained in the Escrow Account in respect of any other Qualifying Claim or Relevant Claim in accordance with paragraph 2.2 or this paragraph 2.3, then the Buyer and the Sellers’ Representatives shall, as soon as reasonably practicable (and in any event within 10 Business Days), in accordance with the terms of the Escrow Agreement, instruct the Escrow Agent to pay to the Sellers from the Escrow Account an amount (if any) equal to the Withheld Amount or, if lower, the remaining balance of the Escrow Fund standing to the credit of the Escrow Account; and

(b)	if and to the extent that any such Relevant Claim subsequently becomes a Qualifying Claim then paragraph 2.2 shall apply in respect of the amount payable to the Buyer in respect of the Relevant Claim (and, save if and to the extent that such amount is required to be paid to the Buyer or retained in the Escrow Account in respect of any other Qualifying Claim or Relevant Claim in accordance with paragraph 2.2 or this paragraph 2.3, the Buyer and the Sellers’ Representatives shall, as soon as reasonably practicable (and in any event within 10 Business Days), instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to pay to the Sellers from the Escrow Account an amount (if any) equal to the remaining balance of the Escrow Fund standing to the credit of the Escrow Account).

2.4	For the avoidance of doubt nothing in this Schedule 8 shall extinguish the liability of the Sellers (or any of them) if and to the extent that such liability exceeds the amount paid to the Buyer from the Escrow Account in respect of such Qualifying Claim.

3	Interest, costs & taxation

3.1	The Buyer and Sellers agree that all interest accruing on the Escrow Fund shall be added to the Escrow Fund and shall be treated as part of the Escrow Fund and any payment of principal from the Escrow Fund shall include a payment of the interest earned on such principal sum.

3.2	The fees of the Escrow Agent in relation to the opening and operation of the Escrow Account shall be borne equally as between the Buyer and the Sellers.

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3.3	The Buyer and Sellers agree that any bank or administrative charges in connection with the Escrow Fund shall be deducted from the Escrow Fund.

3.4	The Buyer and the Sellers shall cooperate to ensure that the Escrow Fund is afforded the most favourable Tax treatment available and agree that any Tax payable on the Escrow Fund shall be deducted from the Escrow Fund.

3.5	For U.S. federal tax reporting purposes, all interest and other income from investment of the Escrow Shares shall, to the extent applicable, as of the end of each calendar year and to the extent required by the U.S. Internal Revenue Service, be reported as having been earned by Sellers in the pro-rata amounts set forth on Schedule 1, whether or not such income was disbursed during such calendar year. Prior to the date hereof, the Sellers shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-8 BEN, and such other forms and documents that the Escrow Agent may request. The parties hereto understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Shares. Should any information supplied in such tax documentation change, the parties shall promptly notify Escrow Agent. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, including without limitation, the Foreign Account Tax Compliance Act, and shall remit such taxes to the appropriate authorities.

3.6	The Buyer and the Sellers shall be responsible for the fees and costs of their respective solicitors in operating the Escrow Account.

4	ESCROW SHARES

4.1	For the purposes of this paragraph 4, the “Market Value” of an Escrow Share shall mean a price equal to the dollar volume-weighted average price for Blink common stock on The Nasdaq Capital Market during the 30 consecutive trading days prior to (i) the date on which the relevant Shares are transferred in accordance with paragraph 4.4 or, (ii) in relation to Escrow Shares that are retained in accordance with paragraph 4.5, the Escrow Release Date (for each day, beginning at 9:30:01 a.m., Eastern time, and ending at 4:00:00 p.m., Eastern time).

4.2	As per clause 3.2(b) of this Agreement, the Buyer and Blink shall instruct the Transfer Agent to withhold the Escrow Shares from the Completion Consideration Shares on the Completion Date in accordance with the US Escrow Agreement. Stock certificates representing the Escrow Shares shall be delivered to the US Escrow Agent on the Completion Date to be held by the US Escrow Agent during the period beginning on the Completion Date and ending on the Escrow Shares Release Date (save where distributed earlier in accordance with clauses 4.4, 4.5 or 4.7 of this Schedule 8).

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4.3	The Sellers shall retain the beneficial ownership and voting rights associated with the Escrow Shares until such time as such shares are distributed to the Buyer pursuant to clauses 4.4 and 4.5 of this Schedule 8.

4.4	If:

(a)	at (or prior to) the Escrow Shares Release Date the Buyer has notified the Sellers’ Representatives of a Qualifying Claim; or

(b)	any Relevant Claim in respect of which any amount has been retained in Escrow Shares pursuant to paragraph 4.4 becomes a Qualifying Claim,

then the Buyer and the Sellers’ Representatives shall, as soon as reasonably practicable (and in any event within 10 Business Days) in accordance with the terms of this Agreement and the US Escrow Agreement, instruct the US Escrow Agent to transfer to Blink, such number of Escrow Shares (rounded up to the nearest share) as have an aggregate Market Value equal to the outstanding liability of the Sellers in respect of such Qualifying Claim.

4.5	On the Escrow Shares Release Date, the Buyer, Blink and the Sellers’ Representatives shall, in accordance with the terms of this Agreement and the US Escrow Agreement, instruct the US Escrow Agent to distribute to the Sellers (in their Respective Proportions), the balance of any of the Escrow Shares (taking account of any Escrow Shares transferred to Blink pursuant to paragraph 4.4); provided that if at (or prior to) the Release Date the Buyer has notified the Sellers’ Representatives of any Relevant Claim that is not yet a Qualifying Claim, then provided that the Buyer has obtained, at the Buyer’s cost, an assessment from a barrister (qualified to practice in England and Wales) of at least 10 years standing that on the balance of probabilities, the Buyer has a better than 50 per cent. chance of success in respect of that Relevant Claim and has provided a copy of that assessment to the Sellers’ Representatives, then such number of Escrow Shares as have an aggregate Market Value equal to the value of such Relevant Claim (the “Withheld Shares Amount”) shall be retained by the US Escrow Agent provided that:

(a)	if and to the extent that:

(i)	such Relevant Claim is subsequently withdrawn by the Buyer by notice in writing to the Sellers’ Representatives; or

(ii)	a final and binding judgment (against which there is no right to appeal or the right of appeal has expired) against the Buyer has been given in a court of competent jurisdiction (or in any arbitration to which the Buyer and the Sellers’ Representatives have agreed in writing to be subject),

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the Buyer and Blink shall no longer be entitled to require that the Withheld Shares Amount is retained by the US Escrow Agent on the basis of this paragraph 4.5 in respect of such Relevant Claim and, save if and to the extent Escrow Shares with an aggregate Market Value equal to the value of such Relevant Claim are transferred to Blink or retained by the US Escrow Agent in respect of any other Qualifying Claim or Relevant Claim in accordance with paragraph 4.4 or this paragraph 4.5, then the Buyer and Blink shall, as soon as reasonably practicable (and in any event within 10 Business Days), instruct the US Escrow Agent to distribute to the Sellers such number (if any) of Escrow Shares with an aggregate Market Value equal to the Withheld Shares Amount or, if lower, the balance of the Escrow Shares (in their Respective Proportions); and

(b)	if and to the extent that any such Relevant Claim subsequently becomes a Qualifying Claim then paragraph 4.4 shall apply in respect of the amount of Escrow Shares to be transferred to Blink in respect of the Relevant Claim (and, save if and to the extent that such amount of the Escrow Shares as have an aggregate Market Value equal to the value of such Relevant Claim is transferred to Blink or retained by the US Escrow Agent in respect of any other Qualifying Claim or Relevant Claim in accordance with paragraph 4.4 or this paragraph 4.5), the Blink shall, as soon as reasonably practicable (and in any event within 10 Business Days), instruct the US Escrow Agent to distribute to the Sellers an amount (if any) equal to the remaining balance of the Escrow Shares (in their Respective Proportions).

4.6	For the avoidance of doubt nothing in this Schedule 8 shall extinguish the liability of the Sellers (or any of them) if and to the extent that such liability exceeds an amount equal to the Escrow Shares transferred to Blink by the US Escrow Agent in respect of such Qualifying Claim.

4.7	If the Sellers are issued Earn-Out Consideration Shares in Earn-Out Year 1 in accordance with Schedule 10 of this Agreement:

(a)	Blink and the Buyer shall instruct the US Escrow Agent to distribute the Escrow Shares to the Sellers in their Respective Proportions on the Payment Date; and

(b)	the parties agree that the Buyer and/or Blink shall instruct the US Escrow Agent to withhold all Earn-Out Consideration Shares to be issued to the Sellers in respect of Earn-Out Year 1 on the Payment Date, to be held pursuant to the terms of this Schedule 8 as Escrow Shares until the Escrow Release Date (unless released earlier in accordance with this Schedule 8).

4.8	The parties agree that the release of Escrow Shares referred to in paragraph 4.7(a)of this Schedule 8 and the instruction to withhold the Earn-Out Consideration Shares referred to in paragraph 4.7(b)of this Schedule 8 shall occur simultaneously and there shall be no release of Escrow Shares before the Earn-Out Consideration Shares in respect of Earn-Out Year 1 are issued to the US Escrow Agent.

4.9	For the avoidance of doubt, if the Sellers are not entitled to any Earn-Out Consideration Amount in Earn-Out Year 1, then the Escrow Shares shall not be distributed to the Sellers until the Escrow Shares Release Date (unless released earlier in accordance with this Schedule 8).

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Schedule 9

Continuing Contracts

Contract	Date	Parties
Consultancy agreement	4 April 2022	(1) EB Charging Ltd (2) David Houten
Employment contract	1 March 2021	(1) EB Charging Ltd (2) Simon Blagden
Sub-consultancy agreement	23 December 2020	(1) EB Charging Ltd (2) Qarma Solutions Limited

Plus all statements of work relating to the above sub-consultancy agreement.

Settlement agreement	14 April 2022	(1) Electric Blue Limited (2) EB Charging Ltd (3) Fondcroft Services Limited (4) Leo Bedford
Ethex bond agreement	10 April 2019	(1) Electric Blue Limited (2) The bondholders as listed therein
Rebecca Calnan’s employment agreement	30 June 2020	(1) EB Charging Ltd (2) Rebecca Calnan
Keeley Walsh’s employment agreement	12 January 2022	(1) EB Charging Ltd (2) Keeley Walsh

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Schedule 10

Earn-Out

Part A

Definitions

1	Definitions

1.1	In this Schedule 10 unless the context otherwise requires:

“Adjusted Draft Earn-Out Statement” has the meaning given in paragraph 2.1(a) of Part B of this Schedule 10;

“Agreed Pricing List” has the meaning set out in paragraph 2.2 of Part E of this Schedule 10;

“Blink Originated Revenue” means any revenue of a Group Company to the extent to which it arises (i) as a result of a demonstrable pre-existing relationship between the Buyer’s Group (excluding the Group) and the relevant counterparty and such relationship has resulted in whole or in part in the origination of the relevant revenue (but excluding scenarios where a Group Company also has a demonstrable pre-existing relationship with the relevant counterparty and such relationship has resulted in whole or in part in the origination of the relevant revenue) or (ii) from a multi-jurisdictional project, contract or other similar arrangement each of which exist through the result of a demonstrable initiative of the Buyer’s Group (excluding the Group) and without any significant involvement of or joint initiative by a Group Company;

“Business Plan” means the Agreed Form business plan for the Group;

“Chargers Installed” means, in relation to an Earn-Out Year, the number of electric vehicle chargers Installed by the Group;

“Cumulative Installation Percentage” means in relation to an Earn-Out Year, the proportion that the aggregate number of Chargers Installed during that Earn-Out Year and any preceding Earn-Out Years bears to the Cumulative Installation Target for that Earn-Out Year (expressed as a percentage);

“Cumulative Installation Target” means in relation to an Earn-Out Year, the figure set out against the relevant Earn-Out Year in row 4 of the table set out in paragraph 1.6 of Part B of this Schedule 10;

“Cumulative Period” means:

(a)	in relation to Earn-out Year 2, Earn-out Year 1 and Earn-Out Year 2; and

(b)	in relation to Earn-out Year 3, each of Earn-out Year 1, Earn-Out Year 2 and Earn-out Year 3;

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“Cumulative Period Earn-out Consideration Amount” means:

(a)	in relation to Earn-out Year 2, the aggregate Earn-out Consideration Amount paid in relation to Earn-out Year 1 and Earn-Out Year 2 prior to calculating the Recalculated Earn-Out Consideration Amount for Earn-Out Year 2; and

(b)	in relation to Earn-out Year 3, the aggregate Earn-out Consideration Amount paid in relation to Earn-out Year 1, Earn-out Year 2 and Earn-Out Year 3 prior to calculating the Recalculated Earn-Out Consideration Amount for Earn-Out Year 3 but including any adjustments made in accordance with paragraphs 1.3 and 1.4 of Part B of this Schedule 10 in respect on the Recalculated Earn-Out Consideration Amount for Earn-Out Year 2);

“Cumulative Revenue Percentage” means in relation to an Earn-Out Year, the proportion that the aggregate of the Revenue for that Earn-Out Year and any preceding Earn-Out Years bears to the Cumulative Revenue Target for that Earn-Out Year (expressed as a percentage);

“Cumulative Revenue Target” means in relation to an Earn-Out Year, the figure set out against the relevant Earn-Out Year in row 2 of the table set out in paragraph 1.1 of Part B of this Schedule 10;

“Draft Earn-Out Statement” has the meaning given in paragraph 4.1 of Part C of this Schedule 10;

“Earn-Out Accounting Standards” means FRS 102 together with all other generally accepted accounting principles, policies and practices applied in the UK, as in force at the date of preparation of the Draft Earn-Out Statement;

“Earn-Out Consideration Amount” means the amount of Earn-out Consideration owing to the Sellers in relation to an Earn-out Year as calculated in accordance with paragraph 1 of Part B (including any adjustment made in accordance with paragraphs 1.3,1.4 and 1.5 of Part B) and Part C of this Schedule 10 and to be satisfied by the issued of Earn-Out Consideration Shares to the Sellers in their Respective Proportions in accordance with paragraph 2 of Part B of this Schedule 10;

“Earn-Out Dispute Resolution Period” has the meaning given in paragraph 4.6 of Part C of this Schedule 10;

“Earn-Out Disputed Items” has the meaning given in paragraph 4.6 of Part C of this Schedule 10;

“Earn-Out Disputed Items Notice” has the meaning given in paragraph 4.5 of Part C of this Schedule 10;

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“Earn-Out Period” means the period commencing at the start of Earn-Out Year 1 and ending at the end of Earn-Out Year 3;

“Earn-Out Response Notice” has the meaning given in paragraph 4.2 of Part C of this Schedule 10;

“Earn-Out Response Period” has the meaning given in paragraph 4.2 of Part C of this Schedule 10;

“Earn-Out Specific Accounting Treatments” has the meaning given in paragraph 3.1(a) of Part C of this Schedule 10;

“Earn-Out Statement Information” has the meaning given in paragraph 5.1 Part C of this Schedule 10;

“Earn-Out Year” means each or all (as the context may require) of Earn-Out Year 1, Earn-Out Year 2, Earn-Out Year 3;

“Earn-Out Year 1” means the period commencing on the 1 January 2022 and ending on the last day of the twelfth month following such date;

“Earn-Out Year 2” means the period commencing on the day after the expiry of Earn-Out Year 1 and ending on the last day of the twelfth month following such date;

“Earn-Out Year 3” means the period commencing on the day after the expiry of Earn-Out Year 2 and ending on the last day of the twelfth month following such date;

“Expert” means an individual with suitable experience in dealing with such types of dispute at a firm of chartered accountants in the United Kingdom (who and which are independent of the parties):

(c)	agreed by the Buyer and the Sellers’ Representative in writing; or

(d)	in default of agreement within ten Business Days of the date of either the Buyer or the Sellers’ Representative serving on the other details of their suggested Expert or Experts, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the joint application of both the Buyer and the Sellers’ Representative;

“Existing Earn-Out Accounting Principles” has the meaning given in paragraph 3.1(b) of Part C of this Schedule 10;

“Initial Earn-Out Submission” has the meaning given in paragraph 2.4 of Part B of this Schedule 10;

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“Installation Percentage” means in relation to an Earn-Out Year, the proportion that the number of Chargers Installed during that Earn-Out Year bears to the Installation Target for the Earn-Out Year (expressed as a percentage);

“Installed” in relation to electric vehicle chargers means the date on which such electric vehicle charger becomes fully operational and is integrated with the Company’s back office systems such that it is capable of use by end users;

“Installation Target” means in relation to an Earn-Out Year, the figure set out against the relevant Earn-Out Year in row 3 of the table set out in paragraph 2.2 of Part B of this Schedule 10;

“Investment Projects” means expenditure undertaken by the Buyer’s Group (including the Group) to fund CaaS or EB projects funded from within its own balance sheet;

“Jenny Smith Bonus Amount” means the amount calculated in accordance with paragraph 1.5(a) of Part B of this Schedule 10; and

“Management Sellers” means Alex Calnan and Jenny Smith;

“Maximum Cumulative Earn-Out Amount” means in relation to an Earn-Out Year, the figure set out against the relevant Earn-Out Year in row 6 of the table set out in paragraph 1.2 of Part B of this Schedule 10;

“Maximum Earn-Out Amount” means in relation to an Earn-Out Year, the figure set out against the relevant Earn-Out Year in row 5 of the table set out in paragraph 1.2 of Part B of this Schedule 10;

“Payment Date” means in relation to an Earn-Out Year, the date falling 20 Business Days after the date on which the Earn-Out Consideration Amount for that Earn-Out Year is agreed, deemed to be agreed or determined in accordance with Part C of this Schedule 10;

“Pre-Bonus Adjustment Earn-Out Amount” means the amount of Earn-out Consideration owing to the Sellers in relation to an Earn-out Year as calculated in accordance with paragraph 1 of Part B (including any adjustment made in accordance with paragraphs 1.3 and 1.4 of Part B, but excluding any adjustment made in accordance with paragraph 1.5 of Part B) and Part C of this Schedule 10;

“Recalculated Earn-out Amount” has the meaning given in paragraph 1.3 of Part B of this Schedule 10;

“Revenue” means in relation to an Earn-Out Year, the gross revenues of the Group calculated in accordance with paragraph 3 of Part C of this Schedule 10;

“Revenue Percentage” means in relation to an Earn-Out Year, the proportion that the Revenue for that Earn-Out Year bears to the Revenue Target for such Earn-Out Year (expressed as a percentage); and

“Revenue Target” means in relation to an Earn-Out Year, the figure set out against the relevant Earn-Out Year in row 1 of the table set out in paragraph 2.2 of Part B of this Schedule 10;

“Simon Blagden Bonus Amount” means the amount calculated in accordance with paragraph 1.5(b) of Part B of this Schedule 10; and

“Third Party Funded CaaS Projects” means projects funded or delivered in partnership by/with any party outside of the Buyer’s Group under the Charging as a Service (CaaS) funding model, which is outlined within the document titled “Project Xenon – Information Memorandum Sep 2021”, a copy which is included in the Data Room at 20.8.1.

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Part B

Earn-Out Payments

1	EARN-OUT cONSIDERATION AMOUNTS

1.1	Subject to paragraphs 1.2, 1.3 and 1.4 below, the Earn-Out Consideration Amount for each Earn-Out Year shall calculated as follows:

A = (B x C)

Where:

A = the Earn-Out Consideration Amount for the relevant Earn-Out Year

B = the Maximum Earn-Out Amount for the relevant Earn-Out Year

C = the higher of (i) the Installation Percentage and (ii) the Revenue Percentage for the relevant Earn-Out Year

1.2	Subject to paragraph 1.3 below, the Earn-Out Consideration Amount in relation to a given Earn-Out Year shall be nil in the event that the Installation Percentage or the Revenue Percentage for that Earn-Out Year is less than 80%.

1.3	The Draft Earn-Out Statements for Earn-out Year 2 and Earn-out Year 3 shall include the Buyer’s assessment of whether or not the Earn-out Consideration Amount which the Sellers would have received in the Cumulative Period had the Cumulative Installation Percentage and the Cumulative Revenue Percentage relative to the Maximum Cumulative Earn-our Amount for that Earn-Out Year been used to calculate the Earn-out Consideration Amount (the “Recalculated Earn-out Consideration Amount”). For the avoidance of doubt and in respect of paragraph 1.1 above, the Cumulative Installation Percentage, the Cumulative Revenue Percentage and Maximum Cumulative Earn-Out shall replace the Installation Percentage, Revenue Percentage and Maximum Earn-Out Amount respectively when calculating the Recalculated Earn-out Consideration Amount.

1.4	If the Recalculated Earn-out Consideration Amount is greater than the Prior Period Earn-out Consideration Amount, an amount equal to the difference shall be added to the Earn-out Consideration Amount otherwise payable to the Sellers in relation to Earn-out Year 2 or Earn-out Year 3 (as applicable).

1.5	There shall be deducted from the Earn-Out Consideration Amount in respect of that Earn-Out Year an amount equal to the Jenny Smith Bonus Amount and an amount equal to the Simon Blagden Bonus Amount, each of which shall be calculated as follows:

(a)	The Jenny Smith Bonus Amount shall be calculated as:

B + C

Where:

A = 0.60% of the Pre-Bonus Adjustment Earn-Out Amount
B = A multiplied by 1.25
C = the amount of employer’s NICs chargeable and any other Tax payable by the Company (if any) on or in relation to B on the relevant Payment Date

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(b)	The Simon Blagden Bonus Amount shall be calculated as follows:

B + C

Where:

A = 0.40% of the Pre-Bonus Adjustment Earn-Out Amount
B = A multiplied by 1.25
C = the amount of employer’s NICs chargeable and any other Tax payable by the Company (if any) on or in relation to B on the relevant Payment Date

1.6	For the purposes of the relevant definitions set out in Part A of this Schedule 10 and the calculation referred to in paragraph 1.1 above, the following figures shall be used:

		Earn-out Year 1	Earn-out Year 2	Earn-out Year 3
1	Revenue Target (£)	12,909,865.40	18,835,641.41	25,950,795.43
2	Cumulative Revenue Target (£)	12,909,865.40	31,745,506.82	57,696,302.25
3	Installation Target	973.00	1,111.00	1,243.00
4	Cumulative Installation Target	973.00	2,084.00	3,327.00
5	Maximum Earn-Out Amount (£)	1,666,667	1,666,667	1,666,667
6	Maximum Cumulative Earn-Out Amount (£)	1,666,667	3,333,333	5,000,000

1.7	For the avoidance of doubt, the maximum Earn-Out Consideration Amount payable for each Earn-Out Year shall in no circumstances exceed the Maximum Cumulative Earn-Out Amount for such Earn-Out Year and aggregate of all Earn-Out Consideration Amounts during the Earn-Out Period shall in no circumstances exceed £5,000,000.

1.8	Worked examples of the calculations referred to in this paragraph 1 of Part B of this Schedule 10 are included in Part F of this Schedule 10.

2	EARN-OUT CONSIDERATION SHARES AND BONUS PAYMENTS

2.1	In satisfaction of the obligation to pay the Earn-Out Consideration Amount to the Sellers, subject to the Sellers complying with the Transfer Requirements, on each Payment Date, Blink will issue such number of Earn-Out Consideration Shares as calculated in accordance with paragraph 2.2 to the Sellers in their Respective Proportions.

2.2	The aggregate number of Earn-Out Consideration Shares to be issued by Blink to the Sellers will be calculated as follows:

A = B / C

Where:

A = the number of Earn-Out Consideration Shares to be issued to the Sellers in respect of the relevant Earn-Out Year on the relevant Payment Date

B = the Earn-Out Consideration Amount for the relevant Earn-Out Year

C = the dollar volume-weighted average price for Blink common stock on the Nasdaq Capital Market during the 30 consecutive trading days prior to the Payment Date (for each day, beginning at 9:30:01 a.m., Eastern time, and ending at 4:00:00 p.m., Eastern time).

2.3	For the purposes of this paragraph 2, the parties shall apply the GBP/USD Exchange Rate on the date immediately prior to the Payment Date.

2.4	At the same time as Earn-Out Consideration Shares are issued to the Sellers in accordance with this paragraph 2, the Buyer shall procure that the Company pays, as a bonus via the Company payroll:

(a)	to Jenny Smith, an amount equal to the Jenny Smith Bonus Amount; and

(b)	to Simon Blagden, an amount equal to the Simon Blagden Bonus Amount;

after having deducted and paid the applicable employer’s NICs in each case.

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Part C

Preparation of Earn-Out Statements

3	Basis of Preparation of EARN OUT STATEMENTS

3.1	The Draft Earn-Out Statements shall be prepared in accordance with the following:

(a)	using the specific accounting policies, principles, estimation techniques, measurement bases, treatments, practices, procedures and rules set out below:

	(i)	25% of any Blink Originated Revenue arising during an Earn-Out Year shall be counted as Revenue;

	(ii)	Revenue arising from Third Party Funded CaaS Projects during an Earn-Out Year shall be counted as Revenue;

	(iii)	any revenues associated with Projects in relation to pricing which is lower than the pricing set out in the Agreed Pricing List is adopted, shall not be treated as Revenue for the purposes of this Schedule 10; and

	(iv)	save as agreed with the consent of the Buyer in accordance with paragraph 3 of Part E of this Schedule 10, expenditure relating to Investment Projects during an Earn-out Year shall not be treated as Revenue;

(the “Earn-Out Specific Accounting Treatments”); and

(b)	to the extent not covered by sub-paragraphs 3.1(a) above, using the accounting standard applied by the Company in preparing the financial statements of the Group for the period ending 31 December 2021 (the “Existing Earn-Out Accounting Principles”); and

(c)	to the extent not covered by sub-paragraphs 3.1(a) or 3.1(b) above, using the Earn-Out Accounting Standards.

3.2	In the event of any conflict or inconsistency between the Earn-Out Specific Accounting Treatments, the Existing Earn-Out Accounting Principles and the Earn-Out Accounting Standards, save to the extent that the Existing Earn-Out Accounting Principles are determined by the auditors of the Company to be in breach of the Earn-Out Accounting Standards, they shall be applied in the order of priority set out in paragraph 3.1 above, with the Earn-Out Specific Accounting Treatments taking precedence over the, Existing Earn-Out Accounting Principles and the Existing Earn-out Accounting Principles taking precedence over the Earn-Out Accounting Standards.

4	Determination of the earn-out

4.1	The Buyer shall, within 40 Business Days following the end of the relevant Earn-Out Year send to the Sellers’ Representative a statement (the “Draft Earn-Out Statement”) stating, in each case for the relevant Earn-Out Year:

	(a)	the Revenue, the Revenue Percentage and Cumulative Revenue Percentage;

	(b)	the Chargers Installed, the Installation Percentage and the Cumulative Installation Percentage; and

	(c)	the Earn-Out Consideration Amount (including any adjustments to be made in accordance with paragraphs 1.3 and 1.4 of Part B)

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4.2	Within 20 Business Days of receipt of the Draft Earn-Out Statement (the “Earn-Out Response Period”), the Sellers’ Representative shall give notice to the Buyer (the “Earn-Out Response Notice”) stating whether or not the Sellers agree with the Draft Earn-Out Statement.

4.3	If the Earn-Out Response Notice is given within the Earn-Out Response Period and states that the Sellers agree with the Draft Earn-Out Statement, then the Draft Earn-Out Statement shall constitute the Earn-Out Statement.

4.4	If the Sellers’ Representative does not give an Earn-Out Response Notice to the Buyer within the Earn-Out Response Period, then the Draft Earn-Out Statement shall constitute the Earn-Out Statement.

4.5	If an Earn-Out Response Notice is given within the Earn-Out Response Period and states that the Sellers disagree with the Draft Earn-Out Statement, then the Earn-Out Response Notice (the “Earn-Out Disputed Items Notice”) shall also state:

	(a)	which item or items of the Draft Earn-Out Statement are disputed;

	(b)	the reasons for such dispute making specific reference to the provisions of this Schedule 10 which the Sellers assert have not been followed in the preparation of the Draft Earn-Out Statement; and

	(c)	details (including quantum) of the Sellers’ proposed adjustments to the Draft Earn-Out Statement.

4.6	If the Earn-Out Disputed Items Notice is given within the Earn-Out Response Period, then:

	(a)	only those items detailed as disputed in the Earn-Out Disputed Items Notice (the “Earn-Out Disputed Items”) shall be treated as being in dispute, and the Buyer and Sellers shall be deemed to have agreed all other items in the Draft Earn-Out Statement;

	(b)	the Buyer and the Sellers’ Representative shall use reasonable endeavours to agree the Earn-Out Disputed Items;

	(c)	if the Buyer and Sellers’ Representative reach agreement on all the Earn-Out Disputed Items within 20 Business Days of receipt of the Earn-Out Disputed Items Notice (or such longer period agreed in writing by the Buyer and Sellers’ Representative) (the “Earn-Out Dispute Resolution Period”), the Buyer and the Sellers’ Representative shall promptly sign a joint statement which:

		(i)	appends a copy of the Draft Earn-Out Statement adjusted to reflect all the Earn-Out Disputed Items as so agreed; and

		(ii)	confirms that such adjusted statement constitutes the Earn-Out Statement;

	(d)	if within the Earn-Out Dispute Resolution Period the Buyer and the Sellers’ Representative have not agreed all the Earn-Out Disputed Items in accordance with paragraph 4.6(c) above:

		(i)	the Buyer and the Sellers’ Representative shall promptly sign a joint statement which:

			(A)	sets out the Earn-Out Disputed Items (if any) which have been agreed between them; and

			(B)	appends a copy of the Draft Earn-Out Statement adjusted by the Buyer to reflect the Earn-Out Disputed Items (if any) which have been so agreed; and

		(ii)	the remaining Earn-Out Disputed Items only shall be referred for determination by an Expert in accordance with Part B of this Schedule 10 on the written request of either the Buyer or the Sellers’ Representative; and

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	(e)	if the Buyer and the Sellers’ Representative refer the Earn-Out Disputed Items to an Expert in accordance with paragraph 4.6(d) above, then the Draft Earn-Out Statement adjusted to reflect:

(i) the Earn-Out Disputed Items (if any) that are agreed between the Buyer and the Sellers’ Representative in writing (whether in accordance with paragraph 4.6(d)(i) above or subsequently); and

(ii) the Expert’s final and binding determination (in the absence of fraud or manifest error) made pursuant to Part B of this Schedule 10,

shall constitute the Earn-Out Statement.

5	Records and Access

5.1	Until the agreement, deemed agreement or determination of the final Earn-Out Statement, the Buyer shall:

	(a)	retain any relevant records, documents and information within its possession or control (which, for the avoidance of doubt, shall not include auditors’ working papers) relating to the earnings, interest, depreciation and amortisation and other matters which are the subject of an Earn-Out Statement (the “Earn-Out Statement Information”); and

	(b)	provide to the Sellers’ Representative such reasonable access to their Earn-Out Statement Information (except any document and/or information that was prepared by another party or their advisers with a view to assessing the merits of any argument on any Earn-Out Disputed Item or that is otherwise legally privileged), as is reasonably required by the other to review, agree or otherwise determine an Earn-Out Statement.

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Part D

Expert

1	Appointment of Expert

1.1	Each of the Buyer and the Sellers agrees to:

(a)	use their reasonable endeavours to appoint an Expert expeditiously following a written request to do so from the other and to agree the terms of engagement for the Expert as soon as reasonably practicable following the Expert’s selection or nomination; and

(b)	not unreasonably (having regard to the provisions of this Part B) refuse their agreement to any terms of engagement proposed by the Expert (which may include a limitation on liability at a level consistent with market practice at the relevant time) or the other party.

1.2	Without prejudice to paragraph 1.2, if the Buyer and the Sellers’ Representative fail to agree on an expert and their terms of appointment within ten Business Days of either the Buyer or the Sellers’ Representative serving on the other details of its suggested expert or experts, then at the request of either the Buyer or the Sellers’ Representative, the Buyer and the Sellers’ Representative shall make a joint application requesting the President of the Institute of Chartered Accountants in England and Wales to nominate the Expert under the President’s Nomination Scheme.

2	Procedure

2.1	Within fifteen Business Days of the appointment of the Expert, the Buyer shall provide the Expert with the following:

(a)	a copy of the Draft Earn-Out Statement adjusted to reflect the Earn-Out Disputed Items (if any) then agreed between the Buyer and the Sellers (acting by the Sellers Representative) in writing (the “Adjusted Draft Earn-Out Statement”);

(b)	a written statement of the Earn-Out Disputed Items which remain unresolved between the Buyer and the Sellers and which are being referred to the Expert for determination; and

(c)	its written submission in relation to each such Earn-Out Disputed Item and the adjustments (if any) it proposes to the Adjusted Draft Earn-Out Statement.

2.2	Within fifteen Business Days of the appointment of the Expert, the Sellers’ Representative shall provide the Expert with their written submission in relation to each of the Earn-Out Disputed Items which remain unresolved between the Buyer and the Sellers and which are being referred to the Expert for determination and the adjustments (if any) they propose to the Adjusted Draft Earn-Out Statement.

2.3	The Buyer and the Sellers’ Representative shall each supply the other with a copy of any statement, submission, document or other information provided by them or on their behalf to the Expert pursuant to this Schedule 10 at the same time as it is provided to the Expert.

2.4	Within 10 Business Days of the date on which the Expert receives written submissions from the Sellers’ Representative and the Buyer in accordance with paragraph 2.1 or paragraph 2.2 above (each an “Initial Earn-Out Submission”), each of the Sellers’ Representative and the Buyer shall be entitled to provide the Expert with a further written submission commenting on the Initial Earn-Out Submission made by the other party.

2.5	Each of the Buyer and the Sellers shall provide (or, to the extent they are reasonably able, procure that others provide) the Expert with such documents, information and assistance (including the right to inspect the Earn-Out Statement Information) as the Expert reasonably requires for the purpose of making their determination.

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2.6	All matters relating to any determination under this Part B shall be kept confidential by the parties and the Expert.

2.7	To the extent not provided for in this Part B the Expert shall determine the procedure to be followed in making their determination and shall be entitled to obtain such independent legal or other professional advice as they may reasonably require in making their determination.

3	Role of Expert

3.1	The Expert shall be instructed to:

(a)	determine on the basis of all information, documents and material before the Expert what adjustments (if any) are in their opinion necessary to the amounts shown by the Adjusted Draft Earn-Out Statement in respect of each of the Earn-Out Disputed Items referred to the Expert in order to comply with the provisions of this Schedule 10 and this Agreement;

(b)	act as an expert and not as an arbitrator; and

(c)	notify the Buyer and the Sellers’ Representative of their determination in writing as soon as practicable and in any event within 45 Business Days of their appointment.

3.2	Any nomination fee and the Expert’s fees and expenses (including any fees and expenses of any professional advisers appointed by the Expert) shall be borne as determined by the Expert (having regard to the merits of the parties’ submissions), failing which, borne by the Buyer and the Sellers equally.

3.3	The Expert’s determination shall, in the absence of fraud or manifest error, be final and binding on the Buyer and the Sellers.

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Part E

Conduct during Earn-Out Period

1	CONDUCT DURING THE EARN-OUT PERIOD

The Buyer undertakes to the Sellers that during the Earn-Out Period it shall not (and shall procure that no other member of the Buyer’s Group shall) without the prior written consent of the Sellers’ Representative:

(a)	take or omit to take any action (or cause or permit anything to be done or omitted to be done by any other person) where the primary motivation for the commission of such act or omission is deliberately intended to decrease the amount of Earn-Out Consideration;

(b)	save where the resulting revenue comprises Blink Originated Revenue, it shall not (and shall procure that none of the Buyer’s subsidiaries shall) directly compete with the business of the Group, nor shall it separately develop any business that competes with the business of the Group in the United Kingdom;

(c)	save where the resulting revenue comprises Blink Originated Revenue, require the Group (or any employees employed by a member of the Group) to operate on or spend time and attention to projects or other business not contemplated by the Business Plan and which are primarily designed to generate revenue for the Buyer group (excluding the group);

(d)	it shall not sell, transfer or otherwise dispose of (i) a Controlling Interest in the Company or (ii) to the extent material in context of the Group (taken as a whole) any part of its business or assets or the business or assets of any Group Company, in each case to a third party or to another member within the Buyer’s Group;

(e)	it shall not change the nature of the business of the Company in any material respect;

(f)	in relation to the Management Sellers, none shall be involuntarily redeployed to another member of the Buyer’s Group;

(g)	it shall carry on the business of each Group Company in the ordinary and usual course and use its commercially reasonable endeavours so as to maintain it as a going concern;

(h)	it shall not initiate any procedure for the solvent winding-up of any Group Company nor shall it make an order, present a petition or convene a meeting or pass a resolution for the winding up of any Group Company unless it has reasonable grounds for doing so at a time when the relevant company has become insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and has stopped paying its debts as they fall due; and

(i)	save where such revenue comprises Blink Originated Revenue, to the extent that any such diversion or redirection would or would be likely to or was deliberately intended to reduce the amount of any Earn-Out Consideration, divert or redirect any material trading, business opportunities or revenues away from the Company.

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1.1	Save where the Sellers are in material breach of the terms of this agreement and/or in the event that the Company is, or the Board of the Directors of the Company have reasonably determined that it is, insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and that it has to stop paying its debts as they fall due, the Buyer undertakes to the Sellers that the Buyer provide additional funding to the Company in the amount of £1,000,000 within five Business Days of Completion.

1.2	Each of the Sellers severally undertakes to the Buyer that for so long as he is employed or engaged by the Company or any member of the Buyer’s Group during the Earn-Out Period, he shall not take or omit to take any action (or cause or permit anything to be done or omitted to be done by any other person) where the primary motivation for the commission of such act or omission is deliberately intended to artificially increase the amount of any Earn-Out Consideration.

1.3	For the avoidance of doubt, the provisions of this Part E of Schedule 10 shall not apply so as to prohibit or restrict the Buyer, the Company or any director of the Company from complying with applicable laws.

2	Agreed Pricing

2.1	During the Earn-out Period, the Sellers’ Representative shall, at such other intervals as the Buyer and the Sellers’ Representative shall agree and in any event within 15 Business Days of a written request from the Buyer, present to the Buyer a written proposal detailing the Company’s proposed pricing lists (in such form as is agreed between the Sellers’ Representative and the Buyer from time to time) (each such proposal being a “Pricing Proposal”).

2.2	Within 10 Business Days of receiving a Pricing Proposal, the Buyer (acting reasonably) shall discuss each Pricing Proposal with the Sellers’ Representative and indicate in writing whether or not such Pricing Proposal is acceptable to the Buyer or otherwise suggest amendments to the Pricing Proposal.

2.3	Once the Buyer has approved Pricing Proposal in writing, such Pricing Proposal (including any amendments required by the Buyer) shall be deemed to be the Agreed Pricing List.

2.4	Subject in each case to paragraph 3.2 below:

(a)	any revenues associated with Projects in relation to which the pricing agreed with the relevant counterparty is equal to or exceeds the pricing set out in the Agreed Pricing List, shall be treated as Revenue for the purposes of this Schedule 10; and

(b)	any revenues associated with Projects in relation which the pricing agreed with the relevant counterparty is lower than the pricing set out in the Agreed Pricing List, shall not be treated Revenue for the purposes of this Schedule 10.

3	Adjustment Committee

3.1	During the Earn-Out Period, a representative nominated by the Buyer and the Sellers’ Representative shall meet every six months or at such other intervals as the Buyer and the Sellers’ Representative shall agree in order to discuss:

(a)	if the Buyer elects to undertake a material number of Investment Projects which are not contemplated in the Business Plan, the treatment of a portion of the expenditure relating to such Investment Projects as Revenue for the purposes of this Schedule 10 (provided always that no more than 5% of the capital expenditure associated with any Investment Project shall be so treated as Revenue) (a “Revenue Adjustment”); and

(b)	if the Buyer elects to undertake a material number of projects with prices that are lower than those set out in the Agreed Pricing List, the treatment of revenues associated with such Projects as Revenue (a “Pricing Adjustment”).

3.2	If the Sellers’ Representative wishes to propose any Revenue Adjustment or Pricing Adjustment, the Sellers’ Representative will provide written notice of the same to the Buyer. The Buyer shall consider any such proposal and, if the Buyer (acting in its sole discretion) provides written consent to any such proposed Revenue Adjustment or Pricing Adjustment, the provisions of this Schedule 10 shall be amended accordingly.

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Part F

Example Earn-Out Calculations

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153

154

Schedule 11

Permitted Leakage

For the purposes of this Agreement, “Permitted Leakage” means any of the following payments:

1	any payments made (or to be made) by the Company or any of the Subsidiaries, the amounts of which have been specifically provided for in the Locked Box Accounts;

2	any payments in respect of salaries, directors’ fees, pension contributions, reimbursement of expenses or bonuses made to, or in respect of services provided by, employees, workers, directors, officers or consultants of the Company or any of the Subsidiaries which are made (or to be made) by the Company or any of the Subsidiaries in the ordinary course of business, consistent with past practice and in accordance, where relevant, with the terms of the related employment or service contract and/or any related Tax;

3	any payments made (or to be made) by the Company or any of the Subsidiaries in the amounts specifically detailed in the Payments for SPA schedule included within the EV to Equity Bridge;

4	any payments made (or to be made) by the Company or any of the Subsidiaries, in the amounts specifically provided for within the Leakage items of the EV to Equity Bridge;

5	in respect of the payment by the Group of one off bonuses to certain Employees in the amounts provided for within the EV to Equity bridge section of the EV to Equity;

6	payment of any premiums relating to insurance relating to medical, death in service, D&O or employer liability for a maximum total amount of per calendar month £5,000; and;

7	payment of any Tax arising in respect of any matter included in Permitted Leakage above.

155

Schedule 12

BLINK CHARGING CO.

605 Lincoln Road, 5th Floor

Miami Beach, Florida 33139

__________   2022

To each of the persons whose names and addresses

are set out in Schedule 1 (the “Sellers”) to the Agreement

for the sale and purchase of Electric Blue Limited.

Re:	Lock-Up Agreement

Ladies and Gentlemen:

Pursuant to the terms of the Agreement for the sale and purchase of Electric Blue Limited (the “Agreement”), of even date herewith (the “Acquisition”), by and among each of the Sellers, Blink Holdings B.V., a limited liability company organized under the laws of Netherlands and wholly-owned subsidiary of Blink Charging Co. (the “Buyer”), and Blink Charging Co., a Nevada corporation (“Blink”), the undersigned Seller (the “Holder”) will be at the closing of the Acquisition the holder of __________ outstanding shares of common stock, par value $0.001 per share, of Blink (the “Completion Consideration Shares”), and have the right to receive additional shares of common stock of Blink based on achieving specified performance criteria in accordance with clause 5 and Schedule 10 of the Agreement (the “Earn-Out Consideration Shares” and, together with the Completion Consideration Shares, the “Consideration Shares”).

It is essential to the success of Blink that it can give comfort to current and potential investors that the public market for the Consideration Shares will not be disrupted by a substantial block of shares being sold in an inappropriate fashion. Blink believes that the execution of this lock-up agreement by the Holder would provide appropriate comfort.

By signing and returning this lock-up agreement, the undersigned Holder hereby agrees not to, directly or indirectly, offer, offer to sell, sell, contract to sell, grant any option, right or warrant to purchase, make any short sale of, enter into any swap or other arrangement with respect to the ownership of, pledge, hypothecate, lend or otherwise transfer, hedge or dispose of, any of the Consideration Shares beneficially owned by the Holder (or publicly announce an intention to do any of the foregoing), on or before the last day of the month that is at least six (6) months after the closing date of the Acquisition as to the Completion Consideration Shares and six (6) months after the issuance date of the Earn-Out Consideration Shares.

156

By signing and returning this lock-up agreement, the Holder further (i) represents and consents that he has full power and authority to enter into this lock-up agreement and that, upon request, the Holder will execute any additional documents necessary or desirable in connection with this lock-up agreement and its enforcement; and (ii) understand that this lock-up agreement is irrevocable by the Holder, all authority herein conferred by the Holder or agreed to be conferred by the Holder shall survive his death or incapacity, and any of the Holder’s obligations hereunder shall be binding on the Holder and his heirs, personal representatives, successors and assigns, unless otherwise agreed.

In order to enable the aforesaid covenant to be enforced, the Holder hereby consents to the placing of a legend and/or stop-transfer order with the transfer agent of the Consideration Shares with respect to any of the Consideration Shares registered in the Holder’s name or beneficially owned by him. Blink may waive in writing any provision of this lock-up agreement.

Accordingly, to evidence the Holder’s agreement to the terms hereof, please date and sign this lock-up agreement.

Acknowledged and Agreed

this ____day of                     2022:

Name of Holder:

Accepted:

BLINK CHARGING CO.

By:
Name:
Title:

157

Schedule 13

Options table

Optionholder	Amount of Shares	Option Exercise Amount (per share)	Option Tax Amount
Damien McGlue	195	£15	0
David Gee	240	£15	0
Matthew Bull	195	£15	£2,816.51
Tony Mazzone	390	£15	£5,633.01
Trevor Watt	240	£15	0

158

Schedule 14

Buyer and Blink warranties

Except as disclosed in the Public Disclosure Documents, the Buyer and Blink hereby jointly and severally represent and warrant to the Sellers as follows:

1.1	Organization; standing and power; Charter Documents; subsidiaries

	1.1.1	The Buyer is a limited liability company (besloten vennootschap) duly formed and validly existing under the laws of the Netherlands, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.

	1.1.2	Blink’s principal executive offices are located at 605 Lincoln Road, 5th Floor, Miami Beach, FL 33139-3024, USA. Blink is duly incorporated, validly existing and in good standing under the laws of the state of Nevada, USA. Blink’s common stock trades on The Nasdaq Capital Market. Blink has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.

	1.1.3	Blink is duly qualified or licensed to do business as a foreign corporation and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Blink Material Adverse Effect.

	1.1.4	The copies of the Charter Documents of Blink as most recently filed with the Public Disclosure Documents are true, correct and complete copies of such documents as in effect as of the date of this agreement. Blink has delivered or made available to the Sellers a true and correct copy of the Charter Documents of the Buyer. Neither Blink nor the Buyer is in violation of any of the provisions of its Charter Documents.

1.2	Capital structure

	1.2.1	The authorised share capital of Blink consists of 500,000,000 Common Shares, of which 42,588,328 Common Shares were issued and outstanding as fully paid and nonassessable as at the date of this agreement. Other than Common Shares which are reserved for issuance upon the exercise of outstanding stock options, Common Shares which are reserved for issuance upon the exercise of outstanding common share purchase warrants and unvested restricted Common Shares, there are no outstanding Convertible Securities as at the date hereof. At the Completion Date, Blink will have taken all necessary action to authorise the issuance of the Consideration Shares, and such shares will, at the time of issuance, be validly issued and fully paid and nonassessable shares in the capital of Blink.

	1.2.2	The issuance of the Consideration Shares will not be subject to pre-emptive or other similar rights of any security holder of Blink.

1.3	Authority; non-contravention; governmental consents; board approval

1.3.1	The Buyer and Blink each have all necessary corporate power, authority and capacity to enter into and perform their respective obligations under this agreement. The execution and delivery of this agreement and the completion of the transactions contemplated by this agreement have been duly authorised by all necessary corporate action on the part of the Buyer and Blink, as the case may be.

159

1.3.2	This agreement has been duly executed and delivered by the Buyer and Blink and constitutes a valid and binding obligation of each of the Buyer and Blink, enforceable against each of the Buyer and Blink in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally, and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

1.3.3	None of the execution and delivery of this agreement by each of the Buyer and Blink, the performance of the Buyer’s and Blink’s obligations under this agreement, or the completion by each of the Buyer and Blink of the transactions contemplated by this agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the Charter Documents of each of the Buyer and Blink or any agreement or other commitment to each of the Buyer and Blink is a party, or where the failure to obtain any consents contemplated by Section 1.3.4 below, in each case, would not reasonably be expected to have, individually or in the aggregate, a Blink Material Adverse Effect.

1.3.4	No authorisation, approval, Order, or consent of, or filing with, any legislative, executive, judicial or administrative body (including, for greater certainty, any ministry) or Person having jurisdiction in the relevant circumstances (“Governmental Authority”) is required on the part of each of the Buyer and Blink in connection with the execution, delivery and performance of this agreement or any other documents and agreements to be delivered under this agreement other than: (i) such Consents as may be required under applicable state securities or “blue sky” laws and the securities laws of any non-United States country or the rules and regulations of the Nasdaq; and (ii) and such other consents that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Blink Material Adverse Effect.

1.3.5	Board Approval

1.3.5.1	The Blink board of directors by resolutions duly adopted by a vote at a meeting of all directors of Blink duly called and held and, not subsequently rescinded or modified in any way, has approved and declared advisable this agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this agreement, including the Blink Stock Issuance, upon the terms and subject to the conditions set forth herein.

1.3.5.2	The Buyer board of directors by resolutions duly adopted by a vote at a meeting of all directors of Buyer duly called and held and, not subsequently rescinded or modified in any way, has approved and declared advisable this agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this agreement upon the terms and subject to the conditions set forth herein.

1.4	SEC filings; financial statements; undisclosed liabilities

1.4.1	The Common Shares are listed for trading on Nasdaq, and no Order having the effect of suspending the sale or ceasing the trading of such shares has been issued by any securities regulatory authority or Nasdaq.

160

1.4.2	Blink is in compliance in all material respects with corporate laws and its continuous disclosure obligations under applicable laws and at the time Public Disclosure Documents were filed, do not contain any misrepresentations and no material facts have been omitted therefrom which would make such information materially misleading.

1.4.3	Issuance of Consideration Shares

1.4.3.1	Assuming the accuracy of the respective representations and warranties of the Sellers and the Buyer set forth in the agreement and the compliance with their respective agreements set forth therein, the issuance by Blink of the Consideration Shares to the Sellers will be exempt from the registration requirements of applicable securities laws.

1.4.3.2	Neither Blink nor any of its affiliates (as defined in Rule 501 under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) in connection with the offering of the Consideration Shares and it has complied and will comply with the offering restrictions requirement of Regulation S.

1.4.4	Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Public Disclosure Documents was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Blink and its consolidated subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

1.4.5	Blink is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

1.4.6	Since the date of the Blink Balance Sheet, there has not been or occurred any Blink Material Adverse Effect.

1.5	Neither Blink, the Buyer, nor any of their respective affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this agreement or any transaction contemplated hereby for which the Company or Sellers would be liable in connection the transactions contemplated by this agreement.

1.6	The Buyer: (a) has engaged in no business activities other than those related to the transactions contemplated by this agreement; and (b) is a direct, wholly owned subsidiary of Blink.

161

1.7	In this Schedule 14, unless the context otherwise requires:

Blink Balance Sheet	means the audited balance sheet of Blink dated as of December 31, 2021 contained in the Public Disclosure Documents filed prior to the date hereof.

Blink Material Adverse Effect

means any effect that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Blink and its subsidiaries, taken as a whole; or (b) the ability of Blink to timely perform its obligations under this agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Blink Material Adverse Effect shall not be deemed to include any effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the pendency of the transactions contemplated by this agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the pendency of this agreement; (iii) any changes in applicable law or generally accepted accounting principles or other applicable accounting standards; (iv) any outbreak or escalation of war or any act of terrorism; (v) natural disasters, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus); (vi) general conditions in the industry in which Blink and its subsidiaries operate; (vii) any failure, in and of itself, by Blink to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Blink Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Blink’s securities (it being understood that any effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Blink Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the agreement or actions or omissions taken with the Sellers’ consent; provided further, however, that any effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Blink Material Adverse Effect has occurred or would reasonably be expected to occur if it has a materially disproportionate effect on Blink and its subsidiaries, taken as a whole, compared to other participants in the industries in which Blink and its subsidiaries conduct their businesses.

Charter Documents

means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

Convertible Securities

means any security convertible, exchangeable or exercisable for or into, with or without consideration, Common Shares or other equity or voting securities of Blink, including any convertible debt securities, warrants, options or other rights issued by Blink.

Common Shares	means the shares of common stock of Blink.

Order	means any outstanding judgment, order, decree, arbitration award, or decision of any court, tribunal, arbitrator, or Governmental Authority.

Person

includes a natural person, a firm, a corporation, partnership, limited partnership, joint venture, association, trust, government and any other form of incorporated or unincorporated organization or entity of any nature whatsoever.

Public Disclosure Documents

means, collectively, all of the documents filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC from December 31, 2021 to the Completion Date.

Regulation S	means Regulation S under the Securities Act.

Securities Act	means the US Securities Act of 1933.

162

EXECUTED as a DEED by BLINK	)	Signature in the name of the company
HOLDINGS B.V., a company incorporated	)	BLINK HOLDINGS B.V.
in Netherlands, acting by
)
MIKO DE HAAN	)	/s/ Miko De Haan
)
and	)
	)	/s/ Michael D. Farkas
Michael D. Farkas
)
who, in accordance with the laws of	)	Signature of authorised signatories
that territory, are acting under the authority of the	)
company.	)

EXECUTED as a DEED by BLINK	)	Signature in the name of the company
CHARGING CO. acting by	)	BLINK CHARGING CO.
)
Michael D. Farkas
	)	/s/ Michael D. Farkas
who, in accordance with the laws of that	)
territory, are acting under the authority of the	)
company.	)	Signature of authorised signatory
)
)
)
)

163

Signed as a deed by ALEXANDER JAMES	)
CALNAN	)

In the presence of:	)	/s/ Alexander James Calnan
Alexander James Calnan
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
)
Occupation of Witness:	)

Signed as a deed by MARK DAVID CALNAN	)

In the presence of:	)	/s/ Mark David Calnon
	)	Mark David Calnan
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

164

Signed as a deed by PAUL VINCENT WALSH	)

In the presence of:	)	/s/ Paul Vincent Walsh
	)	Paul Vincent Walsh
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by LEO BEDFORD	)

In the presence of:	)	/s/ Leo Bedford
	)	Leo Bedford
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

165

Signed as a deed by TIMOTHY TAYLOR	)

In the presence of:	)	/s/ Tim Taylor
	)	Timothy Taylor
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

166

Signed as a deed by KAREN TAYLOR	)

In the presence of:	)	/s/ Karen Taylor
	)	Karen Taylor
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by PETER DAVID CALNAN	)

In the presence of:	)	/s/ Peter David Calnan
	)	Peter David Calnan
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

167

Signed as a deed by DAVID PATRICK HOUTEN	)

In the presence of:	)	/s/ David Patrick Houten
	)	David Patrick Houten
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by DIANE HOUTEN	)

In the presence of:	)	/s/ Diane Houten
	)	Diane Houten
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

168

Signed as a deed by ANDREW GEORGE SCARLETT	)

In the presence of:	)	/s/ Andrew George Scarlett
	)	Andrew George Scarlett
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by LINDSAY JANE SCARLETT	)

In the presence of:	)	/s/ Lindsay Jane Scarlett
	)	Lindsay Jane Scarlett
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

169

Signed as a deed by IAIN GANNON	)

In the presence of:	)	/s/ Iain Gannon
	)	Iain Gannon
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by KEVIN STRINGER	)

In the presence of:	)	/s/ Kevin Stinger
	)	Kevin Stringer
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

170

Signed as a deed by JOSS SOULIE-MANSANNE	)

In the presence of:	)	/s/ Joss Soulie-Mansanne
	)	Joss Soulie-Mansanne
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by DAMIEN McGLUE	)

In the presence of:	)	/s/ Damien McGlue
	)	Damien McGlue
)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

171

Signed as a deed by KENYA MATSUMOTO	)

In the presence of:	)	/s/ Kenya Matsumoto
	)	Kenya Matsumoto

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by KIERAN GALLAGHER	)

In the presence of:	)	/s/ Kieran Gallagher
	)	Kieran Gallagher

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

172

Signed as a deed by SAMEER KHATRI	)

In the presence of:	)	/s/ Sameer Khatri
	)	Sameer Khatri

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by DAVID HARRISON	)

In the presence of:	)	/s/ David Harrison
	)	David Harrison

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

173

Signed as a deed by FRED WALLET	)

In the presence of:	)	/s/ Fred Wallet
	)	Fred Wallet

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by SAMUEL NORMAN	)

In the presence of:	)	/s/ Samuel Norman
	)	Samuel Norman

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

174

Signed as a deed by DAVID PALMER	)

In the presence of:	)	/s/ David Palmer
	)	David Palmer

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by DAVID GEE	)

In the presence of:	)	/s/ David Gee
	)	David Gee

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

175

Signed as a deed by MATTHEW BULL	)

In the presence of:	)	/s/ Matthew Bull
	)	Matthew Bull

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by TONY MAZZONE	)

In the presence of:	)	/s/ Tony Mazzone
	)	Tony Mazzone

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

176

Signed as a deed by TREVOR WATT	)

In the presence of:	)	/s/ Trevor Watt
	)	Trevor Watt

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

Signed as a deed by JENNIFER SMITH	)

In the presence of:	)	/s/ Alexander James Calnan
	)	Alexander James Calnan

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
Occupation of Witness:	)
)

177

Signed as a deed by HARD YARDS GLOBAL	)
LIMITED, acting by Samuel Norman, a director:	)

In the presence of:	)	/s/ Samuel Norman
Director

)
Witness signature	)

Name of Witness:	)
)
Address of Witness:	)
)
)
)
Occupation of Witness:	)

178